UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Ancestry.com Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $212,019.00 was determined by multiplying 0.0001364 by the aggregate merger consideration of $1,554,391,459. The aggregate merger consideration was calculated by multiplying the 43,237,883 outstanding shares of common stock and the 1,917,846 outstanding restricted stock units to be acquired pursuant to the merger by the per share merger consideration of $32.00, and adding the foregoing sum to (i) $330,000 (the amount of stock-based compensation that may be issued prior to the closing of the merger) and (ii) the product obtained by multiplying 5,162,240, representing the number of outstanding employee stock options, by $21.13, representing the per share merger consideration of $32.00 less the $10.87 weighted average exercise price of the outstanding employee stock options.

(4)	Proposed maximum aggregate value of transaction: $1,554,391,459

(5)	Total fee paid: $212,019.00

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed: November 30, 2012

360 West 4800 North

Provo, Utah 84604

Telephone: (801) 705-7000

November 30, 2012

Dear Ancestry.com Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Ancestry.com Inc., a Delaware corporation (“Ancestry.com,” the “Company,” “we,” “our” or “us”) which we will hold at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601, on December 27, 2012, at 8:30 a.m. Mountain Time.

At the special meeting, holders of our common stock, par value $0.001 per share (the “Common Stock”), will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of October 21, 2012, by and among the Company, Global Generations International Inc., a Delaware corporation (“Parent”), and Global Generations Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company and each share of Common Stock outstanding at the effective time of the merger (other than shares owned by the Company, Parent, Merger Sub and holders who have otherwise agreed with Parent or properly demanded and not withdrawn a demand for appraisal rights) will be canceled and converted into the right to receive $32.00, in cash, without interest.

The board of directors of the Company (the “Board”), with Mr. Timothy Sullivan, President and Chief Executive Officer of the Company, and members of the Board affiliated with Spectrum Equity Investors V, L.P. (together with its affiliated investment funds that own Common Stock, “Spectrum”), who are each reinvesting a portion of their equity interests in the Company in exchange for equity interests in Parent, abstaining, has unanimously approved the Merger Agreement and determined that the merger is fair, advisable, and in the best interests of the Company and its stockholders, including its unaffiliated stockholders. The Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. The Board unanimously (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

The enclosed proxy statement describes the Merger Agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the appendices, as it sets forth the details of the Merger Agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of Common Stock vote in favor of the adoption of the Merger Agreement. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares to be voted in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,

Timothy Sullivan
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated November 30, 2012

and is first being mailed to stockholders on or about November 30, 2012.

360 West 4800 North

Provo, Utah 84604

Telephone: (801) 705-7000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Ancestry.com Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Ancestry.com Inc. will be held at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo Utah 84601, at 8:30 a.m. Mountain Time on December 27, 2012, for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of October 21, 2012, by and among the Company, Global Generations International Inc., a Delaware corporation, and Global Generations Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent;

2.	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger;

3.	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

4.	to act upon other business as may properly come before the special meeting (provided the Company does not know, at a reasonable time before the special meeting, that such matters are to be presented at the meeting) or any adjournment or postponement thereof.

The holders of record of our common stock, par value $0.001 per share (“Common Stock”), at the close of business on November 30, 2012, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of Common Stock you own. The adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, require the affirmative vote of holders of a majority of the voting power present and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the Merger Agreement. However, failure to vote or submit your proxy will not affect the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

William C. Stern General Counsel and Corporate Secretary

Dated November 30, 2012

Provo, Utah

i

Annex A	Agreement and Plan of Merger	A-1
Annex B	Opinion of Qatalyst Partners LP	B-1
Annex C	Section 262 of the Delaware General Corporation Law	C-1

ii

SUMMARY TERM SHEET

This Summary Term Sheet discusses the material information contained in this proxy statement, including with respect to the Merger Agreement, as defined below, the merger and the other agreements entered into in connection with the merger. We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

The Parties to the Merger Agreement

Ancestry.com Inc.

Ancestry.com Inc., referred to as “Ancestry.com,” the “Company,” “we,” “our,” or “us,” is a Delaware corporation. Ancestry.com is the world’s largest online family history resource, with approximately 2.0 million paying subscribers around the world as of September 30, 2012. Ancestry.com has been a leader in the family history market for over 20 years and has helped pioneer the market for online family history research. The Company believes that most people have a fundamental desire to understand who they are and from where they came, and that anyone interested in discovering, preserving and sharing their family history is a potential user of Ancestry.com. See “Important Information Regarding Ancestry.com—Company Background” beginning on page 93.

Additional information about Ancestry.com is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 115.

Global Generations International Inc.

Global Generations International Inc., referred to as “Parent,” is a Delaware corporation. Parent is controlled by investment funds advised by Permira Advisers, LLC (“Permira”). Parent has not engaged in any business other than in connection with the merger and related transactions. See “The Parties to the Merger—Global Generations International Inc. and Global Generations Merger Sub Inc.” on page 63.

Global Generations Merger Sub Inc.

Global Generations Merger Sub Inc., referred to as “Merger Sub,” is a Delaware corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and related transactions. Merger Sub has not engaged in any business other than in connection with the merger and related transactions. See “The Parties to the Merger—Global Generations International Inc. and Global Generations Merger Sub Inc.” on page 63.

The Merger Proposal

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of October 21, 2012, by and among the Company, Parent and Merger Sub, which, as it may be amended from time to time, is referred to as the “Merger Agreement.” The Merger Agreement provides that at the closing, Merger Sub will be merged with and into the Company, and each outstanding share of common stock, par value $0.001 per share, of the Company, referred to herein as the “Common Stock,” other than shares owned by the Company, Parent and Merger Sub and holders who have properly demanded and not withdrawn a demand for appraisal rights, will be converted into the right to receive $32.00 in cash, without interest and less any applicable withholding taxes.

The Company will therefore become a privately held company, wholly owned by Parent. Parent will be owned by entities and individuals which will consist of:

•	Private equity funds advised by Permira and its co-investors that are providing an aggregate amount of approximately $503 million in equity financing for the merger;

•

Mr. Timothy Sullivan, President and Chief Executive Officer of the Company, Purefoy, LLC (an entity over which Mr. Sullivan exercises control) and Mr. Howard Hochhauser, Chief Financial Officer and Chief Operating Officer of the Company (collectively, the “Rollover Investors”), who collectively have committed to exchange or roll over up to $82 million of their existing equity interests in the Company into equity interests in Parent (Mr. Sullivan’s share of which amount is subject to reduction in the event that he purchases shares of common stock of Parent or other Company employees agree with Parent prior to the completion of the merger to roll over shares of our Common Stock or Company RSU Awards into common stock of Parent or Parent restricted stock units, as applicable); and

•	Spectrum, which currently holds approximately 31% of our outstanding voting power and has agreed to roll over $100 million of its Common Stock in exchange for common stock of Parent.

The Special Meeting (Page 64)

The special meeting will be held at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601, on December 27, 2012, at 8:30 a.m. Mountain Time.

Record Date and Quorum (Page 64)

The holders of record of the Common Stock as of the close of business on November 30, 2012 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting), are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of Common Stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote for the Merger (Page 64)

For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in voting power of the Common Stock outstanding at the close of business on the record date must vote “FOR” the adoption of the Merger Agreement. In addition, it is a condition to the consummation of the merger that stockholders holding at least a majority in voting power of the Common Stock outstanding at the close of business on the record date must vote “FOR” the adoption of the Merger Agreement. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote against the merger.

As of the record date, there were 43,365,172 shares of Common Stock outstanding of which Spectrum owns, in the aggregate, shares representing approximately 31% of our outstanding voting power.

Spectrum has agreed to vote all shares of Common Stock it beneficially owns in favor of adopting the Merger Agreement pursuant to a voting agreement entered into with Parent on October 21, 2012, referred to as the “Voting Agreement.” See “Agreements Involving Common Stock—Voting Agreement” on page 91.

Except in their capacities as members of the board of directors of the Company (which we refer to as the “Board”) or, in the case of Mr. Sullivan, as a member of the Board and as President and Chief Executive Officer of the Company, no officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the Merger Agreement. Mr. Sullivan and members of the Board affiliated with Spectrum did not participate in the Board’s vote to approve and recommend the Merger Agreement and the merger.

Conditions to the Merger (Page 85)

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•

the Merger Agreement has been approved by the affirmative vote of holders of a majority of the outstanding shares of Common Stock in compliance with applicable law and the certificate of incorporation and bylaws of the Company;

•

no injunction or similar order by any court of competent jurisdiction which prohibits the consummation of the merger has been entered and continues to be in effect, and no law has been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the merger; and

•

any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to herein as the “HSR Act,” and the rules promulgated thereunder, has expired or been terminated, a filing has been made with respect to the merger under the Italian competition law (Law No. 287/1990), and approval of the merger has been received under the Irish Competition Act 2002 (as amended). A filing is required to be made under the Italian competition law due, among other things, to the presence of affiliates of Permira in Italy, and an approval is required under the Irish Competition Act 2002 due, among other things, to the presence of affiliates of Permira and the Company in Ireland.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the Merger Agreement must be true and correct both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date) except where the failure to be true and correct would not result in a material adverse effect, in the manner described in “The Merger Agreement—Conditions to the Merger” beginning on page 85;

•	Parent and Merger Sub must have performed, in all material respects, all obligations that they are required to perform under the Merger Agreement prior to the closing date of the merger; and

•	Parent must have delivered to the Company an officer’s certificate stating that the conditions set forth above have been satisfied.

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of the Company in the Merger Agreement relating to (i) qualification, organization and subsidiaries, (ii) capital stock, (iii) corporate authority relative to the Merger Agreement, and (iv) finder’s and broker’s fees, must be true and correct in all material respects both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date);

•

the other representations and warranties of the Company in the Merger Agreement (except those listed in the above preceding bullet point) must be true and correct both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date) except where the failure to be true and correct would not result in a material adverse effect, in the manner described in “The Merger Agreement—Conditions to the Merger” beginning on page 85;

•	the Company must have performed, in all material respects, all obligations that it is required to perform under the Merger Agreement prior to the closing date of the merger;

•	since the date of the Merger Agreement, there must not have occurred any material adverse effect relating to the Company;

•	the Company must have delivered to Parent an officer’s certificate stating that the conditions set forth above have been satisfied; and

•

the Company must have delivered to Parent a certificate, in the form and substance required under Treasury Regulation §§ 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not, and has not been within the past five (5) years, a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

When the Merger Becomes Effective (Page 68)

We anticipate completing the merger in the first quarter of 2013, and possibly earlier, subject to approval of the Merger Agreement by the Company’s stockholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger (Page 26)

The Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. For a description of the reasons considered by the Board, see “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 26.

Opinion of Qatalyst Partners LP (Page 31 and Annex B)

We retained Qatalyst Partners LP, which we refer to as “Qatalyst”, to act as our financial advisor in connection with the Merger. We selected Qatalyst to act as our financial advisor based on Qatalyst’s qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. At the meeting of our Board on October 18, 2012, Qatalyst rendered its oral opinion, subsequently confirmed in writing, that as of October 18, 2012, and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of Company common stock (other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. At a meeting of our Board on October 21, 2012, Qatalyst confirmed that nothing had come to its attention since October 18, 2012, including the completion of an additional two days of trading in the Company’s common stock, that would alter in any material respect its analysis delivered to the Board on October 18, 2012.

The full text of the written opinion of Qatalyst dated October 18, 2012, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst’s opinion was provided to our Board and addressed only, as of the date of the opinion, the fairness from a financial point of view, of the consideration to be received by the holders of Company common stock (other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent) in the Merger. It does not address any other aspect of the Merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the Merger or any other matter. For a further discussion of Qatalyst’s opinion, see “Special Factors—Opinion of Qatalyst Partners LP” beginning on page 31.

Purposes and Reasons for the Merger (Page 42)

The purpose of the merger for the Company is to enable its stockholders to realize the value of their investment in the Company through their receipt of the per share merger consideration of $32.00 in cash, representing a premium of approximately 10% to the closing market price of the Company’s common stock on October 19, 2012, the last trading day before the public announcement of the signing of the Merger Agreement, as well as a premium of approximately 41% to the closing market price of the Company’s common stock on June 5, 2012, the last trading day before press reports that the Company had retained a financial advisor in connection with a possible sale of the Company.

Certain Effects of the Merger (Page 43)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger. Upon completion of the merger, shares of Common Stock, other than shares owned by the Company, Parent, Merger Sub, holders of restricted shares and holders who have properly demanded and not withdrawn a demand for appraisal rights, will be converted into the right to receive $32.00 per share, without interest and less any applicable withholding taxes. Following the completion of the merger, the Common Stock will no longer be publicly traded, and stockholders (other than those who have entered into rollover, contribution or other arrangements in connection with the merger) will cease to have any ownership interest in the Company.

Treatment of Company Stock Options and Company RSU Awards (Page 70)

Company Stock Options. Except as described below, each option to purchase shares of Common Stock (which options are referred to as “Company stock options”), whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company stock option and (b) the excess, if any, of $32.00 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Pursuant to rollover agreements entered into between Parent and each of Messrs. Sullivan and Hochhauser, certain Company stock options held by Messrs. Sullivan and Hochhauser will be converted into options to purchase a number of shares of common stock of Parent (rounded down to the nearest whole share) equal to the product of (a) the total number of shares of Common Stock subject to the Company stock option multiplied by (b) the equity award exchange ratio (as defined below). The per share exercise price (rounded up to the nearest whole cent) of each option to purchase shares of common stock of Parent will be equal to (1) the per share exercise price of the Company stock option immediately prior to the effective time of the merger divided by (2) the equity award exchange ratio. The “equity award exchange ratio” equals (x) $32.00 divided by (y) the price per share paid by the Permira funds to acquire common stock of Parent immediately prior to the effective time of the merger.

Company RSU Awards.  Except as described below, each award of restricted stock units with respect to shares of Common Stock (which awards are referred to as “Company RSU Awards”) that is outstanding immediately prior to the effective time of the merger, will become fully vested (without regard to any performance conditions) and will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company RSU Award multiplied by (b) $32.00, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Pursuant to rollover agreements entered into between Parent and Messrs. Sullivan and Hochhauser, certain Company RSU Awards held by Messrs. Sullivan and Hochhauser will be converted into restricted stock units with respect to a number of shares of common stock of Parent (rounded down to the nearest whole share) equal to the product of (a) the total number of shares of Common Stock subject to such Company RSU Award multiplied by (b) the equity award exchange ratio. The Parent restricted stock units will continue to vest in accordance with their original vesting schedule and will immediately vest in full in the event that the holder’s employment is terminated by the Company without cause, due to death or disability or by the holder for good reason. In addition to the rollover agreements with Messrs. Sullivan and Hochhauser, prior to the effective time, Parent may enter into rollover agreements with other employees of the Company and its subsidiaries with respect to Company RSU Awards.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 52)

In considering the recommendation of the Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of the Company’s stockholders include:

•

Each of Victor Parker and Benjamin Spero is a director of the Company and a managing director of Spectrum Equity Investors, which is affiliated with Spectrum. Spectrum owns approximately 31% of the Common Stock and, in connection with the merger, has agreed to roll over 3,125,000 shares of Common Stock into common stock of Parent.

•	Mr. Sullivan has agreed to roll over 448,066 shares of Common Stock owned by Mr. Sullivan and his affiliate Purefoy, LLC into common stock of Parent.

•

The Merger Agreement provides for the vesting and cash-out of all Company stock options and Company RSU Awards, except with respect to certain Company stock options and Company RSU Awards held by Messrs. Sullivan and Hochhauser, which will convert into options or restricted stock units with respect to common stock of Parent. In addition to the rollover agreements with Messrs. Sullivan and Hochhauser, prior to the effective time, Parent may enter into rollover agreements with other employees of the Company and its subsidiaries with respect to Company RSU Awards.

•

The Company’s executive officers are parties to employment agreements with the Company that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger.

•	The Company’s executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation.

•

Following the effective time of the merger, certain of the Company’s executive officers and other Company employees will be eligible to participate in an option plan with respect to up to 9.5% of the outstanding common stock of Parent.

•

The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and the Company’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

These interests are discussed in more detail in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52. The Board was aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the Merger Agreement and the transactions contemplated thereby, including the merger.

Financing (Page 48)

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $1.6 billion. Parent expects this amount to be provided from the following sources:

•	approximately $970 million from one or more debt financings of Parent. See “Special Factors—Financing” beginning on page 48;

•	cash equity investments by investment funds advised by Permira and its co-investors in an aggregate amount of approximately $503 million. See “Special Factors—Financing” beginning on page 48; and

•

the equity contributions by the Rollover Investors and any employees other than Messrs. Sullivan and Hochhauser who shall have entered into rollover arrangements with Parent prior to the effective time of the merger. See “Special Factors—Financing” beginning on page 48.

The financing described above, when funded in accordance with the commitment letters, contribution agreements and rollover agreements, as applicable, shall provide Parent with the cash proceeds sufficient for the consummation of the Merger, irrespective of whether any additional Company employees other than Messrs. Sullivan and Hochhauser enter into rollover arrangements with Parent.

Fee Funding Agreement with Certain Permira Funds

Certain Permira funds – Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. – have agreed, pursuant to the terms of a fee funding agreement (referred to herein as the “Fee Funding Agreement”) to pay on a several basis the termination fee of Parent under the Merger Agreement. See “Agreements Involving Common Stock—Fee Funding Agreement” on page 91.

Material U.S. Federal Income Tax Consequences of the Merger (Page 59)

If you are a U.S. holder, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Anticipated Accounting Treatment of the Merger (Page 61)

Ancestry.com, as the surviving corporation in the merger, will account for the merger as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price will be allocated to the assets and liabilities of Ancestry.com based on their relative fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Litigation (Page 61)

Following the announcement on October 22, 2012 of the execution of the Merger Agreement, the following complaints were filed in the Delaware Court of Chancery challenging the proposed acquisition of the Company: Heck v. Sullivan, et al. (C.A. No. 7983), Smilow v. Ancestry.com Inc., et al. (C.A. No. 7987), Boca Raton Police & Firefighters’ Retirement System v. Billings, et al. (C.A. No. 7989), Pontiac General Employees Retirement System v. Billings (C.A. No. 7988), Dale G. & Donella M. Jacobs Trust v. Ancestry.com Inc., et al. (C.A. No. 8004), Palumbo et ano. v. Spectrum Equity Investors LP, et al. (C.A. No. 8016), Windemuth v. Ancestry.com Inc., et al. (C.A. No. 8013), Althaver v. Ancestry.com Inc., et al. (C.A. No. 8023), and Steamfitters Local 449

Pension Fund v. Ancestry.com Inc., et al. (C.A. No. 8034). Each of these litigations is a putative class action filed on behalf of the public stockholders of Ancestry.com and names as defendants the Company, its directors, Parent and Merger Sub. Only the Heck action does not name Permira as a defendant. The Boca Raton Police & Firefighters’ Retirement System, Pontiac General Employees Retirement System, Dale G. & Donella M. Jacobs Trust, Palumbo, Windemuth, Althaver, and Steamfitters Local 449 Pension Fund complaints also name Howard Hochhauser and Spectrum as defendants. All of these actions have been consolidated as In re: Ancestry.com Inc. Shareholder Litigation (Consolidated C.A. No. 7988). The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the merger and that the entity defendants aided and abetted those breaches. The complaints seek, among other relief, declaratory and injunctive relief enjoining the merger. On November 14, 2012, the court entered a scheduling order in In re: Ancestry.com Inc. Shareholder Litigation (Consolidated C.A. No. 7988) providing for expedited discovery and setting a hearing on plaintiffs’ motion for a preliminary injunction for December 17, 2012.

The outcome of these lawsuits is uncertain and cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The defendants believe that the claims asserted against them in the lawsuits are without merit.

Rights of Appraisal (Page 105 and Annex C)

Under Delaware law, holders of Ancestry.com Common Stock who do not vote in favor of the adoption and approval of the Merger Agreement, who properly demand appraisal of their shares of Common Stock and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, referred to as the “DGCL”, will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Common Stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of Delaware law. This value could be more than, the same as, or less than the merger consideration. Any holder of Common Stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the Merger Agreement and must not vote in favor of adoption of the Merger Agreement and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

No Solicitation (Page 76)

Pursuant to the Merger Agreement, neither the Company nor its subsidiaries, officers, directors, employees, agents or representatives may:

•

solicit, initiate, knowingly encourage or knowingly facilitate, or cooperate with any inquiries with respect to, or the making, submission or announcement of, an “alternative proposal” as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page 76;

•

participate in any negotiations regarding an alternative proposal with, or furnish any nonpublic information regarding an alternative proposal to, any person that has made or, to the Company’s knowledge, is considering making, an alternative proposal;

•	engage in discussions regarding an alternative proposal with any person that has made or, to the Company’s knowledge, is considering making an alternative proposal;

•	approve, endorse or recommend any alternative proposal;

•	enter into any letter of intent, agreement, contract or agreement in principle relating to any alternative proposal;

•	take any action to make the provisions of any takeover laws inapplicable to any transaction contemplated by an alternative proposal;

•

terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality or similar agreement entered into by the Company in respect of or in contemplation of an alternative proposal (provided that the Company may fail to enforce and waive any standstill or similar provision); or

•	publicly propose to do any of the foregoing (other than disclosure of the terms of the Merger Agreement).

If the Company receives a bona fide written alternative proposal prior to the approval of the Merger Agreement by our stockholders at the special meeting and the Board has determined in good faith, after consultation with its financial advisers and outside legal counsel, that the alternative proposal is or would reasonably be expected to result in a “superior proposal,” as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page 76, and the Company has not breached in any material respect its non-solicitation obligations, then the Company may:

•

furnish nonpublic information to the person making such alternative proposal if, prior to doing so, the Company has entered into a confidentiality agreement with provisions as to confidential treatment of information that are substantially similar to the confidentiality agreement with Permira Advisers LLC; and

•	engage in discussions or negotiations with such person regarding such alternative proposal.

The Company must as promptly as practicable provide to Parent any nonpublic information concerning the Company or any of its subsidiaries that is provided to the person making such alternative proposal which was not previously provided or made available to Parent or its representatives.

Subject to certain exceptions, the Board shall not:

•	fail to include its recommendation of the Merger Agreement in the proxy statement;

•	change, qualify, withhold, withdraw or modify in a manner adverse to Parent, or publicly propose to withdraw or modify in a manner adverse to Parent, its recommendation of the Merger Agreement;

•

take any formal action or make any recommendation or public statement in connection with a tender or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication; or

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any alternative proposal; or

•	enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations under the Merger Agreement or fail to consummate the merger.

Notwithstanding the foregoing, with respect to:

•	an alternative proposal the Board may at any time prior to receipt of the required vote of the stockholders, make a recommendation change if:

•	the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such alternative proposal constitutes a superior proposal.

•

a fact, event, change, development or set of circumstances material to the Company and its subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of the Merger Agreement by the Company or any of its subsidiaries) that was not known to the Board as of or prior to the date of the Merger Agreement, referred to as an “intervening event,” the Board may at any time prior to receipt of the required vote of the stockholders, make a recommendation change if:

•

following consultation with outside legal counsel, the Board determines that the failure to make a recommendation change would be reasonably likely to constitute a breach by the Board of its fiduciary duties under applicable law.

The Board may make the recommendation change described above, in the case of either an alternative proposal or an intervening event, only after (x) the Company provides Parent, respectively, four business days’ (in the case of a superior proposal) or five business days’ (in the case of an intervening event) prior written notice of its intention to take such action, (y) after providing such notice, the Company must negotiate in good faith with Parent during such four- or five-business day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of the Merger Agreement as would permit the Board not to effect a recommendation change, and (z) the Board must have considered in good faith any changes to the Merger Agreement offered in writing by Parent and must have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the event continues to constitute an intervening event or that the superior proposal would continue to constitute a superior proposal, in each case if such changes offered in writing by Parent were to be given effect.

Termination (Page 86)

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the completion of the merger. In addition, either the Company or Parent may terminate the Merger Agreement if:

•

the merger has not been completed by April 21, 2013, referred to as the “End Date,” and the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that has contributed to the failure to consummate the merger on or before such date;

•

any final nonappealable injunction or similar order has been entered permanently enjoining or otherwise prohibiting the consummation of the merger and the party seeking to terminate the Merger Agreement has used the required efforts to prevent, oppose and remove such injunction; or

•	the Merger Agreement has been submitted to our stockholders for approval and the required vote has not been obtained.

Parent may terminate the Merger Agreement:

•

if there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of the Company which would result in a failure of the conditions relating to the Company’s representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the End Date, or is not cured within thirty (30) days following delivery of written notice of such breach, provided that Parent is not then in material breach of its representations, warranties, agreements or covenants contained in the Merger Agreement;

•

if the Board does not include its recommendation of the merger in the proxy statement or changes its recommendation, the Company enters into an alternative acquisition agreement, the Board approves or recommends any alternative proposal or publicly proposes to take any of the previous actions, or a tender or exchange offer constituting an alternative proposal has been commenced and the Company has not sent to its stockholders within ten (10) business days a statement disclosing that the Board recommends rejection of such tender or exchange offer; or

•

if the Company intentionally and materially breaches its non-solicitation obligations as described in “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page 76 which breach results in an alternative proposal that is publicly disclosed and not withdrawn by the time of the Company stockholders’ meeting to adopt the Merger Agreement.

The Company may terminate the Merger Agreement:

•

if there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub which would result in a failure of the conditions relating to Parent’s and Merger Sub’s representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the End Date, or is not cured within thirty (30) days following delivery of written notice of such breach, provided that the Company is not then in material breach of its representations, warranties, agreements or covenants contained in the Merger Agreement;

•

prior to the approval of the Merger Agreement by the Company’s stockholders, in order to enter into a definitive agreement with respect to a superior proposal, provided that substantially concurrent with such termination, the Company must pay to Parent the termination fee described in “The Merger Agreement—Termination Fees” beginning on page 88; or

•

if (i) all conditions to Parent’s and Merger Sub’s obligation to consummate the merger have been satisfied and Parent and/or Merger Sub fail to consummate the merger on the date the merger is required to be closed, and (ii) the Company has irrevocably confirmed in writing that all conditions to its obligation to consummate the merger have been satisfied or the Company is willing to waive any unsatisfied condition and stands ready, willing and able to consummate the closing on such date.

Termination Fees (Page 88)

The Company will be required to pay to Parent an amount equal to $37,800,000 under certain circumstances:

•

if (i) an alternative proposal for a merger or other business combination or to acquire at least 50% of the assets or shares of the Company is publicly disclosed and not withdrawn prior to the Company’s special meeting; (ii) either party terminates the merger agreement because the End Date arrives or the Company’s stockholders fail to approve the merger or Parent terminates the merger agreement due to a breach by the Company; and (iii) within nine (9) months after such termination, the Company enters into a definitive agreement providing for or consummates an alternative transaction;

•

if (i) Parent terminates the merger agreement because the Board has changed its recommendation; (ii) the Company enters into an alternative acquisition agreement; (iii) the Board recommends an alternative proposal; (iv) the Company or Board publicly announces an intention to do any of the foregoing; (v) the Company intentionally and materially breaches its non-solicitation obligations resulting in an alternative proposal that is publicly disclosed and not withdrawn by the time of the Company’s stockholder meeting; or (vi) a tender or exchange offer is commenced and the Company has not sent to stockholders a statement of the Board rejecting such tender or exchange offer; or

•	if the Company terminates the merger agreement in order to enter into a superior proposal.

Parent will be required to pay to the Company an amount equal to $75,600,000 under certain circumstances:

•

if the Company terminates the merger agreement as a result of a breach by Parent or Merger Sub of the Merger Agreement that cannot be cured by the End Date or is not cured within thirty (30) days of notice; or

•

if the Company terminates because the merger is not consummated upon the satisfaction or waiver of all closing conditions, and the Company has irrevocably confirmed in writing that it is ready, willing and able to consummate the merger on such date.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:   What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the Merger Agreement. Following the effective time of the merger, the Company would be privately held by Parent.

Q:   What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $32.00 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own. For example, if you own 100 shares of Common Stock, you will be entitled to receive $3,200 in cash in exchange for your shares of Common Stock, less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation.

Q:   Where and when is the special meeting?

A:	The special meeting will take place on December 27, 2012, starting at 8:30 a.m. Mountain Time at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601.

Q:   What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement;

•	approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company;

•

to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the Merger Agreement; and

•

to act upon other business that may properly come before the special meeting (provided the Company does not know, at a reasonable time before the special meeting, that such matters are to be presented at the meeting) or any adjournment or postponement thereof.

Q:   What vote of our stockholders is required to approve the Merger Agreement?

Under Delaware law and as a condition to the consummation of the merger, stockholders holding at least a majority of the voting power of the Common Stock outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the meeting must vote “FOR” the adoption of the Merger Agreement. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote against the adoption of the Merger Agreement.

As of the record date, there were 43,365,172 shares of Common Stock outstanding. Except in their capacities as members of the Board, as applicable, no officer or director of the Company, has made any recommendation either in support of or in opposition to the merger or the Merger Agreement.

The directors and current officers of the Company have informed the Company that as of the date of this proxy statement, they intend to vote in favor of the adoption of the Merger Agreement.

In connection with the Merger Agreement, Parent entered into a voting agreement with Spectrum, dated as of October 21, 2012, pursuant to which Spectrum agreed, subject to certain conditions, to vote all of the shares owned by it at the time of any stockholder meeting at which the Merger Agreement will be voted upon in favor of adoption of the Merger Agreement.

Q:	What vote of our stockholders is required to approve other matters to be discussed at the Special Meeting?

A:	The advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company and the proposal regarding adjournment require the affirmative vote of the holders of a majority of the voting power of the Common Stock present or represented by proxy and entitled to vote at the special meeting and entitled to vote thereon.

Q:	How does the Board recommend that I vote?

A:	The Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) unanimously recommends that our stockholders vote:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger; and

•	“FOR” the proposal regarding adjournment.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 26 for a discussion of the factors that the Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) considered in deciding to recommend the approval of the Merger Agreement. See also “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52.

Q:	What effects will the merger have on Ancestry.com?

A:	The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and is quoted on the NASDAQ Global Select Market, referred to as the “NASDAQ,” under the symbol “ACOM.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the merger, the registration of the Common Stock and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the merger, the Common Stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q:	What happens if the merger is not consummated?

A:	If the Merger Agreement is not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of Common Stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, the Company may be required to pay Parent and Merger Sub a termination fee of $37,800,000 or Parent may be required to pay the Company a termination fee of $75,600,000. See “The Merger Agreement—Termination” beginning on page 86.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you hold your shares in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the adoption of the Merger Agreement.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the merger consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	Can I revoke my voting instructions?

Yes. You can revoke your voting instructions at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Ancestry.com Inc., Attn: Corporate Secretary, 360 West, 4800 North, Provo, Utah 84604, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions will count the votes and act as an inspector of election.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger.

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 (800) 735-3591 (toll free)

(212) 269-5550 (banks and brokers collect)

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The Board and the Company’s management, in the ordinary course of business, evaluate potential strategic alternatives available to the Company to enhance stockholder value.

In January 2012, a representative of Party A, a private equity firm, contacted Victor Parker, a Board member and a representative of Spectrum, to learn more about the Company. Mr. Parker subsequently introduced the representative of Party A to Timothy Sullivan, the Company’s President and Chief Executive Officer.

At a regularly scheduled Board meeting on February 13, 2012, Company management informed the Board of potential interest in the Company from Party A. After discussion, the Board determined that it would be advisable to explore engaging a financial advisor in order to be prepared in the event that the Company received a credible indication of interest for an acquisition of the Company. The Board then directed Mr. Sullivan and Mr. Hochhauser to meet with representatives of several investment banks in order to discuss with the Board which financial advisors to consider retaining in connection with this matter.

In March 2012, Party A contacted Mr. Sullivan to discuss a possible acquisition of the Company by Party A.

During a telephonic Board meeting on March 16, 2012, Messrs. Sullivan and Hochhauser updated the Board on meetings they had conducted with several investment banking firms, including Qatalyst Partners LP (“Qatalyst”). A representative from the law firm Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) was also present. The Board discussed the call Mr. Sullivan had received from representatives of Party A, and authorized Messrs. Sullivan and Hochhauser to meet with Party A, subject to entry into a confidentiality agreement. Later that day, the Company executed a confidentiality agreement with Party A.

Subsequent to the March 16, 2012 Board meeting, Messrs. Sullivan and Hochhauser met with Party A regarding its interest in acquiring the Company. Following this meeting, a representative of Party A called Mr. Sullivan and Mr. Parker to indicate that Party A would be interested in exploring an acquisition of the Company for between $30.00 and $32.00 per share.

On March 30, 2012, the Board had a telephonic meeting, including representatives of Wachtell Lipton, and determined that it wanted Qatalyst to work with Company management to provide financial advice to the Board regarding the Company’s potential strategic alternatives. The Board noted that Qatalyst has substantial experience in similar transactions, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, recapitalizations and restructurings, and has a deep understanding of and a wide network of relationships in the technology industry.

On April 19, 2012, the Board met in person along with members of management and Wachtell Lipton and Qatalyst. Counsel from Wachtell Lipton discussed with the directors their legal and fiduciary obligations in considering a potential transaction involving the Company. Representatives of Qatalyst presented their preliminary financial background material with respect to the Company, and discussed the range of potential interested parties, including both strategic acquirers and financial sponsors. After discussion, the Board determined that the range of potential interested parties should be fully explored in evaluating the indication of interest received from Party A.

On April 22, 2012, a representative of Permira, as adviser to the Permira funds, contacted the management of the Company to request an introductory meeting to discuss a potential transaction between the Company and Permira.

During a telephonic Board meeting on May 15, 2012, the Board approved the formal terms of the Company’s engagement of Qatalyst as financial advisor to the Company in its process to evaluate a potential transaction and authorized Qatalyst to begin conducting outreach to potential interested parties. In connection with its engagement as the Company’s financial advisor, Qatalyst was instructed to provide advice in connection with a transaction involving a possible sale to a third party or any other form of transaction or disposition which would result in the effective sale, transfer or other disposition of ownership or control over the principal business or operations of the Company. The Board then authorized management to negotiate a confidentiality agreement with Permira and to engage in discussions with the Permira funds.

From May 15, 2012 to May 24, 2012, representatives of Qatalyst and the Company contacted four potential strategic acquirors and eight private equity firms, including Permira and Party A.

On May 17, 2012, the Company executed a confidentiality agreement with Permira.

On May 18, 2012, representatives from Permira met with Messrs. Sullivan and Hochhauser as an introductory meeting.

Also on May 18, 2012, Party A submitted a nonbinding preliminary proposal to acquire the Company. The proposal indicated a price range of $31.00 to $34.00 per share. The proposal did not include any financing terms.

On May 19, 2012, Mr. Sullivan discussed with Party B, a potential strategic acquiror, the strategic rationale for a transaction between the two companies.

On May 21, 2012, the Company executed a confidentiality agreement with Party C, a private equity firm.

On May 22, 2012, Mr. Sullivan discussed a potential transaction with Party D, a potential strategic acquiror.

On May 23, 2012, representatives of Permira met with Mr. Parker and Benjamin Spero, a Board member and another representative of Spectrum, for an introductory meeting. At the meeting, among other matters, representatives of Permira asked whether Spectrum would be interested in participating in a transaction involving Permira and the Company, and Messrs. Parker and Spero responded that Spectrum was not interested in doing so at that time.

On May 24, 2012, the Board held a telephonic Board meeting along with members of management and representatives of Wachtell Lipton and Qatalyst at which Messrs. Sullivan and Hochhauser, along with representatives of Qatalyst, updated the Board regarding developments in the process to evaluate a potential transaction. Following the meeting, representatives of Qatalyst notified Party A that it would be provided with diligence on the Company and would be expected to submit an improved proposal following such diligence.

On May 26, 2012, Party D indicated to Mr. Sullivan that a potential transaction between the companies was unlikely.

On May 29, 2012, Party B notified Mr. Sullivan that it was declining to proceed, citing the internal priorities of Party B.

On May 30, 2012, the Company executed confidentiality agreements with Parties E, F and G, each private equity firms.

On May 31, 2012, the Company executed a confidentiality agreement with Party H, a private equity firm. Also on that day, representatives of the Company’s management held meetings with Permira and Party C.

On June 4, 2012, representatives of Company management held meetings with Party F and Party G. Also on that day, the Company executed a confidentiality agreement with Party I, a potential strategic acquiror.

On June 5, 2012, the Company held a management meeting with Party H.

On June 6, 2012, representatives of Company management held a meeting with Party A.

Also on June 6, 2012, Bloomberg News reported that the Company had retained Qatalyst in connection with a potential sale process.

Following the various management meetings, and prior to the submission of preliminary proposals beginning on June 20, 2012, representatives of Qatalyst and management of the Company held numerous follow-up calls with interested parties to provide additional business and financial due diligence. On June 7, 2012, management held such a call with Permira and Party F.

Also on June 7, 2012, Party J, a private equity firm, which had earlier declined to participate in the Company’s process, informed representatives of Qatalyst that it was interested in having discussions with the Company about a potential transaction.

On June 8, 2012, representatives of the Company held follow-up due diligence sessions with Party H and Party C.

Also on June 8, 2012, a representative of Party L, a potential strategic acquiror that had not been contacted previously by Qatalyst, contacted a representative of the Company to discuss a potential transaction involving the Company.

On June 9, 2012, representatives of Qatalyst distributed a letter inviting parties that had executed confidentiality agreements with the Company to submit preliminary, nonbinding indications of interest for the acquisition of the Company by June 20, 2012.

On June 12, 2012, representatives of the Company held a follow-up due diligence session with Party C.

On June 13, 2012, representatives of the Company held a follow-up due diligence session with Party A and a due diligence session with Party E.

Also on June 13, 2012, a representative of Party K, a private equity firm, contacted Qatalyst to express interest in a potential transaction involving the Company.

On June 14, 2012, the Company executed a confidentiality agreement with Party J and subsequently held a management meeting with representatives of Party J.

On June 15, 2012, representatives of the Company’s management held a meeting with Party I.

On June 18, 2012, Party A reaffirmed its proposed purchase price of $31.00 to $34.00 per share, submitting an updated nonbinding indication of interest.

On June 18, 2012, representatives of the Company held a follow-up due diligence session with Party G.

On June 20, 2012, representatives of the Company held a follow-up due diligence session with Party J.

Also on June 20, 2012 and during the week thereafter, certain parties submitted preliminary proposals in response to the June 9, 2012 process letter that had been distributed by Qatalyst. Subject to specific qualifications and conditions, in their respective preliminary proposals: (i) Party C indicated that it was interested in pursuing an acquisition of the Company at a purchase price range of $34.00 to $36.00 per share; (ii) Party F indicated that it was interested in pursuing an acquisition at a purchase price range of $31.00 to $32.00 per share; (iii) Party G indicated orally that it was interested in pursuing an acquisition at a purchase price range of $32.00 to $34.00 per share; (iv) Party H indicated orally that it was interested in pursuing an acquisition at a purchase price range of

$30.00 to $31.00 per share; (v) Party J indicated that it was interested in pursuing an acquisition at a purchase price range of $35.00 to $38.00 per share; and (vi) Permira indicated that it was interested in pursuing an acquisition at a purchase price range of $32.50 to $35.00 per share. As per the process letter, these proposals were preliminary, subject to completion of additional due diligence, and did not include specific financing proposals nor other transaction terms. On June 22, 2012, following discussions with representatives of Qatalyst, Permira submitted a revised bid by email increasing its purchase price range to $34.00 to $37.50 per share.

Also on June 22, 2012, the Board met telephonically and discussed the process to date, including the preliminary nonbinding indications of interest that had been submitted in response to Qatalyst’s letter inviting proposals to acquire the Company. After the meeting, representatives of Qatalyst notified Party A and Party F that they would not be invited to continue in the process, and notified Party H that their oral indication was sufficiently lower than the other indications such that it would not be worthwhile to submit a written offer.

Also on June 22, 2012, representatives of the Company held a follow-up due diligence session with Party E.

On June 25, 2012, Party K contacted a Qatalyst representative and indicated that based on public information it would potentially be interested in acquiring the Company for a price of $33.00 to $35.00 per share.

From June 26, 2012 to August 6, 2012, numerous follow-up separate diligence sessions were held by management and Qatalyst with Party C, Party J and Permira.

On June 28, 2012, the Company executed a confidentiality agreement with Party K, and representatives of Company management held a meeting with representatives of Party K on July 3, 2012.

On July 5, 2012, Party I informed a representative of Qatalyst that it was no longer interested in pursuing an acquisition of the Company.

On July 9, 2012, the Board held a telephonic meeting to review the process to date, which was attended by representatives of Qatalyst and Wachtell Lipton. Representatives from Qatalyst updated the Board on the current status of each of the potential bidders in performing due diligence on the Company, arranging financing for their potential bids, and expected ability to provide a final bid in a timely manner. Representatives of Qatalyst informed the Board that the Company’s management and advisors had been actively engaged with a number of bidders regarding follow-up diligence requests, management meetings and financing updates. Wachtell Lipton then reviewed with the Board key provisions of a draft merger agreement, guarantee agreement and voting agreement that would be distributed to bidders. A discussion ensued regarding various terms, including circumstances in which the Company and a potential buyer would be permitted to terminate the merger agreement, the absence of any financing condition and the Board’s ability to change its recommendation following entry into a definitive agreement. Based on a variety of factors, including the proposals that had been received and the time and resources required of Company management to manage and provide due diligence information to a large group of bidders, the Board agreed that Qatalyst should invite Party C, Party J and Permira to submit final bids, including financing commitments and a mark-up of the proposed transaction documents.

Also on July 9, 2012, Party G indicated that it would cease its diligence efforts, citing as a reason the complexity of the issues to be diligenced.

On July 11, 2012, the Company executed a confidentiality agreement with Party L.

Also on July 11, 2012, Qatalyst distributed letters to Party C, Party J and Permira seeking final bids by August 6, 2012 that would include specific price indications (rather than a range of prices) based on the parties’ due diligence, a mark-up of a merger agreement and guarantee agreement that would subsequently be distributed to the parties and financing commitments.

On July 16, 2012, a draft merger agreement was distributed to Party C, Party J, and Permira.

Also on July 16, 2012, representatives of the Company and of Qatalyst held a due diligence session with Party L.

On July 17, 2012, Party J indicated to representatives of Qatalyst that it would be unlikely to meet the Company’s August 6 deadline for submitting final bids and that it would explain its views on the Company at a later time. Party J ceased its diligence efforts at around this time.

On July 19, 2012, the Board had a meeting, joined by representatives of Qatalyst and Wachtell Lipton, to discuss the status of the process to evaluate a potential transaction and immediate next steps. At this time, Wachtell Lipton discussed with the Board their fiduciary duties in the context of the sale process. As part of this discussion, it was noted that certain members of the Board and management could come to have conflicting interests with respect to a potential transaction, but it was believed that no such conflict existed at this time. A representative from Qatalyst then provided an update to the Board regarding the process, indicating that the Company’s management and advisors continued to be actively engaged with a number of bidders regarding follow-up diligence requests, management meetings and financing updates, and that Party L had also recently begun conducting due diligence on the Company. After representatives of Qatalyst left the meeting, the Board continued its discussion and agreed that Qatalyst would be requested to provide an analysis relating to other strategic alternatives the Company might pursue in the event no satisfactory sale transaction were concluded.

On July 24, 2012, an article was published in The New York Times reporting that the Company was engaged in a possible going-private sale process.

On July 27, 2012, Party L indicated to a representative from Qatalyst that Party L was no longer interested in pursuing a potential transaction with the Company, citing as reasons the size and timing of the transaction as well as its focus on other business initiatives.

On August 2, 2012, Party J informed representatives of Qatalyst that Party J was discontinuing its participation in the process, indicating that on the basis of its further due diligence its valuation for the Company would be substantially below the range that it had previously indicated.

On August 3, 2012, representatives of Permira delivered to the Company draft versions of an equity commitment letter and fee funding agreement and a mark-up of the draft merger agreement that had been provided to interested parties by the Company, as well as proposed debt commitment letters from five banks.

On August 4, 2012, representatives of Party C delivered to the Company draft versions of an equity commitment letter, a limited guarantee and a mark-up of the draft merger agreement that had been provided by the Company, and on August 6, 2012 Party C delivered draft debt commitment papers.

On August 6, 2012, the Board held a telephonic meeting that was also attended by representatives of Wachtell Lipton and Qatalyst. At the meeting, representatives of Qatalyst informed the Board that it had expected both Permira and Party C to submit final bids that day, which was the deadline Qatalyst had indicated in its letter requesting final bids from interested parties, but neither bidder had done so, despite having submitted draft equity commitment letters, guarantee agreements and mark-ups of the draft merger agreement and debt financing commitment letters. Representatives of Qatalyst discussed the engagement of the two bidders with the Company throughout the process and described the reasons provided by the bidders for not submitting final bids. In the case of Permira, a representative of Permira had indicated that, while it had obtained commitments from investors for a portion of the required equity, Permira did not have all of the required equity in order to submit its final bid. Representatives of Qatalyst reported that they had also received a phone call from a representative of Party A that day indicating continued interest in an acquisition of the Company, potentially at a price higher than the previous higher point of Party A’s preliminary range of $31.00-$34.00 per share. The Board discussed the possibility of reengaging Party A in the process and representatives of Qatalyst noted that it would respond to Party A to determine Party A’s specific level of interest and would update the Board the next day. The Board also discussed other alternatives to a potential transaction.

In a telephone call following the Board meeting, representatives of Party C indicated to representatives of Qatalyst that, based on concerns that had developed in the process of its further due diligence, Party C would now be prepared to offer no more than $31.00 per share assuming that Party C was the sole equity sponsor in the transaction, but that it might be willing to offer $32.00 per share if there were a substantial equity partner participating in connection with a transaction with the Company.

On August 7, 2012, at a telephonic Board meeting also attended by representatives of Qatalyst and Wachtell Lipton, representatives of Qatalyst indicated that it had responded to the previous day’s phone call from Party A and would provide the Board with an update when available. Representatives of Qatalyst informed the Board that Permira had indicated that it was willing to make a proposal at up to $33.00 per share, but that without participation from additional equity sources, Permira would not be able to make a proposal at that price. Representatives of Qatalyst then made a preliminary presentation on the valuation of the Company, using materials provided to the Board in advance of the meeting. The presentation was followed by a general discussion. The Board discussed a possible sale to Party A as well as potential responses to Permira and Party C. The Board then considered various alternatives to a potential transaction.

On the afternoon of August 9, 2012, at a telephonic meeting of the Board, representatives of Company management and Qatalyst outlined several alternatives the Board could pursue, including attempting to negotiate with Party A for a transaction at a price of $35.00 per share. The Board then discussed the terms under which negotiations with Party A could be pursued, including the expectation that Party A would request exclusivity. Later that day, representatives of Qatalyst presented an update to the Board on its efforts to reengage Party A into the process. Representatives of Qatalyst indicated that Party A had expressed concerns relating to their chances of success in the process and presented Qatalyst with two potential options for pursuing a potential transaction. In the first option, Party A would proceed alone with certain exclusivity rights, targeting a transaction at a price of $35.00 per share subject to due diligence and targeting a transaction announcement date during the week of September 3, 2012. In this case, Party A would also seek reimbursement of its expenses (subject to a cap) in certain circumstances. In the second option, for which Party A expressed a preference, Party A would seek to partner with Permira and attempt to jointly deliver a proposal at or about $35.00 per share. Subsequently, representatives of Qatalyst contacted Permira to determine if they would be interested in the possibility of a joint proposal with Party A at a price of $35.00 per share. Permira reaffirmed to representatives of Qatalyst that Permira was prepared to make a proposal at up to $33.00 per share, but without participation from additional equity sources, Permira would not be able to make a proposal at that price.

On August 13, 2012, representatives of Qatalyst updated the Board as to their conversation with a representative of Permira earlier that day, saying that it would not negotiate a price at which it could participate in a deal together with Party A until Party A had completed its due diligence review. Mr. Sullivan then reported to the Board about a meeting he had with Party A the previous evening, at which a representative of Qatalyst was also present. At that meeting, Party A had indicated that it would be interested in conducting due diligence on the Company whether or not it partnered with Permira. The Board then discussed various issues associated with a potential transaction with Party A, including price, the difficulty of obtaining financing commitments just before the Labor Day weekend, the possible need for exclusivity, or, alternatively some form of expense reimbursement in lieu of Party A’s request for exclusivity. The Board concluded that the Company should continue to engage with Party A, and not permit Party A to partner with Permira, based on the concern that a collaboration between the two would lead to a purchase price lower than $35.00 per share, based on Permira’s stated indication of interest.

From August 15, 2012 to August 23, 2012, Messrs. Sullivan and Hochhauser and representatives of Qatalyst met with representatives from Party A on several occasions.

On August 24, 2012, Party A informed Qatalyst that it was in discussions with banks to secure financing for a potential transaction. Party A continued to conduct due diligence on the Company, including numerous meetings with management and representatives of Qatalyst.

During a September 2, 2012 telephonic Board meeting, representatives of Qatalyst updated the Board on discussions with Party A. The representatives of Qatalyst informed the Board that based on recent conversations, it appeared unlikely that Party A would be willing to make a proposal for a transaction at or near $35.00 per share. Representatives of Qatalyst also updated the Board regarding Permira’s efforts to gather equity commitments from its limited partners as a source of additional equity capital for a potential transaction with the Company. Representatives of Qatalyst informed the Board that Permira had not yet received sufficient equity commitments to make a proposal. After discussion, the Qatalyst representatives left the meeting. Management discussed with the Board the potential retention of another independent investment bank to advise on potential alternatives to a sale of the Company, including a potential special dividend, large share buyback or tender offer. The Board authorized management to discuss these alternatives with another investment bank and to update the Board at a future meeting.

On September 4, 2012, at a telephonic Board meeting, representatives of Qatalyst updated the Board on recent discussions with Permira and Party C regarding a potential transaction with the Company. The Qatalyst representatives informed the Board that it appeared that there continued to be a substantial gap in the equity commitments that would be required for Permira to complete a transaction in the absence of a commitment from Party C. The representatives of Qatalyst indicated that, in response to a request by representatives of Qatalyst resulting from inquiries from potential bidders, a representative of Spectrum had informed them that although Spectrum preferred the opportunity to sell all of its shares of Company common stock in the event of a transaction, Spectrum would be willing to evaluate the possibility of rolling over a portion of its Common Stock in the event that doing so would facilitate a proposal otherwise acceptable to the Board. After discussion, the Board instructed Qatalyst to give permission to Party C and Permira to begin discussions with each other. After this discussion, the representatives of Qatalyst left the meeting.

Representatives from another investment bank that had been requested by the Board to advise on potential alternatives to a sale of the Company then joined the meeting. The representatives presented the Board with information regarding alternatives available to the Company with respect to a possible self-tender offer, share repurchase or other capital transaction involving the Company’s stockholders. The presentation included a discussion of the benefits, risks and other considerations, such as timing and the certainty of consummating a transaction on its contemplated terms, for these alternatives, as well as a discussion of precedent self-tender offers involving a significant percentage of an issuer’s shares. The representatives then left the meeting and the Board further discussed the possible alternative scenarios and agreed to schedule a subsequent Board meeting the following week.

On September 7, 2012, representatives of Qatalyst sent to Permira mark-ups of the merger agreement, equity commitment letter and fee funding agreement that had been prepared by Wachtell Lipton based on the drafts that had been submitted by Permira on August 3, 2012.

On September 10, 2012, Reuters published a story purporting to describe the status of the Company’s sale process.

At a telephonic Board meeting held on September 13, 2012, representatives of Qatalyst provided the Board with an update on recent discussions with Permira and Party C regarding a potential transaction with the Company. The Qatalyst representatives informed the Board that for the preceding 10 days Permira and Party C had been working together to assemble a proposal to acquire the Company at a price of approximately $33.50 per share, but had been unable to make a proposal at that price. Permira informed representatives of Qatalyst that, subject to obtaining approval from Party C’s investment committee, Permira and Party C could submit a joint proposal to acquire the Company at a price of $30.00 per share. In particular, the Qatalyst representatives informed the Board that Party C was unwilling to participate at a price at or near $33.50 per share, and had indicated that it would only be willing to proceed at a price not greater than $30.00 per share.

The representatives of Qatalyst also updated the Board on their discussions with Party A. The representatives of Qatalyst informed the Board that Party A had not delivered a written proposal, but had orally indicated that, having now completed subsequent due diligence, it would only be prepared to deliver a proposal to acquire the Company at a price of $28.00 per share.

Because Permira had previously informed Qatalyst that it could make a proposal at up to $33.00 a share if Permira had an equity partner, the representatives of Qatalyst then described for the Board a potential strategy for assisting Permira to deliver an acquisition proposal at a price at or near the $33.00 per share. To complete Permira’s required equity funding, the representatives of Qatalyst suggested that Permira could, with Qatalyst’s assistance, seek equity commitments from certain smaller and more growth-oriented private equity firms for the approximately $150 million of additional investments that Permira would require to finance its proposal at such levels.

Board members posed additional questions to the representatives of Qatalyst, and a further discussion ensued, after which the Board instructed Qatalyst to inform Permira that a joint proposal with Party C at a price close to $30.00 per share would not be acceptable to the Board, but the Board would still be willing to consider a proposal from Permira at $33.00 per share and, if Party C were unwilling to participate at that price, the Board would permit Permira to attempt to gather additional equity commitments to finance such a proposal.

Following the Board meeting, representatives of Qatalyst communicated the Board’s position to Permira. After learning that Party C was still working toward a price of $30.00 per share, representatives of Qatalyst informed Party C that submitting an offer at that price would not be worthwhile. Representatives of Permira indicated that they would be willing to seek additional equity commitments of approximately $100 million from two specified investors, both investment funds. One of these funds declined the opportunity for reasons unrelated to its view of the Company but the other, Party M, indicated a preliminary interest in participating in a potential transaction with the Company. The Company executed a confidentiality agreement with Party M on September 13, 2012, and it was subsequently given access to diligence materials and to work that had performed by Permira. On October 2, 2012, however, representatives of Party M informed representatives of Qatalyst that based on the results of its review of the Company it would only be interested in participating in a transaction at a maximum price of $29.00 per share.

Also on October 2, 2012, Bloomberg News published a report purporting to describe the current status of the Company’s sale process.

On October 3, 2012, Permira delivered a nonbinding proposal for an acquisition of the Company at a price of $31.00 per share. Permira’s proposal included $970 million in debt financing, an equity commitment by the Permira funds of €300 million (which Permira had orally informed representatives of Qatalyst was the highest amount of equity the Permira funds would be able to commit) and equity investments of $75 million and $50 million by two limited partners in the Permira funds. To complete Permira’s required equity funding, Permira’s proposal also assumed equity investments of at least $75 million by Spectrum and $60 million by the Company’s management, which proposal had not yet been discussed with Spectrum or Company management. Permira also provided a list of material business issues from the mark-ups of the merger agreement and other transaction documents provided to them on September 7, 2012.

During a telephonic Board meeting on October 4, 2012, representatives of Qatalyst updated the Board on recent discussions with Permira, including Permira’s nonbinding proposal delivered the previous day. Wachtell Lipton provided a summary of the issues that Permira had raised in the draft transaction documents.

After Wachtell Lipton completed its summary, representatives of Qatalyst made a presentation to the Board indicating that additional equity contributions from management and Spectrum could potentially allow Permira to increase its offer price to between $32.00 and $32.25 per share. Mr. Parker then confirmed to the Board that Spectrum could be willing to commit to roll over an additional $25 million above Permira’s proposal to facilitate a transaction at a higher price, but that Spectrum could not at that time commit to roll over more than $100 million in the aggregate, and that, in any event, any equity investment would require that it could reach an acceptable agreement with Permira, which had not been negotiated or agreed, in order to enable Permira to increase its offer price. Messrs. Sullivan and Hochhauser also confirmed to the Board that they would be willing to roll over additional equity beyond what Permira had assumed in its proposal, provided that they could reach an acceptable agreement with Permira, which had not been negotiated or agreed, in order to enable Permira to increase its offer price. Messrs. Sullivan and Hochhauser and the directors affiliated with Spectrum then left the meeting in order to permit the disinterested directors to discuss whether it would be in the best interests of the Company and its stockholders for negotiations to continue with Permira. Following discussion, the disinterested members of the Board authorized Qatalyst and management to continue negotiating with Permira for a transaction at a price of $32.25 per share or otherwise at as a high a price as possible, and to permit Permira to discuss with Spectrum and with Messrs. Sullivan and Hochhauser the terms of their investment, as well as, in the case of Messrs. Sullivan and Hochhauser, other arrangements relating to their ongoing role in the Company after a transaction.

Immediately following the October 4, 2012 Board meeting, a representative of Qatalyst spoke with a representative of Permira regarding the Board’s response to the proposal of $31.00 a share and described the additional equity commitments that could be available to support a price of $32.25 a share. The following day, on October 5, 2012, a representative of Permira informed Qatalyst that Permira was willing to raise its proposal to $31.25 a share. A representative of Qatalyst responded that Qatalyst would not present a proposal of less than $32.00 to the Board.

On October 7, 2012, the disinterested Board members, representatives of Wachtell Lipton, representatives of Qatalyst and the general counsel of the Company discussed with the disinterested members of the Board, without Mr. Sullivan or directors affiliated with Spectrum having been invited to such meeting, feedback Qatalyst had received from various bidders that had participated in the process to evaluate a potential transaction with the Company. The representatives of Qatalyst informed the disinterested directors that many bidders had initially been enthusiastic about the Company’s business prospects, but after conducting due diligence had generally come to a more conservative view of the Company’s financial prospects. The representatives of Qatalyst described the due diligence work that bidders had conducted. The representatives of Qatalyst noted that, for example, Party C’s highest price indication for a potential transaction with the Company subsequent to conducting its extensive due diligence, including the use of consultants retained by Party C, was $30.00 per share. Party A, Party J, Party M and Permira, among others, likewise came to more conservative views of the Company’s financial prospects after further due diligence. The disinterested directors then discussed the implications of the feedback received from bidders on their current views regarding a potential transaction with Permira.

Following this meeting, representatives of Qatalyst, Mr. Sullivan and one of the disinterested members of the Board separately communicated to representatives of Permira that the Board would not support a transaction at $31.25 per share and that Permira should be aiming to present a proposal at approximately $32.25 per share.

On October 10, 2012, representatives of Wachtell Lipton contacted representatives of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) to discuss the list of material business issues that had been submitted by Permira.

During a telephonic Board meeting on October 11, 2012, representatives of Qatalyst informed the Board that Permira had increased its previous nonbinding verbal proposal to acquire the Company from $31.25 per share to $32.00 per share. The representatives from Qatalyst further informed the Board that Permira had indicated it had struggled to assemble a proposal at $32.00 per share, and had stated that it would not be able to offer any higher price. Permira had also informed Qatalyst that its $32.00 proposal was subject to significant contingencies, in particular that Spectrum would be willing to invest $100 million in the surviving company and management would be willing to roll over at least $82 million, which equity investments had not yet been discussed with either Spectrum or Company management. Permira would also provide feedback to the October 10 issues list, which it could reflect in mark-ups of the transaction documents that it would deliver to the Company.

Wachtell Lipton then discussed with the Board the key contractual terms that Permira had indicated it would include in its mark-ups of the transaction documents.

After discussion, Messrs. Sullivan and Hochhauser and the directors affiliated with Spectrum left the meeting in order to allow the disinterested members of the Board to discuss among themselves whether it would be in the best interests of the Company’s stockholders to authorize Qatalyst, Wachtell Lipton, management and Spectrum to proceed with negotiations with Permira for a potential transaction at a price of $32.00 per share. After discussion, the disinterested members of the Board unanimously determined to authorize Qatalyst, Wachtell Lipton, management and Spectrum to proceed with negotiations with Permira, on the basis outlined in the meeting.

Also on October 11, 2012, following the Board meeting, representatives of Permira and Spectrum spoke by telephone for the first time to discuss Spectrum’s potential equity investment.

On October 12, 2012, representatives of Spectrum and Permira met to discuss the terms of Spectrum’s potential equity investment in the transaction.

On October 13, 2012, Messrs. Sullivan and Hochhauser engaged Proskauer Rose LLP (“Proskauer”) to represent them in negotiations with Permira relating to the rollover of their equity and other post-closing arrangements. Also on October 13, 2012, Permira’s counsel provided Spectrum with initial drafts of the documents related to its equity rollover investment.

Also on October 13, 2012, representatives of Permira indicated to representatives of Qatalyst that based on a revised calculation of the Company’s outstanding common share equivalents. Permira’s offer price was equivalent to $31.88 per share. After further discussions between representatives of Qatalyst and Permira, the parties continued to work towards a $32.00 per share transaction.

During a telephonic meeting of the Board on October 16, 2012, representatives of Qatalyst and Wachtell Lipton updated the Board on recent discussions with Permira. Representatives of Qatalyst informed the Board that Mr. Sullivan had agreed to backstop the remaining amount of equity that Permira was proposing to require management to roll over in the transaction, thereby eliminating the need for Permira to reach separate agreements with a substantial number of Company employees in order to fulfill the remaining equity commitment. Wachtell Lipton then updated the Board on the status of the definitive documentation.

Following the Board meeting, the parties continued to negotiate the terms of the definitive transaction agreements, and Permira completed its due diligence.

During an in-person Board meeting on October 18, 2012, Wachtell Lipton again discussed with the Board its fiduciary duties under Delaware law in connection with a possible change-in-control transaction. Representatives of Qatalyst reviewed with the Board its financial analyses of the $32.00 per share merger consideration, and delivered its opinion that based on and subject to the various considerations, limitations and other matters set forth in its opinion, the consideration to be received pursuant to the Merger Agreement by holders of shares of Company common stock, other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent, is fair, from a financial point of view, to such stockholders. Wachtell Lipton then reviewed the definitive documentation that had been prepared in connection with the proposed merger, a summary and drafts of which had been provided to the Board in advance of the meeting. Representatives of Spectrum and management then left the meeting, and the disinterested directors discussed the potential transaction with representatives of Qatalyst and Wachtell Lipton. At the conclusion of this discussion, all directors re-joined the meeting and the Board, by a unanimous vote of the disinterested directors (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining), approved the merger and the merger agreement and resolved to recommend that the stockholders of the Company adopt the merger agreement.

Following the Board meeting, the parties endeavored to complete the definitive documentation. Representatives of Wachtell Lipton and Fried Frank continued to negotiate the final terms of the proposed merger agreement, along with the related ancillary documents, and Fried Frank continued to negotiate with Kirkland & Ellis LLP, legal advisor to Spectrum, the final terms of the proposed arrangements with Spectrum and, separately, continued to negotiate with Proskauer the final terms of the proposed arrangements with Messrs. Sullivan and Hochhauser.

During such discussions between Permira and Messrs. Sullivan and Hochhauser, a disagreement arose between Permira and Messrs. Sullivan and Hochhauser regarding certain terms relating to the equity investment in the new company by Messrs. Sullivan and Hochhauser. Permira and Messrs. Sullivan and Hochhauser considered alternative ways by which to resolve this disagreement, but were unable to reach a resolution that day.

The parties continued discussions on Friday, October 19, 2012. The Compensation Committee of the Board, along with Messrs. Sullivan and Hochhauser and representatives of Wachtell Lipton, met telephonically in the evening of October 19, 2012 to consider potential alternatives, including the possibility of requiring some portion of the outstanding restricted stock units held by employees of the Company to be rolled over into the surviving company. After presenting the Compensation Committee with an update regarding the current status of negotiations with Permira, Messrs. Sullivan and Hochhauser left the meeting. After a discussion without Messrs. Sullivan or Hochhauser present, the Committee determined that, prior to making or considering any further proposal to Permira to resolve the disagreement regarding the size and terms of the equity investment, Qatalyst and Wachtell Lipton should seek to understand better from Permira the precise amounts at issue and seek to achieve the best outcome based on further discussions with Permira.

Discussions among the parties continued on October 20, 2012, following which Permira indicated to Qatalyst that the Permira funds were willing to proceed on the basis that had been approved by the Board on October 18, with minor changes to the terms of the investment in the new company by Messrs. Sullivan and Hochhauser, which these individuals had advised Qatalyst and Wachtell Lipton were acceptable to them. The parties proceeded to finalize all documentation through the evening of October 20 and into the following morning.

On October 21, 2012, in a telephonic meeting of the Board, representatives of Qatalyst and Wachtell Lipton reported on events that had occurred subsequent to the Board meeting on October 18, 2012, and noted that the issues that had been raised by Permira had been resolved, without substantive change to the terms of the transaction between the Company and the Permira funds that had been approved by the Board on October 18, 2012. Representatives of Qatalyst confirmed for the Board that nothing had come to its attention since October 18, 2012, including the completion of an additional two days of trading in the Company’s common stock, that would alter in any material respect its analysis delivered to the Board on October 18, 2012. After discussion, the Board, by a unanimous vote of the disinterested directors, with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining, confirmed its approval of the merger and merger agreement in substantially the form presented to the Board and confirmed its authorization that the representatives of management execute definitive transaction agreements along the lines described to the Board.

Later that day, the parties reached final agreement on each of the transaction documents, and executed the final agreements. The parties issued a press release announcing the transaction early in the morning on October 22, 2012.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger

Reasons for the Merger

The Board evaluated, with the assistance of its legal and financial advisors, the Merger Agreement and the merger and, on October 21, 2012, unanimously determined (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) on behalf of the Company that the Merger Agreement, the merger and the other transactions contemplated thereby, were fair, advisable and in the best interests of the Company and its stockholders, including its unaffiliated stockholders.

In the course of making the unanimous recommendation (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) described above, the disinterested members of the Board considered the following positive factors relating to the Merger Agreement, the merger and the other transactions contemplated thereby, each of which the disinterested members of the Board believed supported their decision:

•

The current and historical market prices of the Common Stock, including the market performance of the Common Stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the merger consideration of $32.00 per share represented a premium of approximately 41% to the closing price of the Common Stock on June 5, 2012, the last trading day prior to press reports that the Company had retained a financial advisor in connection with a possible sale of the Company, and a premium of approximately 10% to the closing price on the last trading day before the Merger Agreement was executed.

•

That the disinterested members of the Board unanimously believed the merger consideration of $32.00 per share was more favorable to the Company’s stockholders, including its unaffiliated stockholders, than the potential value that might result from other alternatives reasonably available to the Company, including the alternative of remaining a stand-alone public company and other strategic or recapitalization strategies that might be undertaken as a stand-alone public company in light of a number of factors, including the risks and uncertainty associated with those alternatives; in this regard, the disinterested members of the Board considered the possibility of a self-tender offer, share repurchase or other similar capital transaction involving the Company’s stockholders and determined that each of such alternatives was less attractive than the merger due to the risks and uncertainties relating to the pricing for such alternatives, the possibilities of undersubscription in the case of a tender offer and the fact that participation of the Company’s stockholders in any such alternatives would be limited compared to the merger.

•

That the Company had conducted a lengthy and thorough auction process, during which representatives of the Company contacted a large number of potential financial and strategic acquirors, which process was also the subject of multiple public reports, none of which produced a higher definitive offer than the Permira proposal.

•	That $32.00 per share represented the highest price that any third party had been prepared to pay after having received nonpublic information from the Company and conducting due diligence.

•

That although the Company’s consideration of a potential sale had been reported in the press beginning with a Bloomberg News story on June 5, 2012, and several times thereafter, additional potential acquirors other than those contacted by the Company or already engaged in the Company’s process did not come forward to express interest in a potential transaction.

•

The Board’s understanding of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the nature of the industry and regulatory environment in which the Company competes.

•

That the proposed merger consideration is all cash, so that the transaction allows the Company’s stockholders (other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent) to realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares, especially when viewed against the risks inherent in the Company’s business, including the following:

•

that the Company’s business plan is based, in part, on projections for a number of variables, including economic growth, the Company’s ability to attract new subscribers and retain existing subscribers at a reasonable cost and overall business performance that are difficult to project and are subject to a high level of uncertainty;

•

that the May 2012 Management Case reflected financial and operating assumptions regarding the Company’s business which most of the sophisticated and well-informed investors that had conducted thorough due diligence on the Company during the sale process discounted after concluding that they were overly optimistic;

•	that based on its own knowledge of the Company’s business, as well as feedback received from the investors that had conducted thorough due diligence on the Company, the Board ultimately determined that the sensitivity cases prepared by management in October 2012 at the request of the Board represented reasonable assumptions with respect to the key drivers of the Company’s performance such as subscriber acquisition cost and churn rates;

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that the loss of the Company’s television show Who Do You Think You Are? resulted in the loss of one of the Company’s more effective subscriber acquisition initiatives, and the uncertainty as to when a new television show will air, as well as whether such program will appear on a channel that can deliver similar results;

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that significant growth in the Company’s revenues will require it to make substantial marketing and advertising expenditures, and that there is no assurance that funding for those expenditures will be available on acceptable terms when needed or that such efforts will be effective; and

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that the disinterested members of the Board believed the merger consideration was fair in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the Company’s historical and projected financial performance.

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The high degree of certainty that the closing will be achieved, in view of the terms of the Merger Agreement and related documents, the limited closing conditions and the absence of significant required regulatory approvals.

•	The likelihood that the closing can occur promptly, by January 2013 or earlier.

•	The fact that Spectrum, the Company’s most significant stockholder and a long-term investor in the Company, was prepared to support the transaction.

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The negotiation process with Permira, which was conducted on arm’s-length terms and pursuant to which Spectrum and certain members of management were only permitted to engage in discussions to support the Permira bid after Permira had provided a definitive price and related transaction terms.

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The opinion and financial presentation of Qatalyst, dated as of October 18, 2012, provided to the Board that based on and subject to the various considerations, limitations and other matters set forth in its opinion, the consideration to be received pursuant to the Merger Agreement by holders of shares of Common Stock, other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent, is fair, from a financial point of view, to such stockholders, as more fully described in the section entitled “Special Factors—Opinion of Qatalyst Partners LP” beginning on page 31.

•	The terms and conditions of the Merger Agreement and related transaction documents, including:

•	the requirement that the Merger Agreement be adopted by the holders of a majority of the outstanding shares of Common Stock;

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the provision of the Merger Agreement allowing the Board to withdraw or change its recommendation of the Merger Agreement, and to terminate the Merger Agreement, in certain circumstances relating to the presence of a superior proposal, subject, in certain cases, to a termination fee of $37.8 million;

•	the absence of a financing condition in the Merger Agreement;

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the fact that Parent and Merger Sub had already obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing and the obligation of Parent to use reasonable best efforts to obtain the debt financing;

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the Company’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Parent’s obligation to cause, and pursuant to the equity commitment letters, to seek specific performance to directly cause, the equity financing sources to fund their contributions as contemplated by the equity commitment letters;

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the requirement that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of $75.6 million, and the guarantee of such payment obligation by affiliates of Permira, pursuant to the Fee Funding Agreement; and

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the fact that the Voting Agreement entered into by Spectrum terminates upon any termination of the Merger Agreement and does not prevent Spectrum from engaging in discussions with any third party with which the Company is permitted to engage in discussions pursuant to the Merger Agreement regarding Spectrum’s participation in any alternative acquisition proposal.

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The availability of appraisal rights under Delaware law to holders of shares of Common Stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement.

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The Board’s belief that it was fully informed about the extent to which the interests of Spectrum and Messrs. Sullivan and Hochhauser in the merger differed from those of the Company’s other stockholders.

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The fact that, in the absence of the merger, the Company would continue to incur significant expenses by remaining a public company, including the legal, accounting, transfer agent, printing and filing fees and that those expenses could adversely affect the Company’s financial performance and the value of its Common Stock.

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The Board’s belief that, although the merger does not require approval by holders of at least a majority of the shares of Common Stock held by the Company’s unaffiliated stockholders, the absence of such approval should not affect the Board’s fairness determination for such unaffiliated stockholders because, among other things, Spectrum, which is entitled to vote at the special meeting, is proposing to dispose of approximately 76% of the shares of Common Stock owned by Spectrum in the merger for the same consideration as will be received by the unaffiliated stockholders in the merger. Accordingly, the Board believes that Spectrum’s interest is substantially aligned with the interests of the unaffiliated stockholders with respect to the merger vote.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) also considered the following factors relating to the procedural safeguards that disinterested members of the Board believed were and are present to ensure the fairness of the merger, each of which safeguards the disinterested members of the Board believed supported their decision and provided assurance of the fairness of the merger:

•	That the Board retained and was advised by independent legal counsel and financial advisors.

•	That the Board conducted extensive deliberations over a period of approximately seven (7) months regarding the merger.

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That any party expressing interest in a possible transaction with the Company was permitted to conduct due diligence and make a proposal, subject only to the requirement that it enter into a customary confidentiality agreement.

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That the Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto.

•	That the Board was aware that it had no obligation to recommend any transaction.

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That as part of its review of the Company’s alternatives, the Company considered the possibility of, and obtained the advice of a separate independent financial advisor with respect to, possible capital transactions relating to the Common Stock, such as an extraordinary cash dividend, share buyback, recapitalization or self-tender.

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That the Board made its evaluation of the Merger Agreement and the merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of management and certain Board members in the merger.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board considered the following risks and potentially negative factors relating to the Merger Agreement, the merger and the other transactions contemplated thereby:

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That the Company’s stockholders generally will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Common Stock, and will not participate in any potential future sale of the Company to a third party.

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The possibility that Parent could, at a later date, engage in unspecified transactions including restructuring efforts, special dividends or the sale of some or all of Parent or its assets to one or more purchasers that could conceivably produce a higher aggregate value than that available to stockholders in the merger.

•	The risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger.

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The risk that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the Merger Agreement is adopted and approved by the Company’s stockholders.

•	The risk that the debt financing contemplated by the debt commitment letters will not be obtained, resulting in Parent not having sufficient funds to complete the transaction.

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The Merger Agreement’s restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

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The risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships.

•	That the receipt of cash in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

•	The possibility that, under certain circumstances under the Merger Agreement, the Company may be required to pay a termination fee of $37.8 million.

In the course of reaching its decision to recommend to the Board that the Board approve the Merger Agreement, the Board did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, the Board did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of September 30, 2012 was approximately $8.67, or approximately 73% lower than the $32.00 per share cash merger consideration. The Board did not specifically consider the purchase prices paid in the transactions described under “Important Information Regarding Ancestry.com—Transactions in Common Stock” beginning on page 102 but notes that the consideration to be received by unaffiliated stockholders generally represents a premium over such prices. The Board did not seek to determine a pre-merger going concern value for the Company’s common stock to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Company’s common stock, the per share merger consideration of $32.00 represented a premium to the going concern value of the Company. The Board was not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than a filing person in the two years preceding the signing of the Merger Agreement. The Board considered the opinion and related financial analyses of Qatalyst, among other factors considered, in the course of its evaluation of the merger.

The foregoing discussion of the information and factors considered by the Board includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) recommended the Merger Agreement and the merger based upon the totality of the information it considered.

The Board of Directors

The Board consists of nine directors. On October 21, 2012, on the basis of the other factors described below, the Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) on behalf of the Company unanimously:

•

determined that the Merger Agreement, and the transactions contemplated by the Merger Agreement together with the Voting Agreement, the Fee Funding Agreement, the rollover and contribution agreements (in each case, as defined or described in “Agreements Involving Common Stock”, beginning on page 91) and the transaction contemplated thereby, are as applicable, advisable, fair to and in the best interests of the Company and its stockholders, including its unaffiliated stockholders;

•	approved and adopted the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Merger);

•

took all necessary actions so that the Merger Agreement, the merger and the other transactions contemplated thereby, together with the Voting Agreement, the Fee Funding Agreement, the rollover and contribution agreements (in each case, as defined or described in “Agreements Involving Common Stock”, beginning on page 91) would not be subject to the restrictions on business combinations set forth in Section 203;

•	approved various related agreements; and

•	recommended that the Company’s stockholders vote to adopt the Merger Agreement.

The Board (with Mr. Sullivan, and the members of the Board affiliated with Spectrum, Messrs. Parker and Spero, abstaining) unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

Opinion of Qatalyst Partners LP

We retained Qatalyst to act as financial advisor to our Board in connection with a potential transaction such as the Merger and to evaluate whether the consideration to be received by the holders of our common stock (other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent) pursuant to the merger agreement was fair, from a financial point of view, to such holders. We selected Qatalyst to act as our financial advisor based on Qatalyst’s qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which it operates. No limitations were imposed on the scope of Qatalyst’s analysis. Qatalyst has provided its written consent to the reproduction of Qatalyst’s opinion in this proxy statement. At the meeting of our Board on October 18, 2012, Qatalyst rendered its oral opinion, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the $32.00 per share cash consideration to be received by the holders of our common stock (other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst delivered its written opinion, dated October 18, 2012, to our Board following the Board meeting. At a meeting of our Board on October 21, 2012, Qatalyst confirmed that nothing had come to its attention since October 18, 2012, including the completion of an additional two days of trading in the Company’s common stock, that would alter in any material respect its analysis delivered to the Board on October 18, 2012.

The full text of Qatalyst’s written opinion, dated October 18, 2012, to the Board is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst’s opinion was provided to the Board and addresses only, as of the date of the opinion, the fairness from a financial point of view, of the $32.00 per share cash consideration to be received by the holders of our common (other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent) pursuant to the Merger Agreement, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any stockholder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company common stock will trade at any time. The summary of Qatalyst’s opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst reviewed a draft dated as of October 18, 2012, of the Merger Agreement (the “Draft Merger Agreement”), certain related documents, and certain publicly available financial statements and other business and financial information of the Company. Qatalyst also reviewed certain forward-looking information prepared by the management of the Company, including financial projections and operating data, which we refer to as the “Company Projections,” and sensitivities to the Company Projections based on a range of alternative operating metrics that would result in less favorable financial performance of the Company than was assumed in the Company Projections, which we refer to as the “Sensitivities.” The Company Projections and the Sensitivities are described below in the section entitled “Special Factors—Projected Financial Information” beginning on page 46. Qatalyst discussed the Company Projections and the Sensitivities with the management of the Company and the Board of the Company. Additionally, Qatalyst discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. Qatalyst also reviewed the historical market prices and trading activity for Company common stock and compared the financial performance of the Company and the prices and trading activity of Company common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst reviewed such other information and considered such other factors as Qatalyst deemed appropriate.

In arriving at its opinion, Qatalyst assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst by the Company. The management of the Company and the Board of the Company advised Qatalyst that the Company Projections as modified by the Sensitivities were reasonably prepared, and at the direction of the Board of the Company Qatalyst assumed that the Sensitivities represent the best available estimates of the Company’s future performance as of the date of the opinion. Qatalyst assumed that the Merger will be consummated in accordance with the terms set forth in the Draft Merger Agreement, without any modification or delay. Qatalyst also assumed that the final executed Merger Agreement would not differ in any material respect from the Draft Merger Agreement. In addition, Qatalyst assumed, that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Qatalyst furnished with any such evaluation or appraisal. In addition, Qatalyst relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. Qatalyst’s opinion has been approved by Qatalyst’s opinion committee in accordance with its customary practice.

Qatalyst’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst’s opinion and the assumptions used in preparing it, and Qatalyst has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst’s opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Qatalyst’s opinion is limited to the fairness, from a financial point of view, of the $32.00 per share cash consideration to be received by the holders of our common stock (other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent) pursuant to the Merger Agreement, and Qatalyst expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst in connection with its opinion dated October 18, 2012. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst’s opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections, which we refer to as the “Analyst Projections,” and the Company Projections and Sensitivities. Qatalyst adjusted the Analyst Projections for the Company to reflect the Company management’s estimate of the impact of the acquisition by the Company of Archives.com, which was completed in August 2012 and had not been included in the consensus analyst estimates for the Company as of the date of Qatalyst’s opinion. The Company Projections were also adjusted to include the Company management’s estimate of the impact of the acquisition by the Company of Archives.com, including estimates of the results for Archives.com from January 1, 2012 to the closing date of the Archives.com acquisition. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst’s financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst performed an illustrative discounted cash flow (“DCF”) analysis, which is designed to imply a potential present value of the Company by adding the net present value of its estimated future unlevered free cash flows to the net present value of a corresponding terminal value of the Company. Qatalyst performed a version of the DCF based on the Company Projections and alternative versions of the DCF based on the Company Projections as modified by the Sensitivities. Qatalyst determined the range of EBITDA multiples used in the presentation of the Company’s DCF by reference to the Company’s historical EBITDA multiples and those of selected companies. Qatalyst’s methodology for calculating the weighted average cost of capital for the Company considered the historic and predicted volatility of the Company’s common stock and that of selected companies, as well as market data for determining the risk-free rate and risk and size adjustments employed in the calculation. None of the selected companies is identical to the Company.

In the case of the DCF based on the Company Projections, Qatalyst’s analysis included the unlevered free cash flows of the Company for the fourth quarter of 2012 through calendar year 2015 and calculated the terminal value at the end of 2015 by applying a range of multiples of 6.0x to 8.0x to the Company’s calendar year 2016 estimated Adjusted EBITDA. These values were discounted to present values using an estimated weighted average cost of capital ranging from 9.0% to 14.0%. Qatalyst then applied a dilution factor of 10% to reflect the dilution to current stockholders due to the effect of future equity compensation grants projected by the Company’s management. Based on the calculations set forth above, this analysis implied a range of values for Company common stock of approximately $34.50 to $49.32 per share.

In the case of the DCF based on the Company Projections as modified by the Sensitivities, Qatalyst’s analysis used the revenue and Adjusted EBITDA for 2016 reflected in the Sensitivities and calculated the terminal value at the end of 2015 by applying the same range of multiples as in the prior analysis, a range of 6.0x to 8.0x, to the Company’s calendar year 2016 estimated Adjusted EBITDA. In order to derive unlevered cash flows for 2013 through 2015, Qatalyst used the 2012 revenue in the Company Projections and the 2016 revenue in the Sensitivities and made a series of assumptions, including: (i) assuming a constant annualized growth rate in revenue (7.9% in one of the Sensitivities and 9.4% in the other, as compared to an implied 15.8% growth rate in the Company Projections) from 2012 to 2016; (ii) assuming that the shortfall between the 2016 Adjusted EBITDA margin in the Sensitivities (33.9% and 36.1%) and the 2016 Adjusted EBITDA margin in the Company Projections (41.3%) would reduce the Adjusted EBITDA in the Company Projections by being applied 25% in 2013, 50% in 2014 and 75% in 2015; and (iii) assuming that tax rates were held constant and all other cash flow items were consistent as a percentage of revenue with the Company Projections. Based on the calculations set forth above, this analysis implied a range of values for Company common stock of approximately $22.76 to $35.56 per share.

Selected Companies Analysis

Qatalyst compared selected financial information and public market multiples for the Company with publicly available information and public market multiples for selected companies. The companies used in this comparison included those companies listed below and were selected because they are publicly traded companies in the industries in which the Company competes.

Selected Online Media and Consumer Services

The Active Network, Inc.	IAC/InterActiveCorp.
Angie’s List, Inc.	Monster Worldwide, Inc.
Bankrate, Inc.	QuinStreet, Inc.
Demand Media, Inc.	WebMD Health Corp.
Dice Holdings, Inc.

Selected eCommerce

Expedia, Inc.	Shutterfly, Inc.
Netflix, Inc.	VistaPrint N.V.
OpenTable, Inc.

Based upon research analyst consensus estimates for calendar years 2012 and 2013, and using the closing prices as of October 17, 2012 for shares of the selected companies, Qatalyst calculated, among other things, the implied fully diluted enterprise value divided by the estimated consensus revenue for calendar years 2012 and 2013, which we refer to as the CY12E Revenue Multiples and CY13E Revenue Multiples. The mean CY12E Revenue Multiple among the Selected Online Media and Consumer Services companies analyzed was 1.9x and among the Selected eCommerce companies analyzed was 2.4x. The CY12E Revenue Multiple for the Company based on the Analyst Projections was 2.9x as of October 17, 2012, and was 2.2x based on the Company’s share price as of June 5, 2012, the day immediately prior to press reports suggesting that the Company might be acquired. The mean CY13E Revenue Multiple among the Selected Online Media and Consumer Services companies analyzed was 1.7x and among the Selected eCommerce companies analyzed was 2.1x. The CY12E Revenue Multiple for the Company based on the Analyst Projections was 2.5x as of October 17, 2012, and was 1.9x based on the Company’s share price as of June 5, 2012, the day immediately prior to press reports suggesting that the Company might be acquired.

Based on an analysis of the CY12E Revenue Multiples and the CY13E Revenue Multiples for the selected companies, Qatalyst selected representative ranges of 2.5x to 3.5x for the CY12E Revenue Multiple and 2.0x to 3.0x for the CY13E Revenue Multiple, and applied these ranges to the Company’s estimated revenue for calendar years 2012 and 2013. Based on the Company’s fully-diluted shares (assuming treasury stock method), including common stock, RSUs, and stock options as provided by management of the Company in October 2012, this analysis implied a range of values for the Company’s common stock of approximately $24.75 to $36.58 per share based on the Company Projections and approximately $23.73 to $35.82 per share based on the Analyst Projections.

Based upon research analyst consensus estimates for calendar years 2012 and 2013, and using the closing prices as of October 17, 2012 for shares of the selected companies, Qatalyst calculated, among other things, the implied fully diluted equity value divided by the estimated consensus Adjusted EBITDA for calendar years 2012 and 2013, which we refer to as the CY12E Adjusted EBITDA Multiples and CY13E Adjusted EBITDA Multiples, for each of the selected companies. The mean CY12E Adjusted EBITDA Multiple among the Selected Online Media and Consumer Services companies analyzed was 8.3x and among the Selected eCommerce companies analyzed was 13.1x. The CY12E Adjusted EBITDA Multiple for the Company based on the Analyst Projections was 8.4x as of October 17, 2012, and was 6.4x based on the Company’s share price as of June 5, 2012, the day immediately prior to press reports suggesting that the Company might be acquired. The mean CY13E Adjusted EBITDA Multiple among the Selected Online Media and Consumer Services companies analyzed was 7.2x and among the Selected eCommerce companies analyzed was 9.9x. The CY13E Adjusted EBITDA Multiple for the Company based on the Analyst Projections was 7.2x as of October 17, 2012, and was 5.5x based on the Company’s share price as of June 5, 2012, the day immediately prior to press reports suggesting that the Company might be acquired.

Based on an analysis of the CY12E Adjusted EBITDA Multiples and the CY13E Adjusted EBITDA Multiples for the selected companies, Qatalyst selected representative ranges of 7.0x to 10.0x for the CY12E Adjusted EBITDA Multiple and 6.0x to 9.0x for the CY13E Adjusted EBITDA Multiple, and applied these ranges to the Company’s estimated calendar year 2012 and 2013 Adjusted EBITDA. Based on the calculations set forth above, this analysis implied a range of values for Company common stock of approximately $25.13 to $38.78 per share based on the Company Projections and approximately $24.59 to $36.35 per share based on the Analyst Projections.

No company included in the selected companies analysis is identical to the Company. In evaluating the selected companies, Qatalyst made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Miscellaneous

In connection with the review of the Merger by the Board, Qatalyst performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst’s view of the actual value of the Company. In performing its analyses, Qatalyst made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Qatalyst’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $32.00 per share cash consideration to be received by the holders of Company common stock (other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent) pursuant to the Merger Agreement, and in connection with the delivery of its opinion to the Board. These analyses do not purport to be appraisals or to reflect the price at which the Company’s common stock might actually trade at any time.

Qatalyst’s opinion and its presentation to the Board was one of many factors considered by the Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the consideration to be received by the Company’s stockholders pursuant to the Merger or of whether the Board would have been willing to agree to a different consideration. The consideration was determined through arm’s-length negotiations between the Company and Permira with Qatalyst participating in the negotiations and was approved by the Board. Qatalyst provided advice to the Company during these negotiations. Qatalyst did not, however, recommend any specific consideration to the Company or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Permira or certain of their respective affiliates. During the two year period prior to the date of Qatalyst’s opinion, no material relationship existed between Qatalyst or any of its affiliates and the Company, Parent, Permira or Spectrum pursuant to which compensation was received by Qatalyst or its affiliates. However, Qatalyst or its affiliates may in the future provide investment banking and other financial services to the Company, Parent, Permira or Spectrum or any of their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst provided the Company with financial advisory services in connection with the proposed Merger for which it will be paid approximately $18.5 million, $250,000 of which was payable upon execution of such engagement letter and approximately $3.7 million of which was payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the Merger. The Company has also agreed to reimburse Qatalyst for its expenses incurred in performing its services. The Company has also agreed to indemnify Qatalyst and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst or any of its affiliates against certain liabilities, including liabilities under the federal securities law, and expenses related to or arising out of Qatalyst’s engagement.

Position of the Permira Filing Persons, Parent and Merger Sub as to Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of the Permira Filing Persons (as defined below in “Important Information Regarding Parent, Merger Sub, the Permira Filing Persons, Spectrum and the Rollover Investors—Parent, Merger Sub and the Permira Filing Persons” on p. 111), Parent and Merger Sub may be deemed to be affiliates of the Company, and, therefore, required to express their beliefs as to the fairness of the proposed merger to the Company’s unaffiliated stockholders. The Permira Filing Persons, Parent and Merger Sub are making the statements included in this Section solely for the purposes of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The Permira Filing Persons, Parent and Merger Sub believe that the proposed merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is fair to the Company’s unaffiliated stockholders on the basis of the factors described in “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 26 and the additional factors described below.

None of the Permira Filing Persons, Parent or Merger Sub participated in the deliberations of the Board regarding, or received advice from the Company’s legal advisors or financial advisors as to, the fairness of the proposed merger. None of the Permira Filing Persons, Parent or Merger Sub has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the proposed merger to the Company’s unaffiliated stockholders. Based on the knowledge and analysis by the Permira Filing Persons, Parent and Merger Sub of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board discussed in this proxy statement in “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 26 (which analysis and resulting conclusions the Permira Filing Persons, Parent and Merger Sub adopt), the Permira Filing Persons, Parent and Merger Sub believe that the proposed merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. In particular, the Permira Filing Persons, Parent and Merger Sub believe that the proposed merger is both procedurally and substantively fair to the unaffiliated stockholders of the Company based on their consideration of the following factors, among others:

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the fact that the merger agreement and the transactions contemplated thereby were negotiated and unanimously approved by the Board (with Timothy Sullivan and members of the Board affiliated with Spectrum abstaining) and the fact that the members of the Board who approved the merger agreement and transactions contemplated thereby consist solely of directors who are not officers or employees of the Company or affiliates of Spectrum, who are independent of and have no economic interest or expectancy of an economic interest in Parent or its affiliates, who are independent from Messrs. Sullivan and Hochhauser and Spectrum and who do not have any economic interest or expectancy of an economic interest in Parent or the surviving corporation (other than the interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52);

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the fact that the merger consideration of $32.00 per share in cash represents a premium over the market price of the Company common stock before the public announcement of the merger agreement, namely, approximately a 10% premium over the market closing price of $29.18 per share on October 19, 2012, the last trading day prior to the announcement of the execution of the merger agreement, and approximately a 41% premium over the market closing price of $22.63 per share on June 5, 2012, the last trading day prior to press reports that the Company had retained a financial advisor in connection with a possible sale of the Company;

•	the fact that the merger consideration of $32.00 in cash per share of common stock resulted from lengthy negotiations between the Board and Parent;

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the fact that the merger consideration is all cash, which provides certainty of value and liquidity to unaffiliated stockholders and allows the unaffiliated stockholders not to be exposed to risks and uncertainties relating to the prospects of the Company;

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the fact that the merger agreement permitted the Company to provide information and participate in negotiations after the execution of the merger agreement with respect to unsolicited acquisition proposals in circumstances described in the merger agreement and to the terminate the merger agreement to accept a Superior Proposal;

•	the fact that the Board had the authority to reject the transaction proposed by Parent;

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the fact that the Board received an opinion, dated as of October 18, 2012, from Qatalyst that based on and subject to the various considerations, limitations and other matters set forth in such opinion, the consideration to be received pursuant to the Merger Agreement by holders of shares of Company common stock, other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent, is fair, from a financial point of view, to such stockholders, notwithstanding that the opinion delivered to the Board from its financial advisor was provided solely for its benefit and that the Permira Filing Persons, Parent and Merger Sub were not permitted to, and therefore did not rely on such opinion;

•	the fact that the merger and the merger agreement were approved by the Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining);

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the fact that Parent and Merger Sub obtained debt and equity financing commitments for the transaction, the limited number and nature of the conditions to the debt and equity financing, and the obligation of Parent to use its reasonable best efforts to obtain the debt financing; and

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the fact that under Delaware law, the stockholders of the Company have the right to dissent to the merger and to seek payment of the fair value of their shares in accordance with the procedures provided under Delaware law if the proposed merger is effected.

In their consideration of the fairness of the proposed merger, the Permira Filing Persons, Parent and Merger Sub did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated stockholders because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, because they considered the Company to be a viable going concern, and because the Company will continue to operate its business following the merger. The Permira Filing Persons, Parent and Merger Sub did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company’s unaffiliated stockholders because, in their view, net book value is not indicative of the Company’s market value but rather an indicator of historical costs. The Permira Filing Persons, Parent and Merger Sub did not specifically consider the purchase prices paid in the transactions described under “Important Information Regarding Ancestry.com—Transactions in Common Stock” beginning on page 102 but note that the consideration to be received by unaffiliated stockholders represents a premium over such prices. The Permira Filing Persons, Parent and Merger Sub did not seek to establish a pre-merger going concern value for the Company’s common stock to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Company’s common stock, the per share merger consideration of $32.00 represented a premium to the going concern value of the Company.

The foregoing discussion of the information and factors considered and weight given by the Permira Filing Persons, Parent and Merger Sub in connection with their evaluation of the fairness to the Company’s unaffiliated stockholders of the merger agreement is not intended to be exhaustive but is believed to include all material factors considered. The Permira Filing Persons, Parent and Merger Sub found it impracticable to assign, nor did they assign, relative weight to the individual factors considered in reaching their conclusions as to fairness. The Permira Filing Persons, Parent and Merger Sub believe that these factors provide a reasonable basis for their belief that the proposed merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any of the Company’s stockholders to approve the merger agreement. The Permira Filing Persons, Parent and Merger Sub do not make any recommendation as to how stockholders of the Company should vote their shares of Company common stock relating to the proposal to approve the merger agreement and the merger at the special meeting.

Spectrum’s Position as to Fairness of the Merger

Under the SEC rules governing “going private” transactions, Spectrum may be deemed to be an affiliate of Ancestry.com and engaged in a “going private” transaction and, therefore, may be required to express its beliefs as to the fairness of the merger to the Company’s unaffiliated stockholders. Spectrum is making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of Spectrum as to the fairness of the merger should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement. Spectrum has interests in the merger that are different from, and in addition to, those of the other stockholders of Ancestry.com.

The unaffiliated stockholders of Ancestry.com were represented by the Board and by the disinterested directors, which negotiated the terms and conditions of the Merger Agreement on their behalf, with the assistance of the Board’s independent financial and legal advisors. Neither Spectrum itself nor its advisors participated in the negotiation of the terms and conditions of the Merger Agreement. While Spectrum is represented by two directors on the Board, as discussed under “Special Factors—Background of the Merger” beginning on page 16, from October 4, 2012 (the date of the first Board meeting following Permira’s submission of a written proposal for an acquisition of the Company involving an equity investment by Spectrum and management), Spectrum’s representatives on the Board were excluded from certain Board deliberations relating to the approval of the Merger Agreement and deferred on all decisions relating to the merger and the Company’s strategic alternatives to the Company’s disinterested directors. For these reasons, Spectrum does not believe that its interests in the merger influenced the decision of the disinterested directors or the Board with respect to the Merger Agreement or the merger.

Spectrum itself did not receive advice from the Board’s legal or financial advisors as to the fairness of the merger. Spectrum has not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated stockholders. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board and the disinterested directors discussed in “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 26 (which analysis and resulting conclusions Spectrum adopts), Spectrum believes that the merger is substantively fair to the Company’s unaffiliated stockholders. In particular, Spectrum considered the following:

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the current and historical market prices of the Common Stock, including the market performance of the Common Stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the merger consideration of $32.00 per share represented a premium of approximately 41% to the closing price of the Common Stock on June 5, 2012, the last trading day prior to press reports that the Company had retained a financial advisor in connection with a possible sale of the Company, and a premium of approximately 10% to the closing price on the last trading day before the Merger Agreement was executed;

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the fact that the disinterested directors unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders, including its unaffiliated stockholders, and unanimously believed the merger consideration of $32.00 per share was more favorable to the Company’s stockholders, including its unaffiliated stockholders, than the potential value that might result from other alternatives reasonably available to the Company, including the alternative of remaining a stand-alone public company and other strategic or recapitalization strategies that might be undertaken as a stand-alone public company in light of a number of factors, including the risks and uncertainty associated with those alternatives;

•	the fact that the merger consideration is all cash, thus allowing stockholders to immediately realize a certain and fair value for their shares of the Common Stock;

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the fact that the merger will provide liquidity for the Company’s unaffiliated stockholders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

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the fact that $32.00 per share represented the highest price that any third party had been prepared to pay after having received nonpublic information from the Company and conducting due diligence; and

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the fact that there are no unusual requirements or conditions to the merger and that the merger is not conditioned on any financing being obtained by Parent, increasing the likelihood that the merger will be consummated and that the consideration to be paid to the Company’s unaffiliated stockholders in the merger will be received.

Spectrum further believes that the merger is procedurally fair to the Company’s unaffiliated stockholders based upon, among other things, the following factors:

•	that the Board was fully informed about the extent to which the interests of Spectrum and Mr. Sullivan in the merger differed from those of the Company’s other stockholders;

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the fact that from October 4, 2012 (the date of the first Board meeting following Permira’s submission of a written proposal for an acquisition of the Company involving an equity investment by Spectrum), Spectrum’s representatives on the Board, as well as Mr. Sullivan, were excluded from certain Board deliberations with respect to the negotiation, evaluation or approval of the Merger Agreement and the merger, deferring all decisions relating to the merger and the Company’s strategic alternatives to the disinterested directors;

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the fact that the disinterested directors are not employees of the Company or any of its subsidiaries and have no interest in the merger that is different from that of the unaffiliated stockholders (other than the acceleration of certain equity-based awards held by such directors);

•	the fact that the Board retained, and the disinterested directors had the benefit of advice from, nationally recognized legal and financial advisors;

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the fact that the disinterested directors met independently on several occasions to consider Permira’s proposal to acquire the Company and the Company’s alternatives and were advised by Qatalyst and Wachtell Lipton;

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notwithstanding the fact that the Qatalyst opinion was not delivered to Spectrum, and Spectrum is not entitled to rely on such opinion, the fact that the Board received an opinion from Qatalyst, dated October 18, 2012, that based on and subject to the various considerations, limitations and other matters set forth in such opinion, the consideration to be received pursuant to the Merger Agreement by holders of shares of Company common stock, other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent, is fair, from a financial point of view, to such stockholders; and that on October 21, 2012, Qatalyst confirmed that nothing had come to its attention since October 18, 2012, including the completion of an additional two days of trading in the Company’s common stock, that would alter in any material respect its analysis delivered to the Board on October 18, 2012;

•	the fact that the Board was deliberate in its process, taking approximately seven months to run a thorough, open and competitive process and to evaluate various alternatives;

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the fact that representatives of the Company contacted a large number of potential financial and strategic acquirors in the sale process, and that the process was also the subject of multiple public reports, none of which produced a higher definitive offer than the offer from Permira;

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the fact that the $32.00 per share merger consideration (a) was the result of the Board’s and the disinterested directors’ extensive arm’s-length negotiations with Permira, (b) represented the highest definitive price in the sale process, and (c) was only achieved as a result of the willingness, at the request of Permira, of Spectrum and Mr. Sullivan to increase the amount of the equity investment they were willing to make;

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the Company’s and Spectrum’s ability, under certain circumstances as set out in the Merger Agreement and the Voting Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals;

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the Company’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $37.8 million (equal to approximately 2.4% of the Company’s total equity value implied by the merger);

•	the fact that the Voting Agreement terminates automatically upon the termination of the Merger Agreement by the Company to accept a Superior Proposal and in other circumstances specified therein; and

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the availability of appraisal rights under Delaware law to holders of shares of Common Stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement.

Spectrum notes that the merger does not require approval by holders of at least a majority of the shares of Common Stock held by the Company’s unaffiliated stockholders. Spectrum does not believe that the absence of such approval should affect the fairness determination because, among other things, Spectrum, which is entitled to vote at the special meeting, is proposing to dispose of approximately 76% of the shares of Common Stock owned by Spectrum in the merger for the same consideration as will be received by the unaffiliated stockholders in the merger. Accordingly, Spectrum believes its interest is substantially aligned with the interests of the unaffiliated stockholders with respect to the merger vote. Spectrum also notes that approval of the merger agreement will still require the approval of approximately 28% of stockholders other than Spectrum.

Spectrum also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed merger, including:

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that the stockholders of the Company (other than Spectrum and the Rollover Investors) will not participate in any future earnings or growth of the Company’s business and will not benefit from any potential sale to a third party in the future, or from any appreciation in the Company’s value;

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the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if sufficient debt and equity financing is not obtained;

•	that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity and funding commitments of Permira;

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the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the proposed merger;

•	the potential negative effect that the pendency of the merger, or a failure to complete the merger, could have on the Company’s business and relationships with its employees, vendors and customers;

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that the Company and its subsidiaries are restricted from soliciting, initiating, or encouraging the submission of alternative acquisition proposals from third parties or the making of any inquiry, proposal or offer that would reasonably be expected to lead to an alternative acquisition proposal;

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the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement, including a termination fee of $37.8 million, and the processes required to terminate the merger agreement, including the opportunity for Parent to make revisions to its merger proposal, could discourage other potential acquirors from making a competing bid to acquire the Company; and

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

Spectrum did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company’s unaffiliated stockholders because it believed that net book value is not a material indicator of the value of the Company as a going concern, but rather is indicative of historical costs. The Company’s net book value per share as of September 30, 2012 was approximately $8.67, or approximately 73% lower than the $32.00 per share cash merger consideration. In addition, Spectrum did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern. Spectrum did not specifically consider the purchase prices paid in the transactions described under “Important Information Regarding Ancestry.com—Transactions in Common Stock” beginning on page 102 but notes that the consideration to be received by unaffiliated stockholders generally represents a premium over such prices. Spectrum did not seek to determine a pre-merger going concern value for the Company’s common stock to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Company’s common stock, the per share merger consideration of $32.00 represented a premium to the going concern value of the Company. Spectrum was not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than a filing person in the two years preceding the signing of the Merger Agreement.

The foregoing discussion of the information and factors considered and given weight by Spectrum in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by it. Spectrum did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the merger. Rather, Spectrum reached its position as to the fairness of the merger after considering all of the foregoing as a whole. Spectrum believes these factors provide a reasonable basis upon which to form their position regarding the fairness of the merger to the Company’s unaffiliated stockholders. This position should not, however, be construed as a recommendation to any Company stockholder to approve the merger agreement. Spectrum makes no recommendation as to how stockholders of the Company should vote their shares of Common Stock relating to the merger.

Position of the Rollover Investors as to Fairness of the Merger

Under the rules governing “going private” transactions under Rule 13e-3 under the Exchange Act, the Rollover Investors may be deemed to be engaged in a “going private” transaction and required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. The Rollover Investors are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The view of the Rollover Investors as to the fairness of the merger should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement. The Rollover Investors have interests in the merger that are different from, and in addition to, those of the other stockholders of Ancestry.com.

The Rollover Investors did not undertake a formal evaluation of the merger or engage a financial advisor for that purpose, as the unaffiliated stockholders of the Company were represented by the disinterested members of the Board with the assistance of the Board’s independent financial and legal advisers and with Mr. Sullivan and members of the Board affiliated with Spectrum taking no part in the Board’s vote to approve the Merger and recommend the adoption of the Merger Agreement to the Company’s stockholders, including its unaffiliated stockholders. The Rollover Investors believe that the Merger Agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders based upon their knowledge of the Company as well as the factors considered by, and the findings of, the members of the Board (other than Mr. Sullivan and members of the Board affiliated with Spectrum) with respect to the fairness of the merger to such unaffiliated stockholders. See “—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 26. The Rollover Investors agree with the determinations and conclusions of the Board based on the reasonableness of these determinations and conclusions, which they adopt.

While Mr. Sullivan is a Board member and each of Messrs. Sullivan and Hochhauser is an executive officer of the Company, they did not participate in certain Board discussions relating to the transaction and did not participate in the Board’s vote to approve the Merger Agreement and the merger, which was effected by a unanimous vote of the Board members other than Mr. Sullivan and affiliates of Spectrum. For these reasons, the Rollover Investors do not believe that their interests in the merger influenced the decision of the Board with respect to the Merger Agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by the Rollover Investors in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by the Rollover Investors. The Rollover Investors found it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the proposed merger. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

Purposes and Reasons for the Merger

If the merger is consummated, Parent, Spectrum and the Rollover Investors anticipate that the Company’s operations will be conducted substantially as they are currently being conducted (except that the Company will

(i) cease to be an independent public company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has), and that the Company will retain its core operating assets. Other than as described in this proxy statement, Parent, Spectrum and the Rollover Investors have no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, in conjunction with management, Parent, Spectrum and the Rollover Investors will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions. After completion of the merger, Parent, Spectrum and the Rollover Investors intend to retain their interests in the Company and have no current plans to retire or otherwise dispose of such interests.

Purposes and Reasons of the Merger for the Permira Filing Persons, Parent, Merger Sub, Spectrum and the Rollover Investors

Under the rules governing “going private” transactions under Rule 13e-3, the Permira Filing Persons, Parent, Merger Sub, Spectrum and the Rollover Investors may be deemed to be engaged in a “going private” transaction and required to express their reasons for the merger to our public stockholders. The aforementioned persons are making this statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Permira Filing Persons, Parent and Merger Sub, the primary purpose for the merger is to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company privately held and wholly owned by Parent. The Permira Filing Persons, Parent and Merger Sub believe that structuring the transaction in such manner is preferable to other transaction structures because it will enable Parent to acquire all of the Common Stock at the same time, it represents an opportunity for the Company’s unaffiliated stockholders to receive $32.00 in cash for their shares and it also allows Spectrum and the Rollover Investors to maintain a significant portion of their investment in the Company through their commitments to exchange or roll over their existing equity interests in the Company into equity interests of Parent. For Spectrum and the Rollover Investors, the primary purpose of the merger for the Company is to enable its public stockholders to immediately realize the value of their investment in the Company through their receipt of the per share merger price of $32.00 in cash, without interest. The merger will also allow each of Spectrum and the Rollover Investors to immediately realize in cash the value of a portion of their respective equity interests in the Company. In connection with the merger, Spectrum and Mr. Sullivan will respectively roll over 3,125,000 and 448,066 of their shares of Common Stock into common stock of Parent (including, in Mr. Sullivan’s case, 324,074 shares held by Purefoy, LLC over which Mr. Sullivan exercises control) and thereby be able to benefit from any future earnings and growth of Ancestry.com after its stock ceases to be publicly traded. In addition, the merger will allow Messrs. Sullivan and Hochhauser to roll over into Parent a portion of their Company stock options and Company RSU Awards and thereby benefit from any future earnings and growth of Ancestry.com after its stock ceases to be publicly traded. Further, following the effective time of the merger, Messrs. Sullivan and Hochhauser (among other employees of the Company) are expected to participate in an option program with respect to up to 9.5% of Parent’s outstanding common stock. Spectrum and the Rollover Investors also believe that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company’s public stockholders with respect to such initiatives or the collective risk tolerance of such public stockholders as it relates to such initiatives.

Certain Effects of the Merger

If the Merger Agreement is adopted by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation.

Upon the consummation of the merger each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Parent or Merger Sub that will be cancelled and holders who have perfected and not withdrawn a demand for appraisal rights) will immediately be converted into the right to receive $32.00 in cash, without interest and less any applicable withholding taxes.

A primary benefit of the merger to our stockholders will be the right of such stockholders to receive a cash payment of $32.00, without interest, for each share of Common Stock held by such stockholders as described above, representing a premium of approximately 10% to the closing market price of the Common Stock on October 19, 2012, the last trading day before the public announcement of the signing of the Merger Agreement, as well as a premium of approximately 41% to the closing market price of the Common Stock on June 5, 2012, the last trading day before press reports that the Company had retained a financial advisor in connection with a possible sale of the Company. Additionally, such stockholders will avoid the risk of any possible decrease in our future earnings, growth or value, and the risks related to our additional leverage.

The primary detriments of the merger to such stockholders include the lack of interest of such stockholders in any potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our stockholders who surrender shares of our Common Stock in the merger. The Company has accrued net operating loss carryforwards. Parent, Merger Sub, the Permira Filings Persons, Spectrum and the Rollover Investors will become direct beneficiaries of the future use of such net operating loss carryforwards after the merger to the extent of their respective equity interests in the Company. Such benefit is expected to be approximately $9.0 million in respect of federal taxes, $0.7 million in respect of foreign taxes and $0.1 million in respect of state taxes.

Following the merger, all of the equity interests in the Company will be owned, indirectly through Parent, by Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. (who are collectively referred to as the “Sponsor”) and the other equity investors. If the merger is completed, Sponsor and the other equity investors will be the sole beneficiaries of our future earnings and growth, if any, and they will be the only ones entitled to vote on corporate matters affecting the Company following the merger. Similarly, Sponsor and the other equity investors will also bear the risks of ongoing operations, including the risks of any decrease in the value of the Company after the merger and other risks related to the incurrence by the surviving corporation of significant debt as described below under “—Financing—Debt Financing”.

The Common Stock is currently registered under the Exchange Act and is quoted on the NASDAQ under the symbol “ACOM.” As a result of the merger, the Company will be a privately held corporation and there will be no public market for its Common Stock. After the merger, the Common Stock will cease to be quoted on the NASDAQ and price quotations with respect to sales of Common Stock in the public market will no longer be available. In addition, registration of the Common Stock under the Exchange Act will be terminated and the Company will no longer file periodic reports with the SEC with respect to the Common Stock. Termination of registration of our Common Stock under the Exchange Act will reduce the information required to be furnished by the Company to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company. However, since it is contemplated that the Company (as the entity surviving the merger) will complete a registered exchange or public offering of debt securities, it is anticipated that the Company will be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction as a public debt filer. As a result, although the benefits are not expected to be significant, Sponsor, Spectrum, the Rollover Investors and the other equity holders of Parent will, indirectly through Parent, benefit from any regulatory compliance cost savings realized by the Company following it ceasing to be a publicly traded company.

The Company’s certificate of incorporation will become the certificate of incorporation of the surviving entity, until amended, and the Company’s bylaws will be amended in their entirety to be the same as the bylaws of Merger Sub immediately prior to the effective time of the merger.

Spectrum and some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally, including:

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Each of Victor Parker and Ben Spero is a director of the Company and a managing director of Spectrum Equity Investors, which is affiliated with Spectrum. Spectrum owns approximately 31% of the Common Stock. In connection with the merger, Spectrum has agreed to roll over on a tax-free basis 3,125,000 shares of Common Stock into common stock of Parent.

•	Mr. Sullivan has agreed to roll over on a tax-free basis 448,066 shares of Common Stock owned by Mr. Sullivan and Purefoy, LLC, over which Mr. Sullivan exercises control, into common stock of Parent.

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The Merger Agreement provides for the vesting and cash-out of all Company stock options and Company RSU Awards, except with respect to certain Company stock options and Company RSU Awards held by Timothy Sullivan and Howard Hochhauser, which will convert into options or restricted stock units with respect to common stock of Parent. In addition to the rollover agreements with Messrs. Sullivan and Hochhauser, prior to the effective time, Parent may enter into rollover agreements with other employees of the Company and its subsidiaries with respect to Company RSU Awards.

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The Company’s executive officers are parties to employment agreements with the Company that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger.

•	The Company’s executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation.

•

Following the merger, certain of the Company’s executive officers and other Company employees will be eligible to participate in an option plan with respect to up to 9.5% of the outstanding common stock of Parent.

•

The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and the Company’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

These interests are discussed in more detail in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52.

Following the merger, the primary detriments of the merger to Spectrum and the Rollover Investors include the fact that all of the risk of any possible decrease in our earnings, growth or value, and all of the risks related to our additional leverage, following the merger will be borne by Parent and its stockholders. Additionally, the investment by Spectrum and the Rollover Investors in Parent will not be liquid, with no public trading market for such securities, and the equity securities of Parent may be subject to contractual restrictions on transfer, including, in the case of the Company’s securities, liens to the extent provided under the terms of our debt financing.

Parent does not currently own any interest in the Company. Following consummation of the merger, Parent will own 100% of the outstanding common stock of the Company and will have a corresponding interest in our net book value and net earnings. Each stockholder of Parent will have an interest in our net book value and net earnings in proportion to such stockholder’s ownership interest in Parent. Our net income for the fiscal year ended December 31, 2011 was approximately $62.9 million and our net book value as of December 31, 2011 was approximately $310.5 million. Our net income for the nine months ended September 30, 2012 was approximately $58.4 million and our net book value as of September 30, 2012 was approximately $374.7 million.

The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of the Permira Filing Persons, Spectrum and the Rollover Investors prior to and immediately after the merger, based on the net book value at December 31, 2011 and September 30, 2012, and net earnings for the year ended December 31, 2011 and the nine months ended September 30, 2012.

	Ownership of the Company Prior to the Merger					Ownership of the Company After the Merger
	% Ownership	Net book value at September 30, 2012	Net book value at December 31, 2011	Net income for the nine months ended September 30, 2012	Net income for the year ended December 31, 2011	% Ownership	Net book value at September 30, 2012	Net book value at December 31, 2011	Net income for the nine months ended September 30, 2012	Net income for the year ended December 31, 2011
	(thousands of dollars)
Spectrum Equity Investors V, L.P.	22.0%	$82,330	$68,224	$12,837	$13,819	14.6%	$54,633	$45,272	$8,518	$9,170
Spectrum Investment Managers’ Fund, L.P.	0.1%	389	322	61	65	—	—	—	—	—
Spectrum Equity Investors III, L.P.	7.8%	29,379	24,345	4,581	4,931	—	—	—	—	—
SEI III Entrepreneurs’ Fund, L.P.	0.6%	2,061	1,708	321	346	—	—	—	—	—
Spectrum III Investment Managers’ Fund, L.P.	0.1%	494	409	77	83	—	—	—	—	—
Purefoy, LLC	0.7%	2,804	2,323	437	471	1.5%	5,659	4,688	882	951
Timothy Sullivan(1)	5.1%	18,960	15,712	2,956	3,182	10.6%	39,831	33,008	6,210	6,685
Howard Hochhauser	0.8%	3,184	2,638	496	534	1.4%	5,397	4,471	841	905
Parent	—	—	—	—	—	100.0%	374,711	310,510	58,425	62,895
Permira Filing Persons	—	—	—	—	—	55.1%	206,541	171,153	32,204	34,668

(1)	Includes shares held by Purefoy, LLC over which Mr. Sullivan exercises control.

Projected Financial Information

Ancestry.com’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by management were made available to Parent and Merger Sub as well as to the Board and the Board’s financial advisors in connection with their respective considerations of the merger. We have included a summary of these projections to give our stockholders access to certain nonpublic information provided to Parent and Merger Sub for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Parent, Merger Sub or the Board, Qatalyst, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The Company advised the recipients of the projections that its internal financial forecasts upon which the projections were based are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist Parent, Merger Sub and the financial advisor to the Board with their respective due diligence investigations of the Company and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of, Ancestry.com. Ernst & Young, LLP, the Company’s independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, Ernst & Young, LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young, LLP report incorporated by reference in this proxy statement relates to Ancestry.com’s historical financial information. It does not extend to the projected financial information and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Information,” on page 62 which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Since the date of the projections, the Company has made publicly available its actual results of operations for the quarter ended September 30, 2012. You should review Ancestry.com’s Current Report on Form 8-K filed October 26, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 to obtain this information. See “Where You Can Find Additional Information” on page 115. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The projected financial information has been prepared on a basis consistent with the accounting principles used in the historical financial statements. For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The Company prepared its initial financial projections, as set forth below, in May 2012, updating such projections only as to 2012 through October 2012 (the “May 2012 Projections”). The May 2012 Projections assumed growth in gross subscriber additions (GSAs) of 3.2%, 3.3%, 9.0%, 8.6% and 8.6% in 2012, 2013, 2014, 2015 and 2016, respectively. The projections assumed growth in subscriber acquisition cost (measured as external marketing and advertising expense, divided by GSAs in the year) of 5.1%, 6.8%, 2.5%, 1.2% and (0.0%) in 2012, 2013, 2014, 2015 and 2016, respectively. In the May 2012 Projections, churn (measured as the number of subscribers cancelling in a year divided by the sum of the beginning subscribers and GSAs during the year) was assumed to decline by 9.9%, 6.9%, 4.1%, 3.8% and 3.2% in 2012, 2013, 2014, 2015 and 2016, respectively. Average revenue per user (ARPU) was assumed to grow at 0.9%, 0.5%, 0.3%, 0.3% and 0.3% in 2012, 2013, 2014, 2015 and 2016, respectively, under the May 2012 Projections.

Under these assumptions, the May 2012 Projections showed subscribers for the Company’s core subscription offering (which excludes DNA, Archives.com and other of the Company’s subscription assets) increasing from approximately 2,005,000 in 2012 to approximately 3,356,000 in 2016. Under the May 2012 Projections, total revenue was projected to rise from $501 million (including the effect of the acquisition of Archives.com) to $901 million in 2016, with adjusted EBITDA – defined as net income (loss) plus net interest and other (income) expense; income tax expense; and non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense – rising from $172 million (including the effect of the acquisition of Archives.com) to $372 million in 2016. The following table presents a reconciliation of Adjusted EBITDA to net income for each of the periods presented with respect to the May 2012 Projections.

	Year Ended December 31,
	2012(1)	2013	2014	2015	2016
	(in thousands)
Net Income	$78,991	$91,726	$131,901	$164,908	$197,359
Other (income) expense, net	161	1,555	793	708	(1,122)
Income tax expense	37,082	47,320	63,688	80,281	95,528
Depreciation expense	14,648	16,988	20,200	23,300	26,275
Amortization expense	27,370	32,775	25,745	25,100	25,360
Stock based compensation	15,543	19,164	22,022	25,248	28,835

Adjusted EBITDA	$173,794	$209,529	$264,348	$319,545	$372,236

(1)	The figures presented for 2012 are from the Company’s financial projections as updated through October 2012 and do not include results for Archives.com from January 1, 2012 to the closing date of the acquisition of Archives.com by the Company. To increase comparability between 2012 and subsequent years, the May 2012 Projections include pro forma adjustments to Adjusted EBITDA and total revenue for 2012 reflecting the Company management’s estimates of the results for Archives.com from January 1, 2012 to the closing date of the acquisition. No adjusted version of the other line items shown was prepared and the pro forma adjustment of Adjusted EBITDA has therefore been excluded from the reconciliation.

In addition, in response to feedback received from potential bidders and discussions with Qatalyst and management of the Company since the time the May 2012 Projections were prepared, at the Board’s request the management of the Company prepared sensitivities to the May 2012 Projections in order assist the Board in assessing the potential downside risks that could arise from reasonable deviations in the assumptions underlying the May 2012 Projections. The sensitivities were prepared and provided to the Board and Qatalyst in their evaluation of the proposed merger, and were not provided to bidders, and therefore Permira did not consider the sensitivities in determining its purchase price, but rather relied on its own assumptions and projections.

The sensitivities generally reflect the downside risks that could arise from higher subscriber acquisition costs (SAC) and lower GSAs than the May 2012 Projections, which would result from more conservative assumptions, including with respect to the impact of the Company’s loss of the Who Do You Think You Are? television show, which had been one of the Company’s more effective subscriber acquisition initiatives. In one sensitivity provided to the Board, the compound annual growth rate (CAGR) of GSAs from 2012 to 2016 was assumed to be 1.6%, ending subscribers in 2016 were assumed to be 2,303,000, the 2012-2016 CAGR for SAC was estimated to be 6.5% ending at $114.3 million in 2016 and churn was assumed to gradually increase to 4.1% in 2016. The foregoing assumptions resulted in 2016 total revenue of $679 million and 2016 adjusted EBITDA of $230 million. In the other sensitivity provided to the Board, the CAGR of GSAs from 2012 to 2016 was assumed to be 3.7%, ending subscribers in 2016 were assumed to be 2,484,000, the 2012-2016 CAGR for SAC was estimated to be 4.0% ending at $104.2 million in 2016 and churn was assumed to gradually increase to 4.1% in 2016. The foregoing assumptions resulted in 2016 revenue of $717 million and 2016 adjusted EBITDA of $259 million.

Like the May 2012 Projections, the sensitivities were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. They are summarized in this proxy statement only because they were considered by the Board in evaluating the merger and provided to Qatalyst in connection with its financial analysis undertaken for purposes of rendering the opinion to the Board described in the section entitled “Special Factors—Opinion of Qatalyst Partners LP” beginning on page 31. As with the May 2012 Projections, Management does not as a matter of course make public any sensitivities, and all qualifications and limitations applicable to the May 2012 Projections, as described above, are applicable to the sensitivities prepared by the Company.

Financing

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $1.6 billion. Parent expects this amount to be provided from the following sources:

•	approximately $970 million from one or more debt financings of Parent which is described elsewhere in this section under the subheading “—Debt Financing”;

•	cash equity investments by the Sponsor in an aggregate amount of approximately $503 million, which are described below under the subheading “—Equity Financing”; and

•	the contribution by Spectrum, the Rollover Investors and any employees other than Messrs. Sullivan and Hochhauser who shall have entered into rollover arrangements with Parent prior to the effective time of the merger of Common Stock, Company stock options and Company RSU Awards, as the case may be, to Parent immediately prior to the effective time of the merger, which is described in this section under the subheading “—Rollover Financing.”

The financing described above, when funded in accordance with the commitment letters, shall provide Parent the cash proceeds sufficient for the consummation of the Merger.

Equity Financing

On October 21, 2012, certain Permira funds, including Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited, and P4 Co-Investment L.P., AlpInvest Partners Co-Investments 2009 C.V., AlpInvest Partners Co-Investments 2010 II C.V. and Jasmine Venture Pte Ltd (which are collectively referred to as the “equity investors”) entered into equity commitment letters (the “equity commitment letters”) with Parent pursuant to which the equity investors committed to contribute to Parent, at or prior to the consummation of the merger, an aggregate of approximately $503 million in cash, in exchange for which the equity investors will receive common stock of Parent. The equity commitment of the equity investors is subject to the following conditions:

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligations to complete the merger;

•

simultaneously with or prior to the closing of the merger, the closing of the financing under the debt commitment letter described below or on the terms and conditions of any alternative debt financing that Parent and Merger Sub are required to procure under the merger agreement;

•	the concurrent funding of all commitments under the equity commitment letters and the contribution agreements; and

•

the (i) substantially concurrent consummation of the merger in accordance with the terms of the Merger Agreement or (ii) the Company having irrevocably confirmed in writing that if an order of specific performance requiring Parent to consummate the merger in accordance with the Merger Agreement is granted, and the debt financing, the equity financing and the rollover financing are funded, the closing will occur.

The obligation of the equity investors to fund the equity commitment shall automatically and immediately terminate upon the earliest to occur of: (a) the consummation of the merger, (b) the termination of the Merger Agreement, any rollover financing commitment, any other equity financing commitment or the Fee Funding Agreement, in accordance with its terms, (c) without limiting any of the Company’s rights against Parent or Merger Sub under the Merger Agreement, the commencement by the Company or any of its affiliates of a lawsuit or other legal proceeding asserting any claim (whether in tort, contract or otherwise) under, or in respect of, the Merger Agreement, any equity commitment letter or any rollover agreement or the transactions contemplated thereby against any Investor Affiliates (as defined below), other than certain specified claims under the equity commitment letters or any claim seeking an injunction, specific performance or other equitable remedy against Parent or Merger Sub under the Merger Agreement in accordance with the terms and conditions thereof, or (d) the first anniversary of the date hereof except, in the event a claim by the Company or any of its affiliates under the claims specified in the equity commitment letters or any claim seeking an injunction, specific performance or other equitable remedy against Parent or Merger Sub under the Merger Agreement is then pending, the equity commitment letter shall not terminate under clause (d) until any such claim has been resolved in a final non-appealable decision by a court of competent jurisdiction.

The Company is an express third-party beneficiary of the equity commitment letters and has the right to seek specific performance under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitments.

Rollover Financing

On October 21, 2012, Spectrum entered into a contribution agreement pursuant to which Spectrum committed to contribute, immediately prior to the consummation of the merger, 3,125,000 shares of our Common Stock (the equivalent of a $100 million investment based upon the per share merger consideration of $32.00) in exchange for common stock of Parent. In addition, on October 21, 2012, each of Mr. Sullivan and his affiliate, Purefoy, LLC, entered into a contribution agreement pursuant to which Mr. Sullivan committed to contribute, immediately prior to the consummation of the merger, 123,992 shares of our Common Stock to Parent (the equivalent of a $4.0 million investment based upon the per share merger consideration of $32.00) in exchange for common stock of Parent and Purefoy, LLC committed to contribute, immediately prior to the consummation of the merger, 324,074 shares of our Common Stock to Parent (the equivalent of a $10.4 million investment based upon the per share merger consideration of $32.00) in exchange for common stock of Parent. Furthermore, Messrs. Sullivan and Hochhauser entered into rollover agreements pursuant to which they have committed to convert Company stock options and Company RSU Awards having an aggregate value of up to $68 million (based on the per share merger consideration of $32.00 and excluding the aggregate exercise price) into comparable Parent equity awards. In addition to the rollover agreements with Messrs. Sullivan and Hochhauser, prior to the effective time, Parent may enter into rollover agreements with other employees of the Company and its subsidiaries with respect to Company RSU Awards.

The obligations to contribute the shares of Common Stock pursuant to the rollover agreements are subject to the following conditions:

•	the representations and warranties of Parent set forth in the Rollover Agreements being true and correct in all material respects at and as of the closing of the merger; and

•	the substantially contemporaneous consummation of the merger.

Parent and the Company have the right to seek specific performance of the commitment of the rollover investors under the rollover agreements with Messrs. Sullivan and Hochhauser.

Debt Financing

In connection with the entry into the merger agreement, Parent received a debt commitment letter, dated October 21, 2012 (the “debt commitment letter”), from affiliates of Barclays, Morgan Stanley, Credit Suisse Securities, Deutsche Bank Securities Inc. and RBC Capital Markets (collectively, the “Debt Commitment Parties”). The debt commitment letter provides an aggregate of $1,020 million in debt financing to Merger Sub, consisting of a $670 million senior secured term loan facility, a $300 million senior unsecured bridge facility and a $50 million senior secured revolving credit facility. The aggregate principal amount of the term loan facility may be increased to fund certain original issue discount or upfront fees in connection with the debt financing. The revolving credit facility may be drawn at the closing only in an amount up to $5 million plus, to the extent not funded with an increase in the aggregate principal amount of the term loan facility, any amounts required to fund certain original issue discount or upfront fees in connection with the debt financing.

The Debt Commitment Parties may invite other banks, financial institutions and institutional lenders to participate in the debt financing described in the debt commitment letter and to undertake a portion of the commitments to provide such debt financing.

Senior Secured Facilities

Interest under the senior secured term loan facility will be payable, at the option of Merger Sub, either at a base rate (subject to a floor of 2.25% and based on the highest of the prime rate, the overnight federal funds rate plus 1/2 of 1.0% and the one-month LIBOR rate plus 1.00%) plus 3.50% or a LIBOR-based rate (subject to a floor of 1.25%) plus 4.50% and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months). Interest under the senior secured revolving facility will be payable, at the option of Merger Sub, either at a base rate (based on the highest of the prime rate, the overnight federal funds rate plus 1/2 of 1.0% and the one-month LIBOR rate plus 1.00%) plus 3.50% or a LIBOR-based rate plus 4.50% (subject to a step down of up to 0.5% based on the total net secured leverage ratio) and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months). The senior secured term loan facility will mature seven (7) years from the date of closing of the merger and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount, and the senior secured revolving facility will mature five (5) years from the closing date of the merger.

The borrower under the senior secured facilities will be Merger Sub, and upon consummation of the merger, the rights and obligations under the senior secured facilities will be assumed by the Company. The senior secured facilities will be guaranteed, subject to certain agreed upon exceptions, on a joint and several basis by Parent and each direct and indirect wholly owned U.S. subsidiary of the Company. The senior secured facilities will be secured, subject to certain agreed upon exceptions, by substantially all the assets of Parent, Merger Sub (and, after the merger, the Company) and each guarantor.

Senior Unsecured Bridge Facility

The debt commitment letter contemplates that either (i) Merger Sub will issue up to $300 million in aggregate principal amount of senior unsecured notes in a Rule 144A private placement on or prior to the closing date, or (ii) to the extent Merger Sub does not so issue senior unsecured notes on or prior to the closing date, Merger Sub will borrow up to $300 million (less the principal amount of notes issued on or prior to the closing date) under the senior unsecured bridge facility. The borrower under the senior unsecured bridge facility will be Merger Sub, and upon consummation of the merger, the rights and obligations under the senior unsecured bridge facility will be assumed by the Company. Interest under the senior unsecured bridge facility will initially equal the three month LIBOR-based rate (subject to a 1.25% floor) plus 8.25%, increasing by 50bps every three months thereafter up to an undisclosed cap. The senior unsecured bridge facility will be guaranteed by the same entities that guarantee the senior secured facilities.

Any loans under the senior unsecured bridge facility that are not paid in full on or before the first anniversary of the closing date of the merger will automatically be converted into senior unsecured term loans maturing eight (8) years after the closing date of the merger. After such a conversion, the holders of outstanding senior unsecured term loans may choose to exchange their loans for senior exchange notes that mature eight years after the closing date of the merger.

Conditions

The facilities contemplated by the debt commitment letter are subject to closing conditions, including, without limitation:

•	the execution and delivery by the borrower and guarantors of definitive documentation, consistent with the debt commitment letter;

•

the consummation of acquisition of the Company by Merger Sub substantially concurrently with the initial borrowing under to the senior secured facilities, in accordance with the terms of the merger agreement, without giving effect to any modifications, amendments, express waivers to or consents expressly contemplated under the merger agreement that are materially adverse to the lenders or the lead arrangers without the approval of the lead arrangers for the debt financing (such approval not to be unreasonably withheld, conditioned or delayed);

•	the consummation of the equity contribution contemplated by the equity commitment letter substantially concurrently with the initial borrowing under the senior secured facilities;

•	the absence of a Company material adverse effect (substantially as defined in the merger agreement) (i) since December 31, 2011 through the date of the debt commitment letter (except as disclosed in documents filed by the Company with the SEC or in the Company disclosure letter to the merger agreement); and (ii) since the date of the debt commitment letter;

•	payment of all applicable fees and expenses;

•	delivery of certain audited, unaudited and pro forma financial statements;

•

as a condition to the availability of the bridge facility, the agents having been afforded a marketing period of at least fifteen (15) consecutive business days (subject to certain blackout dates) following receipt of a customary offering memorandum and certain financial statements and business and other financial data;

•

as a condition to the availability of the senior secured facilities, the lead arrangers having been afforded a marketing period of at least fifteen (15) consecutive business days (subject to certain blackout dates) following receipt of a confidential information memorandum;

•

receipt by the lead arrangers of documentation and other information about the borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•

subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•

the repayment of amounts outstanding under the Company’s and its subsidiaries’ existing credit facilities and other debt and the termination all commitments in respect of such existing credit facilities and other debt, in each case to the extent set forth in the merger agreement, except for certain exceptions to be agreed upon; and

•	the accuracy in all material respects of certain representations and warranties in the Merger Agreement and specified representations and warranties in the loan documents.

In the event that the initial borrowing in respect of the senior secured facilities does not occur on or before April 22, 2013, then the debt commitment letter and the commitments thereunder shall automatically terminate unless the agents for the lenders thereunder shall, in their discretion, agree to an extension.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financing.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. The members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) to the stockholders of the Company that the Merger Agreement be adopted. See “Special Factors—Background of the Merger” beginning on page 16, and “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 26.

The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement.

These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Company Stock Options and Company RSU Awards

Under the Merger Agreement and rollover agreements with certain of the Company’s executive officers (and any other employees who shall have entered into rollover arrangements with Parent prior to the effective time of the merger), equity-based awards held by the Company’s directors and executive officers (and such other employees) as of the effective time of the merger will be treated at the effective time as follows:

Company Stock Options.  Except as described below, each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company stock option and (b) the excess, if any, of $32.00 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Pursuant to rollover agreements entered into between Parent and each of Messrs. Sullivan and Hochhauser, certain Company stock options held by Messrs. Sullivan and Hochhauser will be converted into options to purchase a number of shares of common stock of Parent (rounded down to the nearest whole share) equal to the product of (a) the total number of shares of Common Stock subject to the Company stock option multiplied by (b) the equity award exchange ratio (as defined below). The per share exercise price (rounded up to the nearest whole cent) of each option to purchase shares of common stock of Parent will be equal to (1) the per share exercise price of the Company stock option immediately prior to the effective time of the merger divided by (2) the equity award exchange ratio. The “equity award exchange ratio” equals (x) $32.00 divided by (y) the price per share paid by the Permira funds to acquire common stock of Parent immediately prior to the effective time of the merger.

Company RSU Awards.  Except as described below, each Company RSU Award that is outstanding immediately prior to the effective time of the merger, will become fully vested (without regard to any performance conditions) and will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company RSU Award multiplied by (b) $32.00, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Pursuant to rollover agreements entered into between Parent and Messrs. Sullivan and Hochhauser, certain Company RSU Awards held by Messrs. Sullivan and Hochhauser will be converted into restricted stock units with respect to a number of shares of common stock of Parent (rounded down to the nearest whole share) equal to the product of (a) the total number of shares of Common Stock subject to such Company RSU Award multiplied by (b) the equity award exchange ratio. The Parent restricted stock units will continue to vest in accordance with their original vesting schedule and will immediately vest in full in the event that the holder’s employment is terminated by the Company without cause, due to death or disability or by the holder for good reason. In addition to the rollover agreements with Messrs. Sullivan and Hochhauser, prior to the effective time, Parent may enter into rollover agreements with other employees of the Company and its subsidiaries with respect to Company RSU Awards.

Quantification of Payments.  For an estimate of the amounts that would be payable to each of the Company’s executive officers on settlement of their unvested equity-based awards, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers”. We estimate that the aggregate amount that would be payable to all of the Company’s directors on settlement of their unvested equity-based awards if the effective time of the merger were October 25, 2012 is $2,372,730.

Common Stock Held by Spectrum

Each of Victor Parker and Benjamin Spero is a director of the Company and a managing director of Spectrum Equity Investors, which is affiliated with Spectrum. Spectrum owns approximately 31% of the Common Stock and, in connection with the merger, has agreed to roll over 3,125,000 shares of Common Stock into common stock of Parent. From October 4, 2012 (the date of the first Board meeting following Permira’s submission of a written proposal for an acquisition of the Company involving an equity investment by Spectrum), Spectrum’s representatives on the Board were excluded from certain Board deliberations with respect to the negotiation, evaluation or approval of the Merger Agreement and the merger, and deferred all decisions relating to the merger and the Company’s strategic alternatives to the disinterested directors.

Common Stock Held by Timothy Sullivan

Mr. Sullivan has agreed to roll over 448,066 shares of Common Stock owned by Mr. Sullivan and one of his affiliates into common stock of Parent.

Employment Letter Agreements

Each of the Company’s executive officers is party to an employment letter agreement that provides for severance benefits, subject to the execution of a general release of claims in favor of the Company within forty-five days of the termination of employment (the “release deadline”), in the event that his employment were terminated by the Company for any reason other than cause, death or disability, or by the executive officer for good reason (a “Qualifying Termination”).

Timothy Sullivan.  Mr. Sullivan’s letter agreement provides that if he experiences a Qualifying Termination within three months before or 24 months following the merger, he would be entitled to (a) severance, payable in a lump sum promptly following the release deadline, in an amount equal to two times the sum of his annual base salary and his average annual bonus over the three preceding fiscal years, (b) reimbursement of life insurance premiums and of COBRA premiums for up to 18 months, (c) a pro rata portion of the annual bonus he would have earned for the year of termination based on the Company’s actual results, which would be payable at the same time that annual bonuses are paid to employees generally and (d) accelerated vesting of 100% of his then-unvested equity and equity-based awards (including Company stock options and Company RSU Awards that convert into Parent equity-based awards). Pursuant to a binding term sheet between Mr. Sullivan and Parent, Mr. Sullivan will enter into a new (or amended) letter agreement upon the effective time of the merger on terms substantially similar to those in his existing letter agreement, except it will provide that upon a Qualifying Termination, unvested equity-based awards granted after the effective time of the merger that would have vested at the end of the next calendar quarter immediately will vest upon such termination of employment. In addition, the term sheet provides for reimbursement of up to $150,000 in legal fees incurred by Messrs. Sullivan and Hochhauser in connection with negotiating the terms of their arrangements with Parent.

Howard Hochhauser.  Pursuant to a binding term sheet between Mr. Hochhauser and Parent, Mr. Hochhauser will enter into a new (or amended) letter agreement with Parent upon the effective time of the merger on terms substantially similar to those in his existing employment letter agreement, except that in the event of a Qualifying Termination within 24 months following the merger, he will be eligible for (a) severance, payable in a lump sum promptly following the release deadline, in an amount equal to two times the sum of his annual base salary and his average annual bonus over the three preceding fiscal years, (b) reimbursement of life insurance premiums and of COBRA premiums for up to 18 months and (c) a pro rata portion of the annual bonus he would have earned for the year of termination based on the Company’s actual results, which would be payable at the same time that annual bonuses are paid to employees generally. In addition, as described above, the term sheet provides that upon a Qualifying Termination, unvested equity-based awards granted after the effective time of the merger that would have vested at the end of the next calendar quarter immediately will vest upon such termination of employment and for reimbursement of up to $150,000 in legal fees incurred by Messrs. Sullivan and Hochhauser in connection with negotiating the terms of their arrangements with Parent. Also, under the terms of Mr. Hochhauser’s existing letter agreement with the Company, upon a Qualifying Termination within three months before or 12 months following the merger, he would be entitled to accelerated vesting of 100% of his then-unvested equity and equity-based awards (including Company stock options and Company RSU Awards that convert into Parent equity-based awards).

Other Executive Officers.  The Company’s letter agreements with each of its other executive officers provide that, in the event of a Qualifying Termination (whether or not in connection with the merger), the executive officer would be entitled to receive severance benefits consisting of (a) an amount equal to six months base salary (payable in a lump sum within 15 days following the release deadline in the case of Mr. Stern and payable as base salary continuation beginning on the first regular payroll date following the release deadline in the case of all other executive officers), (b) reimbursement of COBRA premiums for six months and (c) a payment equal to (i) 80% of his average annual bonus payment over the preceding two years (which would be payable on the first regular payroll date following the release deadline), in the case of Messrs. Shoup and Weber or (ii) the bonus to which he would have been entitled based on the Company’s actual performance in the year of the Qualifying Termination (which would be payable at the same time that annual bonuses are paid to employees generally), in the case of Mr. Stern, in each case, prorated based on the number of months the executive officer was employed by the Company in the year of termination. In addition, if the Qualifying Termination occurs within three months before or 12 months following the merger, the executive officer would be entitled to accelerated vesting of 50% of his then-unvested equity-based awards and the period during which he would receive reimbursement of COBRA premiums would increase to 12 months.

Quantification of Payments and Benefits.  For an estimate of the value of the payments and benefits described above that would be payable to each of the Company’s executive officers, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.

Payment to Paul R. Billings

Upon the effective time of the merger, the Company plans to make a cash payment of approximately $155,000 to Dr. Billings in order to compensate him for issuing too few options to him in connection with his appointment to the Board in May 2012. At that time, the Company erroneously issued to Dr. Billings a number of options calculated based on the closing price of Common Stock on the grant date rather than on the options’ Black-Scholes value, as stated in the Company’s Board compensation guidelines then in effect, resulting in an issuance of fewer options than the Company had intended.

Parent Option Program

Pursuant to a binding term sheet with each of Messrs. Sullivan and Hochhauser and Parent, following the effective time of the merger, Parent will establish an option program with respect to up to 9.5% of Parent’s outstanding common stock. Approximately 70% of the option pool is expected to be allocated to management, certain other Company employees and the board of directors of Parent shortly following the effective time of the merger, and approximately 30% of the option pool will be reserved for future issuance for promotions, exceptional individual performance and new hires. As of the date of this proxy statement, no portion of the option pool has been allocated to any individual, but it is expected that the Company’s executive officers, Messrs. Sullivan, Hochhauser, Shoup, Stern and Weber, among others, will receive grants under this program.

All options granted under the option program will generally vest quarterly over five years following the grant date. With respect to the portion of the option pool to be granted shortly following the effective time of the merger, (a) 50% of the options will have an exercise price equal to the fair market value of a share of Parent common stock (which we refer to as “Tranche 1 options”), (b) 25% of the options will have an exercise price equal to two times the fair market value of a share of Parent common stock and (c) 25% of the options will have an exercise price equal to three times the fair market value of a share of Parent common stock. Under certain circumstances, the overall size of the option pool may be reduced, with any such reduction applied exclusively to the Tranche 1 options.

In the event of a change in control of Parent following the merger, Parent would use its best efforts to provide for the rollover of any unvested Tranche 1 options into options of the acquirer, in which case such options would continue to vest in accordance with the vesting schedule set forth above, subject to the executive’s continued employment with acquirer. Notwithstanding the foregoing, if (a) the executive’s employment with the acquirer terminated for any reason other than by the executive without good reason or by the employer for cause, the vesting of all unvested options would be accelerated to the date of such termination (or if such a termination occurred in contemplation of a change in control of Parent, vesting would be accelerated to the date of the change in control of Parent, subject to the occurrence of the change in control of Parent) and (b) if the executive’s employment were terminated by the executive without good reason or by the employer for cause, the executive would forfeit any options that remained unvested as of the date of termination. If Parent were not able to secure the rollover of such options in connection with a change in control of Parent following the merger, it would pay to the executives the amounts that would have been paid with respect to any unvested Tranche 1 options had such options been vested and cashed out at the time of the change in control of Parent. In such case, the executives will be required to deposit the after-tax amount of such distributions into escrow to be distributed to the executives at the time such options would have otherwise vested in accordance with the applicable vesting schedule, subject to acceleration and forfeiture provisions similar to those set forth in clauses (a) and (b) above. For executives who remain employed through the date of a change in control of Parent or are terminated in contemplation thereof, any unvested options that are not Tranche 1 options would become fully vested upon the change in control of Parent.

Stockholders Agreement

In connection with the merger, Messrs. Sullivan and Hochhauser will enter into a stockholders agreement that will contain customary provisions regarding common stock of Parent, including with respect to limitations on transfer, sale drag along rights for Permira, sale tag along rights for Messrs. Sullivan and Hochhauser, preemptive rights, registration rights, information rights and call rights upon termination of employment.

Indemnification Insurance

The Company is party to indemnification agreements with its directors (including Mr. Sullivan) and Messrs. Hochhauser and Stern that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the Merger Agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification is further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance” on page 81.

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of the Company’s executive officers would receive in connection with the merger, assuming that the merger were consummated and each executive officer experienced a Qualifying Termination on October 25, 2012. For additional details regarding the terms of the payments described below, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 52.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Named Executive Officers(4)
Timothy Sullivan	1,815,949	4,800,000	98,917	6,714,866
Howard Hochhauser	1,292,084	6,503,169	98,917	7,894,170
Eric Shoup	229,740	5,188,857	15,600	5,434,197
William Stern	240,220	3,837,680	15,600	4,093,500
Jeffery Weber	150,800	2,721,626	15,600	2,888,026

(1)

The cash amounts payable to each of Messrs. Sullivan and Hochhauser consist of (a) a severance payment, payable in a lump sum promptly following the release deadline, in an amount equal to two times the sum of his annual base salary and his average annual bonus over the three preceding fiscal years and (b) a pro rata portion of the annual bonus he would have earned for the year of termination based on the Company’s actual results, which will be payable at the same time that annual bonuses are paid to employees generally. For purposes of the table, target performance is assumed. These payments are “double-trigger.” The cash amounts payable to each of Messrs. Shoup, Stern and Weber consist of (a) a severance payment in an amount equal to six months base salary (payable as base salary continuation beginning on the first regular payroll date following the release deadline in the case of Messrs. Shoup and Weber and payable in a lump sum within 15 days following the release deadline in the case of Mr. Stern) and (b) a payment equal to (i) 80% of his average annual bonus payment over the preceding two years (which would be payable on the first regular payroll date following the release deadline), in the case of Messrs. Shoup and Weber, and (ii) the bonus to which he would have been entitled based on the Company’s actual performance in the year of the Qualifying Termination (which would be payable at the same time that annual bonuses are paid to employees generally), in the case of Mr. Stern, in each case, prorated based on the number of months the executive officer was employed by the Company in the year of termination. For purposes of the table, target performance is assumed in the case of Messrs. Shoup and Weber. These payments are “double-trigger.” Set forth below are the values of the cash amounts that are attributable to cash severance and pro-rata annual bonus.

Name	Cash Severance ($)	Pro-Rata Annual Bonus ($)
Named Executive Officers
Timothy Sullivan	1,493,333	322,616
Howard Hochhauser	1,084,688	207,396
Eric Shoup	137,500	92,240
William Stern	125,000	115,220
Jeffery Weber	110,000	40,800

(2)	As described in more detail in “The Merger Agreement—Treatment of Company Stock Options and Company RSU Awards,” (a) certain unvested Company RSU Awards held by Messrs. Sullivan and Hochhauser will be converted into restricted stock unit awards with respect to common stock of Parent, subject to “double-trigger” vesting upon a Qualifying Termination following the effective time of the merger, and (b) certain unvested equity-based awards held by Messrs. Sullivan and Hochhauser and all unvested equity-based awards held by Messrs. Shoup, Stern and Weber will be vested and settled “single-trigger” upon the consummation of the merger. The number of Company stock options held by Mr. Sullivan that will be converted into options with respect to common stock of Parent may be reduced dollar-for-dollar (based on the merger consideration of $32.00 per share of Common Stock) by the value of shares of common stock of Parent that Mr. Sullivan purchases and by the value of Common Stock or Company RSU Awards that employees of the Company or its subsidiaries (other than Messrs. Sullivan and Hochhauser) agree to convert into common stock of Parent or Parent restricted stock units, as applicable. The amounts above and in the table below assume a price per share of Common Stock of $32.00 and assume that Mr. Sullivan does not purchase any shares of common stock of Parent and no other employees agree to convert their Common Stock or Company RSU Awards into common stock of Parent or Parent restricted stock units, as applicable. Set forth below are the values of each type of equity-based award that would be payable in connection with the merger.

	Single-Trigger		Double-Trigger
Name	Company Stock Options ($)	Company RSU Awards ($)	Company Stock Options ($)	Company RSU Awards ($)
Named Executive Officers
Timothy Sullivan	0	0	0	4,800,000
Howard Hochhauser	3,303,169	0	0	3,200,000
Eric Shoup	2,068,857	3,120,000	0	0
William Stern	1,917,680	1,920,000	0	0
Jeffery Weber	1,121,626	1,600,000	0	0

(3)	The amounts above include the estimated value of reimbursement of (a) COBRA premiums for each named executive officer and his eligible dependents for (i) 18 months for Messrs. Sullivan and Hochhauser (which are valued at $23,400) or (ii) 12 months for Messrs. Shoup, Stern and Weber (which are valued at $15,600 for each such executive officer), in each case following his date of termination, (b) life insurance premiums for each of Messrs. Sullivan and Hochhauser for 18 months following his date of termination (which are valued at $517) and (c) legal fees for Messrs. Sullivan and Hochhauser (which are up to $150,000 in the aggregate, half of which is allocated to each of Messrs. Sullivan and Howard). The COBRA and life insurance premium reimbursement is “double-trigger” and the reimbursement of legal fees is “single-trigger.”

(4)	The table above does not include Joshua Hanna, a former executive vice president and general manager of Ancestry.com, whose employment terminated September 30, 2012. Mr. Hanna will not receive any compensation or benefits in connection with the merger.

Advisory Vote on Specified Compensation

In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is set forth in the table above. As required by Section 14A of the Exchange Act, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled ‘Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to the Company’s Named Executive Officers,’ including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, you may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

Approval of the advisory resolution on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of the Common Stock present or represented by proxy and entitled to vote at the special meeting entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal unless the shares are counted as present at the Special Meeting.

The Board (with Mr. Sullivan and members of the Board affiliated with Spectrum abstaining) recommends a vote “FOR” this proposal.

Directors and Officers of the Surviving Corporation

Subject to applicable law, the directors of Merger Sub as of the effective time of the merger shall be the initial directors of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, resignation or removal. The officers of the Company as of the effective time of the merger shall be the initial officers of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, resignation or removal.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Common Stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 (which is generally effect for taxable years beginning after December 31, 2012), nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Common Stock, you should consult your tax advisor.

Holders of Common Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Common Stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for shares of Common Stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). The current backup withholding rate of 28% is scheduled to expire on December 31, 2012, and the backup withholding rate will be 31% for amounts paid after December 31, 2012, unless further extended by the U.S. Congress. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. Notification and Report Forms were filed with the Antitrust Division and the FTC on November 2, 2012, and the FTC granted early termination of the applicable waiting period on November 9, 2012.

At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

The merger is also conditioned on the filing of a notification with the relevant antitrust authorities under the competition law of Italy, and is conditioned upon the filing of a notification with, and the receipt of approval of the merger from, the relevant antitrust authorities under the Irish Competition Act 2002 (as amended). A filing is required to be made under the Italian competition law due, among other things, to the presence of affiliates of Permira in Italy, and an approval is required under the Irish Competition Act 2002 due, among other things, to the presence of affiliates of Permira and the Company in Ireland. The Irish merger notification was filed on November 15, 2012 and the Italian filing was made on November 16, 2012.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Total fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$18,500,000
Legal, accounting and other professional fees	5,000,000
SEC filing fees	200,000
Proxy solicitation, printing and mailing costs	40,000
Transfer agent and paying agent fees and expenses	20,000

Total	$23,760,000

These expenses will not reduce the merger consideration to be received by our stockholders.

Anticipated Accounting Treatment of the Merger

Ancestry.com, as the surviving corporation in the merger, will account for the merger as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of Ancestry.com based on their relative fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Litigation

Following the announcement on October 22, 2012 of the execution of the Merger Agreement, the following complaints were filed in the Delaware Court of Chancery challenging the proposed acquisition of the Company: Heck v. Sullivan, et al. (C.A. No. 7983), Smilow v. Ancestry.com Inc., et al. (C.A. No. 7987), Boca Raton Police & Firefighters’ Retirement System v. Billings, et al. (C.A. No. 7989), Pontiac General Employees Retirement System v. Billings (C.A. No. 7988), Dale G. & Donella M. Jacobs Trust v. Ancestry.com Inc., et al. (C.A. No. 8004), Palumbo et ano. v. Spectrum Equity Investors LP, et al. (C.A. No. 8016), Windemuth v. Ancestry.com Inc., et al. (C.A. No. 8013), Althaver v. Ancestry.com Inc., et al. (C.A. No. 8023), and Steamfitters Local 449 Pension Fund v. Ancestry.com Inc., et al. (C.A. No. 8034). Each of these litigations is a putative class action filed on behalf of the public stockholders of Ancestry.com and names as defendants the Company, its directors, Parent and Merger Sub. Only the Heck action does not name Permira as a defendant. The Boca Raton Police & Firefighters’ Retirement System, Pontiac General Employees Retirement System, Dale G. & Donella M. Jacobs Trust, Palumbo, Windemuth, Althaver, and Steamfitters Local 449 Pension Fund complaints also name Howard Hochhauser and Spectrum as defendants. All of these actions have been consolidated as In re: Ancestry.com Inc. Shareholder Litigation (Consolidated C.A. No. 7988). The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the merger and that the entity defendants aided and abetted those breaches. The complaints seek, among other relief, declaratory and injunctive relief enjoining the merger. On November 14, 2012, the court entered a scheduling order in In re: Ancestry.com Inc. Shareholder Litigation (Consolidated C.A. No. 7988) providing for expedited discovery and setting a hearing on plaintiffs’ motion for a preliminary injunction for December 17, 2012.

The outcome of these lawsuits is uncertain and cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The defendants believe that the claims asserted against them in the lawsuits are without merit.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors,” and “Important Information Regarding Ancestry.com,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the Merger Agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	the risk that the pendency of the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” beginning on page 115. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Ancestry.com

Ancestry.com is a Delaware corporation with principal executive offices at 360 West 4800 North, Provo, Utah 84604. Ancestry.com is the world’s largest online family history resource, with approximately 2.0 million paying subscribers around the world as of September 30, 2012. A detailed description of the Company’s business is contained in Ancestry.com’s Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 115. In addition, see “Important Information Regarding Ancestry.com” beginning on page 93 for further information about the Company and its directors and officers.

Global Generations International Inc. and Global Generations Merger Sub Inc.

Parent is a Delaware corporation. Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. The principal executive offices of both Parent and Merger Sub are located at c/o Permira Advisers L.L.C., 64 Willow Place, Suite 101, Menlo Park, California 94025. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. For information regarding Parent and Merger Sub, see “Important Information Regarding Parent, Merger Sub, the Permira Filing Persons, Spectrum and the Rollover Investors—Parent, Merger Sub and the Permira Filing Persons” beginning on page 111.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on December 27, 2012, starting at 8:30 a.m. Mountain Time at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601, or at any adjournment or postponement thereof.

The purpose of the special meeting is for our stockholders to consider and vote upon the approval of the Merger Agreement. Our stockholders must approve the Merger Agreement for the merger to occur. If our stockholders fail to approve the Merger Agreement, the merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about November 30, 2012.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to the Company’s Named Executive Officers” beginning on page 56. The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a stockholder may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

Record Date and Quorum

The holders of record of Common Stock as of the close of business on November 30, 2012, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 43,365,172 shares of Common Stock were outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of Common Stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Any shares of Common Stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes, as described below under the sub-heading “—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy,” will not be considered to be present.

Required Vote

For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in voting power of the Common Stock outstanding at the close of business on the record date must vote “FOR” the approval of the Merger Agreement. In addition, it is a condition to the consummation of the merger that stockholders holding at least a majority in voting power of the Common Stock outstanding at the close of business on the record date. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote against the merger.

Approval of the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of the Common Stock present or represented by proxy and entitled to vote at the special meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal but the failure to vote your shares will have no effect on the outcome of the proposal unless the shares are counted as present at the Special Meeting.

As of the record date, there were 43,365,172 shares of Common Stock outstanding.

Except in their capacities as members of the Board, as applicable, no officer or director of the Company, has made any recommendation either in support of or in opposition to the merger or the Merger Agreement or the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. Mr. Sullivan and members of the Board affiliated with Spectrum did not participate in the Board’s vote to approve and recommend the Merger Agreement and the merger. The directors and current executive officers of the Company have informed the Company that, as of date of this proxy statement, they intend to vote in favor of the adoption of the Merger Agreement and the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger.

Voting; Proxies; Revocation

Attendance

All holders of shares of Common Stock as of the close of business on November 30, 2012, the record date for voting at the special meeting, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet.  This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card.  If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote against the approval of the Merger Agreement, but will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

In accordance with the rules of the NASDAQ, banks, brokers and other nominees who hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the approval of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the approval of the Merger Agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the approval of the Merger Agreement, but will have no effect on the adjournment proposal. For shares of Common Stock held in “street name,” only shares of Common Stock affirmatively voted “FOR” approval of the Merger Agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

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submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	sending written notice of revocation to the Corporate Secretary of Ancestry.com at Ancestry.com Inc., Attn: Corporate Secretary, 360 West 4800 North, Provo, Utah 84604.

Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and “AGAINST” the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, e-mail, telephone, or via the Internet. The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a customary fee, plus reimbursement of out-of-pocket expenses.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The Merger Agreement contains representations and warranties by the Company, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 115.

Structure of the Merger

At the closing of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger. The amended and restated certificate of incorporation of the Company, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation of the surviving corporation until it is amended in accordance with the provisions of that certificate of incorporation and applicable law. The bylaws of Merger Sub, as in effect at the effective time of the merger, will be the bylaws of the surviving corporation until they are amended in accordance with the provisions of those bylaws and applicable law. Subject to applicable law, the directors of Merger Sub immediately prior to the effective time of the merger shall be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the date of the closing of the merger will be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, on a date which shall be the second business day after the satisfaction or waiver of the closing conditions stated in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or at such other time as the parties may agree in writing. However, without the prior written consent of Parent, the closing will not occur prior to the earlier of (i) a date during the Marketing Period (as defined below) specified by Parent on no fewer than five business days’ notice to the Company or (ii) if no such date has been specified by Parent, the second business day following the final day of the Marketing Period.

The merger will become effective at the time, which we refer to as the effective time of the merger, when the Company files a certificate of merger with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company agree in writing and specify in the certificate of merger.

For purposes of the Merger Agreement, “Marketing Period” means the first period of twenty consecutive business days commencing after the date of the Merger Agreement and throughout and at the end of which (i) Parent shall have received the Required Information (as defined under “—Financing”) from the Company and the Required Information will be Compliant (as defined below), (ii) Parent’s and Merger Sub’s conditions to their obligations to complete the merger are satisfied (except for approval of the merger by the Company’s stockholders and other than those conditions that by their nature are to be satisfied by actions to be taken at the closing but subject to the satisfaction or waiver of such conditions, or the failure of which to be satisfied, is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in the Merger Agreement), (iii) nothing has occurred and no condition exists that would reasonably be expected to cause the failure to be satisfied of Parent’s and Merger Sub’s conditions to their obligations to complete the merger, assuming the closing were to be scheduled for the last business day of the Marketing Period and (iv) the Company has mailed or otherwise made available this proxy statement to the stockholders of the Company. However, (A) if any financial information for any fiscal quarter included in the applicable Required Information in use at such time becomes stale under Regulation S-X promulgated under the Securities Act, the Marketing Period shall not be deemed to have commenced unless and until the Company has furnished Parent with updated Required Information, (B) the Marketing Period shall not be deemed to have commenced if, after the date of the Merger Agreement and prior to the completion of the Marketing Period, (x) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents (as defined below), including Company SEC Documents filed after the date hereof, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm reasonably acceptable to Parent, or (y) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required in accordance with generally accepted accounting principles, (C) if any Required Information is not Compliant at any time during such twenty consecutive business days, the Marketing Period shall not be deemed to have commenced unless and until the Required Information is Compliant, (D) if the Company will have been delinquent in filing or furnishing any Company SEC Document, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured, and (E) if the Company has received any material accounting comments from the staff of the SEC on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, as such may be amended, the Marketing Period shall not be deemed to have commenced unless and until all such material accounting comments have been satisfactorily resolved with the SEC staff. Notwithstanding anything to the contrary herein, if the Marketing Period has not ended prior to December 21, 2012, it will be deemed not to have commenced until after January 4, 2013 and such period will not consider November 22, 2012 and November 23, 2012 as business days (it being understood that any period including such dates shall be deemed consecutive for purposes of the foregoing).

For purposes of the Merger Agreement “Compliant” means, as of any time of determination, with respect to the Required Information, that such Required Information at such time (i) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, and (ii) includes all Required Information.

For purposes of the Merger Agreement, “Company SEC Documents” means all forms, documents and reports required to be filed or furnished prior to the date of the Merger Agreement by it with the SEC on a timely basis since December 31, 2010 together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended since their filing.

Effect of the Merger on the Common Stock

At the effective time of the merger, each issued and outstanding share of the Common Stock outstanding immediately prior to the effective time of the merger, other than any shares to be cancelled and any dissenting shares, shall be converted automatically into and will represent the right to receive $32.00 in cash, except that Spectrum has agreed to roll over 3,125,000 shares of Common Stock into common stock of Parent and Mr. Sullivan and his affiliate, Purefoy, LLC, have agreed to roll over 448,066 shares of Common Stock into common stock of Parent.

Each share that is owned, directly by Company, Parent or Merger Sub immediately prior to the effective time of the merger shall be cancelled and retired and shall cease to exist (such shares are referred to as the “cancelled shares”) and no consideration will be delivered in exchange for such cancellation.

At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Stock Options and Company RSU Awards

Company Stock Options.  Except as described below, each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company stock option and (b) the excess, if any, of $32.00 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Pursuant to rollover agreements entered into between Parent and each of Messrs. Sullivan and Hochhauser, certain Company stock options held by Messrs. Sullivan and Hochhauser will be converted into options to purchase a number of shares of common stock of Parent (rounded down to the nearest whole share) equal to the product of (a) the total number of shares of Common Stock subject to the Company stock option multiplied by (b) the equity award exchange ratio (as defined below). The per share exercise price (rounded up to the nearest whole cent) of each option to purchase shares of common stock of Parent will be equal to (1) the per share exercise price of the Company stock option immediately prior to the effective time of the merger divided by (2) the equity award exchange ratio. The “equity award exchange ratio” equals (x) $32.00 divided by (y) the price per share paid by the Permira funds to acquire common stock of Parent immediately prior to the effective time of the merger.

Company RSU Awards.  Except as described below, each Company RSU Award that is outstanding immediately prior to the effective time of the merger, will become fully vested (without regard to any performance conditions) and will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of Common Stock subject to such Company RSU Award multiplied by (b) $32.00, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Pursuant to rollover agreements entered into between Parent and Messrs. Sullivan and Hochhauser, certain Company RSU Awards held by Messrs. Sullivan and Hochhauser will be converted into restricted stock units with respect to a number of shares of common stock of Parent (rounded down to the nearest whole share) equal to the product of (a) the total number of shares of Common Stock subject to such Company RSU Award multiplied by (b) the equity award exchange ratio. The Parent restricted stock units will continue to vest in accordance with their original vesting schedule and will immediately vest in full in the event that the holder’s employment is terminated by the Company without cause, due to death or disability or by the holder for good reason. In addition to the rollover agreements with Messrs. Sullivan and Hochhauser, prior to the effective time, Parent may enter into rollover agreements with other employees of the Company and its subsidiaries with respect to Company RSU Awards.

Payment for the Common Stock in the Merger

At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with a U.S. bank or trust company that will be appointed by Parent (and reasonably acceptable to the Company), as paying agent, in trust for the benefit of the holders of the Common Stock, sufficient cash to pay to the holders of the Common Stock the merger consideration of $32.00 per share. Within two business days following the effective time of the merger, the paying agent is required to mail to each record holder of shares of Common Stock that were converted into the merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the Common Stock or non-certificated shares represented by book-entry in exchange for the merger consideration.

Unless otherwise agreed to in writing prior to the effective timer of the merger by Parent and a the holder thereof, the surviving corporation or one of its subsidiaries shall pay to each holder of Company stock options and each holder of awards of restricted units, the cash amounts described under “—Treatment of Company Stock Options and Company RSU Awards” within five calendar days of the effective time of the merger.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of the Company and of Parent and Merger Sub as to, among other things:

•	corporate organization, existence and good standing, including, as to the Company, with respect to its subsidiaries;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

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the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the Merger Agreement;

•	matters relating to information to be included in required filings with the SEC in connection with the merger;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to Parent and Merger Sub or the Company, as applicable; and

•	the absence of any fees owed to investment bankers or brokers in connection with the merger, other than those specified in the Merger Agreement.

The Merger Agreement also contains representations and warranties of the Company as to, among other things:

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the capitalization of the Company and the absence of certain rights to purchase or acquire equity securities of the Company of any of its subsidiaries, the absence of any bonds or other obligations allowing holders the right to vote with stockholders of the Company and the absence of stockholder agreements or voting trusts to which the Company or any of its subsidiaries is a party;

•	the accuracy of the Company’s filings with the SEC and of financial statements included in the SEC filings;

•	the implementation and maintenance of disclosure controls and internal controls over financial reporting and the absence of certain claims, complaints or allegations with respect thereto;

•	the absence of certain undisclosed liabilities for the Company and its subsidiaries;

•	compliance with laws and possession of necessary permits and authorizations by the Company and its subsidiaries;

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries;

•	the Company’s employee benefit plans and other agreements with its employees;

•	the absence of certain changes since December 31, 2011;

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

•	labor matters related to the Company and its subsidiaries;

•	ownership of or rights with respect to the intellectual property of the Company and its subsidiaries;

•	privacy and security policies of the Company and its subsidiaries;

•	real property owned or leased by the Company and its subsidiaries;

•	the receipt by the Board of Directors of an opinion of Qatalyst Partners LP;

•	the vote of stockholders required to approve the merger;

•	material contracts of the Company and its subsidiaries;

•	insurance policies of the Company and its subsidiaries;

•	absence of certain related party transactions;

•	state takeover statutes; and

•	the limitation of the Company’s representations and warranties to those set forth in the Merger Agreement.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	Financing (as defined below) that has been committed in connection with the merger;

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the execution and validity of the Fee Funding Agreement delivered to the Company by each of Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. agreeing to certain payment obligations of Parent and Merger Sub under the Merger Agreement;

•	Parent’s ownership of Merger Sub and the absence of any previous conduct of business by Merger Sub other than in connection with the transactions contemplated by the Merger Agreement;

•	the absence of decisions or actions, whether contemplated or made or taken, concerning the employees of the Company that would require the service of a notice under applicable laws;

•	the limitation of Parent’s and Merger Sub’s representations and warranties to those set forth in the Merger Agreement;

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absence of agreements or arrangements with any beneficial owner of more than five percent of the outstanding shares of Common Stock or any member of the Company’s management or the Board of Directors relating in any way to the Company or the merger;

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absence of any ownership above five percent by Parent, Merger Sub or any of their controlling or controlled affiliates in any person or entity that owns, controls or operates a business engaged in a line of business in which the Company and its subsidiaries is engaged; and

•	absence of any direct or indirect ownership by Parent, Merger Sub or any of their affiliates of Common Stock or securities convertible into or exchange for Common Stock.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “material adverse effect” clause. For purposes of the Merger Agreement, a “material adverse effect” means, with respect to the Company:

any fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect that (a) would, or would reasonably be expected to, prevent or materially delay the consummation of the merger and the other transactions contemplated by the Merger Agreement; or (b) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its subsidiaries, taken as a whole, but shall not include any fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect relating to or resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets, (ii) any decline in the market price or trading volume of the Common Stock, (iii) general changes or developments after the date hereof in the industries in which the Company and its subsidiaries operate, including general changes in law or regulation across such industries in which the Company and its subsidiaries operate, (iv) the execution and delivery of the Merger Agreement or the public announcement or pendency of the merger or other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, customers, suppliers or partners, (v) the identity of Parent or any of its affiliates as the acquiror of the Company, (vi) compliance with the terms of, or the taking of any action required by, the Merger Agreement or consented to in writing by Parent, (vii) any acts of terrorism or war, (viii) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (ix) changes in generally accepted accounting principles or the interpretation thereof after the date hereof or (x) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period. However, (1) any fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect set forth in the foregoing clauses (b)(i), (b)(iii), (b)(vii), (b)(viii) and (b)(ix) may be taken into account in determining whether there has been or is a material adverse effect on the Company to the extent (and only to the extent) that such fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect has a disproportionate adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its subsidiaries operate and (2) the underlying cause of any failure referred to in the foregoing clause (b)(x) may be taken into account in determining whether there has been or is a material adverse effect on the Company.

For the purpose of the Merger Agreement, a “material adverse effect” with respect to Parent or Merger Sub means to, individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to satisfy the conditions precedent to the merger, to obtain financing for the merger, or to consummate the merger and the other transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, (i) “Financing” means the “equity financing,” the “debt financing” and the “rollover investment”, collectively; (ii) the term “equity financing” means the equity committed pursuant to the certain equity commitment letters; (iii) the “debt financing” means debt amounts committed pursuant to certain debt commitment letters; and (iv) the “rollover investment” means rollover commitments made by certain persons (referred to as the “rollover investors”) pursuant to certain rollover agreements.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions or as consented to in writing by Parent, during the period from the signing of the Merger Agreement to the effective time of the merger, except as required by law or as consented to by Parent or as expressly contemplated, required or permitted by the Merger Agreement, the Company, among other things, will, and will cause its subsidiaries to, conduct its business in all material respects in the ordinary course, use commercially reasonable efforts to preserve in all material respects its business organization and maintain existing relations and goodwill with governmental authorities, customers, suppliers, creditors, lessors, officers and employees and will not, and will not permit any of its subsidiaries to (subject, in some cases, to certain exceptions):

•	pay any dividend, or make any other distribution on, any shares of its capital stock;

•	split, combine or reclassify any capital stock or issue or authorize or propose the issuance of securities in respect of shares of its capital stock;

•

except to the extent required by law or any existing written agreements or Company benefit plan in effect as of the date of the Merger Agreement, increase compensation or other benefits payable or provided to the Company’s directors or executive officers; except in the ordinary course of business, increase the compensation or other benefits payable or provided to the Company’s employees that are not directors or executive officers; enter into any employment, change of control, severance or retention agreement with any employee of the Company or any of its subsidiaries; establish, adopt, enter into or amend any Company benefit plan or plan, agreement or arrangement that would have been a Company benefit plan had it been in effect on the date of the Merger Agreement; or terminate certain key employees other than for cause or take any action that results in such employee terminating employment with the Company for good reason;

•

make any loans to any of its executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company benefit plan;

•

change financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by generally accepted accounting principles, SEC rule or policy or applicable law;

•	amend any provision of its certificate of incorporation or bylaws or similar applicable charter or organizational documents;

•

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, take any action to cause to be exercisable any otherwise unexercisable Company stock option or otherwise make any changes in the capital structure of the Company or any of its subsidiaries or amend the terms of any securities of the Company or any of its subsidiaries, other than issuances of shares of Common Stock in respect of any exercise of Company stock options and settlement of any awards of restricted units outstanding on the date of the Merger Agreement;

•

permit any of its subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Common Stock from a holder of a Company stock option or awards of restricted units in satisfaction of withholding obligations or in payment of the exercise price;

•

incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money, except for indebtedness for borrowed money pursuant to the Company’s existing credit facility not to exceed $5,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its subsidiaries;

•

sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than certain permitted liens) or otherwise dispose of any portion of its tangible properties or assets, including the capital stock of subsidiaries, having a value in excess of $1,000,000, individually or in the aggregate, except pursuant to existing agreements in effect prior to the execution of this Agreement or as may be required by applicable law or any governmental entity in order to permit or facilitate the consummation of the transactions contemplated by the Merger Agreement;

•

enter into, materially modify, materially amend, terminate or grant any material waiver under, any material contract or any contract that would constitute a material contract if entered into prior to the date of the Merger Agreement;

•

make, change or revoke any material tax election or take any material position on a tax return filed on or after the date of Merger Agreement or adopt any material method therein that is inconsistent with material elections made, positions taken or methods used in preparing or filing similar returns in prior periods; file any amended tax return with respect to any material tax; make a material change in any method of tax accounting; settle, compromise, or enter into any closing agreement relating to any material tax proceeding; except in the ordinary course of business consistent with past practice, give or request any waiver of a statute of limitation with respect to any material tax return; or fail to timely file any material tax return or pay any material taxes required to be paid;

•

acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, business or assets that constitute a business or division of any entity, or all or a substantial portion of the assets of any entity (or business or division thereof), other than acquisitions that do not exceed $2,500,000 in the aggregate;

•	make or agree to make any capital expenditure in excess of $1,000,000 other than as contemplated by the capital expenditures budget provided by the Company to Parent;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•

settle, pay, discharge or satisfy any litigation arising out of the Merger Agreement or any other action, other than with respect to actions not arising out of the Merger Agreement, settlements in the ordinary course of business that involve only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate;

•

enter into, amend, modify or terminate, or grant any waiver under, any related party transaction, other than in the ordinary course of business on terms, taken as a whole, no less favorable to the Company or its subsidiary (as applicable) than terms that would be obtained from an unaffiliated third party;

•

shall not, and shall not permit any of its subsidiaries to, enter into any new line of business outside the businesses being conducted by the Company and its subsidiaries on the date hereof and any reasonable extensions thereof; and

•	shall not, and shall not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

The Merger Agreement also provides that Parent and Merger Sub shall not permit any of their respective subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would, individually or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

Other Covenants and Agreements

Access and Information

The Company must afford to Parent reasonable access during normal business hours, during the period prior to the effective time of the merger, to the officers, employees, properties, contracts, books and records of the Company and its subsidiaries.

No Solicitation

The Company and its subsidiaries must, and are required to cause their officers, employees, consultants, agents, advisors, affiliates and other representatives (collectively referred to as “representatives”) to immediately cease and cause to be terminated any and all solicitation or intentional encouragement of alternative proposals (as defined below) from, and discussions or negotiations with respect to alternative proposals with, any person or entity conducted prior to the execution of the Merger Agreement by the Company, any subsidiary of the Company or any of its or their respective affiliates or representatives; and promptly request any such person or entity to promptly return or destroy all confidential information concerning the Company and its subsidiaries in accordance with the applicable confidentiality agreement between the Company and such person or entity.

The Company and its subsidiaries are prohibited from, and are required to cause their representatives and affiliates to refrain from, directly or indirectly:

•

soliciting, initiating, knowingly facilitating, cooperating with, or knowingly encouraging any inquiry with respect to, or the making, submission or announcement of, any offer that constitutes, or could reasonably be expected to constitute, an alternative proposal;

•

participating in any negotiations regarding an alternative proposal with, or furnish any nonpublic information regarding an alternative proposal to, any person or entity that has made or, to the Company’s knowledge (as defined below), is considering making, an alternative proposal;

•	engaging in discussions regarding an alternative proposal with any person or entity that has made or, to the Company’s knowledge, is considering making an alternative proposal;

•	approving, endorsing or recommending any alternative proposal;

•

entering into any letter of intent, agreement, contract or agreement in principle regarding an alternative proposal (such letter of intent, agreement, contract or agreement in principle is referred to as an “Alternative Acquisition Agreement”);

•	taking any action to make the provisions of any takeover laws inapplicable to any transaction contemplated by an alternative proposal;

•

terminating, amending, releasing, modifying or failing to enforce any provision of, or granting any permission, waiver or request under, any confidentiality or similar agreement entered into by the Company in contemplation of an alternative proposal; or

•	publicly proposing to do any of the foregoing (other than disclosure of the terms of the Merger Agreement).

The Board of Directors will not:

•	fail to include its recommendation of the Merger Agreement in the proxy statement;

•

change, qualify, withhold, withdraw or modify in a manner adverse to Parent or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, its recommendation of the Merger Agreement;

•

take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act;

•	adopt, approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company an alternative proposal;

•

enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the merger (such foregoing actions prohibited in this paragraph being referred to as a “Change of Recommendation”); or

•	authorize, cause or permit the Company or any subsidiary of the Company to enter into any Alternative Acquisition Agreement.

Notwithstanding the foregoing, if following the date of the Merger Agreement and prior to obtaining the required vote of the stockholders, the Company receives an written bona fide alternative proposal, the Company has not breached its non-solicitation covenant described above in any material respect and if the Board determines, in good faith, after consultation with its outside legal counsel and financial advisors, that such alternative proposal is or would reasonably be expected to result in a superior proposal (as defined below), then the Company may:

•

furnish nonpublic information to a third party making the alternative proposal if, prior to doing so, the Company has entered into a confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the confidentiality agreement between the Company and Permira; and

•	engage in discussions or negotiations with such person regarding the alternative proposal.

In this case, the Company must as promptly as practicable provide to Parent any nonpublic information that is provided to the person making the alternative proposal which was not previously provided or made available to Parent or its representatives and a copy of the alternative proposal.

Notwithstanding the foregoing, with respect to:

•	an alternative proposal, the Board may at any time prior to receipt of the required vote of the stockholders, make a Change of Recommendation if:

•	the alternative proposal (that did not result from a breach of the Company’s no-solicitation obligation) is made to the Company by a third party;

•	the Board determines in good faith after consultation with its financial advisors and outside legal counsel that such alternative proposal constitutes a superior proposal;

•

the Company has given Parent at least four business days’ prior written notice of its intention to effect a change of recommendation (referred to as the “Negotiation Period”) and has contemporaneously provided to Parent a copy of such superior proposal and each of the relevant proposed transaction agreements to be entered into by the Company with the third party making such superior proposal;

•

during the Negotiation Period, the Company has negotiated in good faith with Parent to the extent Parent wishes to negotiate, to enable Parent to revise the terms and conditions of the Merger Agreement and/or the terms of the financing of the Merger, and either (x) prior to the expiration of the Negotiation Period, Parent shall not have proposed revisions to the terms and conditions of the Merger Agreement, or (y) if Parent within such period shall have proposed revisions to the terms of this agreement, the Board of Directors, after consultation with the Company’s financial advisors and outside legal counsel, has determined in good faith that the third party’s alternative proposal remains a superior proposal with respect to Parent’s revised proposal; provided, that each time material modifications to the material terms of an alternative proposal determined to be a superior proposal are made, the Negotiation Period shall be extended for two business days after written notification of such change to Parent shall have been provided; and

•

in light of such superior proposal, following the expiration of the Negotiation Period, the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable law;

in which event, the Company may terminate this agreement; provided that prior to or substantially concurrent with such termination the Company shall have entered into a definitive agreement with respect to such superior proposal.

•

a fact, event, change, development or set of circumstances material to the Company and its subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of Merger Agreement by the Company or any of its subsidiaries) that was not known to the Board of Directors as of or prior to the date of the Merger Agreement, referred to as an “intervening event,” the Board may at any time prior to receipt of the required vote of the stockholders, make a Change of Recommendation if:

•

the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation in response to an intervening event would be inconsistent with its fiduciary duties under applicable law;

•

the Board of Directors has given Parent at least five business days’ prior written notice of its intention to take such action, which notice shall specify in detail the basis for the Change of Recommendation;

•

during such five-business day period, the Company has negotiated, and has caused its representatives to negotiate, in good faith with Parent to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the Merger Agreement in such a manner that would obviate the need for taking such action; and

•

following such five-business day period, the Board of Directors shall have determined in good faith, after consultation with its financial advisers and outside legal counsel, that the revisions proposed by Parent pursuant to the foregoing clause would not obviate the need for a Change of Recommendation in response to such intervening event.

The Company has agreed to advise Parent promptly of any request for access to the properties or books and records of the Company or any of its subsidiaries of which the Company or any of its subsidiaries or any of their respective representatives is or has become aware, or any request for information relating to the Company or any of its subsidiaries, in each case, in connection with an alternative proposal or any proposal, inquiry, offer or request relating to or constituting an alternative proposal. Such notice to Parent shall indicate the identity of the person or entity making such proposal or request and the material terms and conditions of such proposal, if any.

The Company has also agreed to keep Parent informed on a current basis (and in any event within 24 hours) of any material developments, discussions or negotiations regarding any alternative proposals (whether made before or after the date hereof) or any material change to the financial or other terms of any such alternative proposal.

The Merger Agreement provides that nothing contained therein prohibits the Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law.

As used in the Merger Agreement, “alternative proposal” means any bona fide inquiry, proposal or offer from any person or entity:

•	for a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company;

•

to acquire, directly or indirectly, 20% or more of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning shares with 20% or more of the voting power of the outstanding shares of Common Stock; or

•	to acquire, directly or indirectly, 20% or more of the assets of the Company and its subsidiaries, on a consolidated basis.

As used in the Merger Agreement, “superior proposal” means a written alternative proposal, substituting 50% for 20% that the Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering such factors as the Board of Directors considers to be appropriate, (i) to be more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement and (ii) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of the proposal, including, to the extent that debt financing is required, whether such proposal is fully financed by means of an executed customary commitment letter from a reputable person or entity that has agreed to provide or cause to be provided the amounts set forth therein or by pre-existing debt facilities.

Filings and Other Actions

The Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the Company stockholder, with the record date and meeting date of the Company meeting to be selected after reasonable consultation with Parent, and unless there has been a Change of Recommendation will use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger Agreement and the transactions contemplated hereby.

Employee Matters

From and after the effective time of the merger, Parent will honor the Company’s benefit plans in accordance with their terms as in effect immediately before the effective time of the merger.

For a period of one year following the effective time of the merger, Parent will provide, or will cause to be provided, to each current and former employee of the Company and its subsidiaries (i) base compensation and bonus opportunities (taking into account equity-based compensation granted by Parent or its affiliates), that are no less favorable in the aggregate than were provided to the Company employee immediately before the effective time of the merger and (ii) all other compensation and benefits (excluding equity-based compensation) that are no less favorable in the aggregate than were provided to the Company employee immediately before the effective time of the merger. In addition, Parent shall, or shall cause the surviving corporation to provide to each employee of the Company or any of its subsidiaries whose employment terminates during the one-year period following the effective time, severance benefits equal to the severance benefits provided for under the Company’s severance arrangements in effect immediately prior to the effective time of the Merger Agreement and during such one-year period following the effective time of the Merger Agreement, severance benefits offered to such employee will be determined without taking into account any reduction after the effective time in compensation paid to such employee.

For all purposes under the benefit plans of Parent and its subsidiaries providing benefits to the employees of the Company and its subsidiaries after the effective time of the merger (such plans are referred to as the “new plans”), each such employee will be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors immediately before the effective time of the merger, to the same extent as the employee was previously entitled to credit for such service under any similar Company benefit plan in which the employee participated or was eligible to participate immediately prior to the effective time of the merger, except that the foregoing will not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, (i) each such employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is comparable to a Company benefit plan in which such employee participated immediately before the effective time of the merger, and (ii) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any such employee, Parent has agreed to cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its subsidiaries in which such employee participated immediately prior to the effective time of the merger, and Parent has agreed to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old Company benefit plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Parent acknowledged that the merger would constitute a “change of control” within the meaning of the Company’s benefit plans.

If the Company has not paid the annual bonuses in respect of calendar year 2012 based on the Company’s annual Performance Incentive Program prior to the effective time of the merger, then, no later than February 15, 2013, Parent has agreed to cause to be paid to each employee who is employed by the Company or any of its subsidiaries immediately prior to the effective time of the merger and who participates in a Company annual bonus or incentive plan in respect of calendar year 2012, such employee’s annual bonus for 2012 based on actual performance levels, except that senior management of the Company as of the date of the Merger Agreement may determine in its sole discretion to reduce or eliminate the annual bonus for 2012 for any employee whose employment with the Company or its subsidiaries terminates prior to the payment of the annual bonuses for 2012.

Efforts to Complete the Merger

Each of the parties to the Merger Agreement must use its commercially reasonable best efforts to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated by the Merger Agreement. The parties will promptly, and in no event later than 10 business days after the date of the Merger Agreement, file all required Notification and Report Forms under the HSR Act and will, among other things, use all commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act. The parties will promptly, and in no event later than 20 business days after the date of the Merger Agreement, make the required filings under the Irish Competition Act of 2002, as amended, and under the Italian Competition Law (Law No. 287/1990). Nothing in the Merger Agreement will require Parent or any of its subsidiaries or affiliates to, and neither the Company nor any of its subsidiaries will, without the prior written consent of Parent, propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale of any assets of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries or otherwise take or commit to any actions that after the closing date would limit the freedom of Parent or its subsidiaries’ or affiliates’ freedom of action with respect to, or ability to retain, its or its subsidiaries’ businesses, products, services, rights licenses, or assets or any interest therein if such action would be reasonably likely to have a material adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its subsidiaries, taken as a whole or materially impair the benefits, taken as a whole, Parent reasonably expected to derive from the merger and other transactions contemplated by the Merger Agreement.

Indemnification of Directors and Officers; Insurance

For a period of six years from the effective time of the merger, Parent and the surviving corporation will, subject to certain limitations, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ certificates of incorporation and bylaws or similar organizational documents in effect immediately prior to the effective time of the merger or in any indemnification agreements with any of their respective directors or officers in effect immediately prior to the effective time of the merger, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of any of those entities. All rights of indemnification with respect to any claim made within that six-year period will continue until the disposition of the action or resolution of the claim. Further, each of Parent and the surviving corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its subsidiaries and each such person who serves or served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the effective time of the merger in connection with such person’s service as an officer or director of the Company or any of its subsidiaries or another entity if such service to the other entity was at the request or for the benefit of the Company.

For a period of six years from the effective time of the merger, Parent will cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, provided that Parent will not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date of the Merger Agreement. At the Company’s option, the Company may purchase, prior to the effective time of the merger, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, covering, without limitation, the transactions contemplated hereby, provided that the Company shall not pay in excess of 250% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of such “tail” policy.

Financing

Parent will use its reasonable best efforts to obtain, or cause to be obtained, the Financing on terms and conditions described in the debt commitment letter and the equity commitment letters including:

•	maintaining in effect such commitment letters;

•

negotiating definitive agreements with respect to the debt financing consistent in all material respects with the terms and conditions contained therein or, if available, on other terms that would not adversely impact the ability of Parent to consummate the transactions contemplated by the Merger Agreement; and

•	satisfying all conditions applicable to Parent and its subsidiaries to obtaining the Financing.

In the event that all conditions contained in the debt commitment letter and equity commitment letters (other than, with respect to the debt Financing, the availability of the equity financing) have been satisfied, Parent will use its reasonable best efforts to cause the lenders, equity investors and the rollover investors to fund the Financing required to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses on the closing date (including by seeking to enforce its rights under the financing commitments and definitive agreements with respect to the debt financing in the event of a breach by the other parties thereto). Parent will comply with its obligations, and enforce its rights, under the debt commitment letter and the equity commitment letters in a timely and diligent manner and will give the Company prompt notice of any material breach by any party to the debt commitment letter and the equity commitment letters of which Parent has become aware or any termination of any such letters.

Parent will not, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Commitment Letters if such amendment, modification, waiver, or replacement:

•

would (i) add new (or adversely modify any existing) condition to the financing commitments or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by the Merger Agreement or (ii) make the timely funding of the debt financing or satisfaction of the conditions to obtaining the Financing less likely to occur;

•

reduces the amount of the debt financing such that the aggregate funds that would be available to Parent and Merger Sub at the closing of the merger (taking into account the equity financing and the rollover investment) would not be sufficient to satisfy Parent’s and Merger Sub’s obligations to pay the merger consideration and any fees and expenses of or payable by Parent, Merger Sub or the surviving corporation unless the equity financing and/or the rollover investment is increased by a corresponding amount;

•

adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the definitive agreements with respect to the debt financing as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Commitment Letters as in effect on the date of the Merger Agreement or in the definitive agreements relating to the debt financing;

•	could reasonably be expected to prevent, impede or delay the consummation of the merger and the other transactions contemplated by this Merger Agreement; or

•	terminate any Commitment Letter, unless such Commitment Letter is replaced as specified above.

In the event that any portion of the debt financing becomes unavailable, regardless of the reason therefor, Parent will:

•

use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative debt financing (in an amount sufficient, when taken together with other sources of funds available to Parent, including additional equity financing or rollover investments, to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses) on substantially equivalent or more favorable terms from the same or other sources and which would not prevent, impede or materially delay, and would not reasonably be expected to prevent, impede or materially delay, the consummation of the debt financing or the transactions contemplated by the Merger Agreement; and

•

promptly notify the Company of such unavailability and the reason therefor. In furtherance of and not in limitation of the foregoing, in the event that any portion of the debt financing becomes unavailable, regardless of the reason therefor, but the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities) are available on the terms and conditions described in the Debt Commitment Letter (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated debt financing.

The terms “Debt Commitment Letter” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance with the Merger Agreement (and any Debt Commitment Letter and Debt Financing Commitment remaining in effect at the time in question).

In the event that any portion of the equity financing becomes unavailable, regardless of the reason therefor, Parent will:

•

use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative equity financing (in an amount sufficient, when taken together with other sources of funds available to Parent, including additional debt financing or rollover investments, to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses) on substantially equivalent or more favorable terms from the same or other sources and which would not prevent, impede or materially delay, and would not reasonably be expected to prevent, impede or materially delay, the consummation of the equity financing or the transactions contemplated by the Merger Agreement; and

•	promptly notify the Company of such unavailability and the reason therefor.

The terms “equity commitment letter” and “equity financing commitments” will be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any equity commitment letter and equity financing commitment remaining in effect at the time in question).

Parent will provide the Company with prompt oral and written notice of (i) any material breach or default by any party to any Commitment Letters or the definitive agreements with respect to the debt financing of which Parent becomes aware and (ii) the receipt of any written notice or other written communication from any lender, equity investor, rollover investor or other financing source with respect to any breach, default, termination or repudiation by any party to any Commitment Letters or the definitive agreements with respect to the debt financing of any provision thereof. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing.

Prior to the Closing, the Company will provide (and will use its reasonable best efforts to cause its representatives and affiliates, including legal and accounting, to provide) all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing (including any offering or private placement of debt securities), including:

•

furnishing Parent and the lenders as promptly as practicable (and in any event in the case of quarterly or annual financial statements, by a date that is not later than (A) 45 days after the end of the relevant fiscal quarter in respect of unaudited quarterly financial statements and (B) 90 days after the end of the relevant fiscal year in respect of audited financial statements, as applicable) with financial information and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested (and updated as reasonably requested) by Parent to consummate the Financing and is customary to be included in (i) marketing materials for senior secured or unsecured indebtedness (or any documentation or deliverables in connection therewith) or (ii) an offering document relating to a private placement of secured or unsecured high-yield debt securities under Rule 144A of the Securities Act, including data and other information that would be included customarily in such marketing materials and offering document (including the information required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities (which, for the avoidance of doubt, shall include the financial statements and pro forma financial information required by Item 9.01 of Form 8-K for the Company’s recently completed acquisition of Archives.com)), and all information and data that would be necessary for an investment bank to receive customary (for high-yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with such offering (all such information in this clause, together with all such other information required by the Debt Financing Commitments is referred to as the “Required Information,” except that the Required Information shall not include, and Parent shall be responsible for, any post-closing or pro forma cost savings, synergies, capitalization, ownership or other post-closing pro forma adjustments desired to be incorporated into any information used in connection with the debt financing);

•

participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and senior management, representatives or advisors, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, and assisting with the preparation of materials for rating agency presentations, roadshow presentations, offering memoranda, bank information memoranda and similar documents required in connection with the debt financing and otherwise reasonably cooperate in the marketing efforts related to the debt financing;

•

using reasonable best efforts to obtain consents and customary comfort letters of independent accountants (including “negative assurance” comfort), legal opinions, surveys and title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act);

•

using reasonable best efforts to assist in the preparation of a customary confidential information memorandum for the facilities and other customary marketing materials to be used in connection with the syndications reasonably deemed necessary by the lead arranger of the debt financing to complete a successful syndication pursuant to the terms of the Debt Commitment Letter;

•

using reasonable best efforts to help the Company procure a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the facilities contemplated by the Debt Commitment Letter from Standard & Poor’s Ratings Services (which is referred to as “S&P”) and Moody’s Investors Service, Inc. (which is referred to as “Moody’s”), respectively, and public ratings for any of the facilities or notes issued in connection with the Debt Financing from each of S&P and Moody’s;

•

assisting in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters of the Company and its subsidiaries on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral (including, for the avoidance of doubt, the delivery of stock certificates and stock powers with respect to outstanding shares of subsidiaries of the Company prior to the closing date of the merger to be held in escrow pending the closing) and taking all necessary corporate or other entity actions to facilitate all of the foregoing;

•	at least three business days prior to the closing date of the merger, providing all documentation and other information about the Company as is reasonably requested by the lenders with respect to applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, provided that the request by Parent for such information is received by the Company at least five business days prior to the closing date of the Merger; and

•

arranging for the repayment on the closing date of the merger of all of the Company’s and its subsidiaries’ existing secured bank and unsecured notes facilities (including the Company’s existing credit facility) and using reasonable best efforts to obtain customary pay-off letters, lien terminations, title transfers, and instruments of discharge or transfer relating to any collateral to be delivered at the closing date of the merger; except, in each case, none of the Company or its Subsidiaries shall be required to enter into any agreement that is not contingent upon the closing of the merger.

The foregoing notwithstanding, (i) neither the Company nor any persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the debt financing, (ii) no obligation of the Company or any of its subsidiaries or any of their respective representatives under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the closing of the merger, and (iii) none of the Company or its subsidiaries nor any of their respective representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the debt financing prior to the closing of the merger.

Nothing contained in Merger Agreement will require the Company or any of its subsidiaries, prior to the closing of the merger, to be an issuer or other obligor with respect to the debt financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries or their respective representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its subsidiaries and their respective representatives for and against any and all judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively referred to as “Losses”) actually suffered or incurred by them in connection with the arrangement of the debt financing, any action taken by them at the request of Parent pursuant to financing cooperation provisions of the Merger Agreement described in this section and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries).

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the fulfillment or waiver, at or prior to the effective time of the merger, of the following mutual conditions:

•	the adoption of the Merger Agreement by the required vote of the stockholders;

•

the absence of any injunction or similar order by any court of competent jurisdiction which prohibits the merger and any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the merger; and

•

the expiration or termination of any applicable waiting period under the HSR Act, the filing of a notification with the relevant antitrust authorities under the Italian competition law (Law No. 287/1990), and the filing of a notification with, and the receipt of approval from, the relevant competition authorities under the Irish Competition Act of 2002, as amended.

The obligation of the Company to effect the merger is subject to the fulfillment or waiver in writing of the following additional conditions:

•

The representations and warranties of Parent and Merger Sub will be true and correct, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality or Parent material adverse effect contained in such representations and warranties), individually or in the aggregate, has not had a Parent material adverse effect;

•

Parent will have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the effective time of the merger; and

•

Parent will have delivered to the Company a certificate, dated as of the effective time of the merger and signed by its Chief Executive Officer, certifying that the above conditions have been satisfied.

The obligation of Parent and Merger Sub to consummate the merger is subject to the fulfillment or waiver in writing of the following additional conditions:

•

(i) the representations and warranties of the Company with respect to organization, qualification, capital stock, corporate authority, and finders or brokers will be true and correct in all material respects, both when made and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of the Company shall be true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company material adverse effect contained in such representations and warranties), individually or in the aggregate, has not had a Company material adverse effect;

•

the Company will have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the effective time of the merger;

•	the Company will have delivered to Parent a certificate, dated as of the effective time of the merger and signed by its Chief Executive Officer, certifying that the above two conditions have been met;

•	since the date of the Merger Agreement, there will not have occurred any material adverse effect with respect to the Company; and

•

the Company will have delivered to Parent a certificate, in the form and substance required under Treasury Regulation §§ 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not and has not been within the past five years a “United States real property holding corporation” within the meaning of Section 897 of the Code.

None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the merger or terminating the Merger Agreement and abandoning the merger, on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s material breach of any provision of the Merger Agreement or failure to use all commercially reasonable efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Termination

The Merger Agreement may be terminated and abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent, if:

•

the effective time of the merger has not occurred on or before April 21, 2013 (referred to as the “End Date”), whether such date is before or after the Company’s stockholders have adopted and approved the Merger Agreement, and the party seeking to terminate the Merger Agreement pursuant to this provision has not breached in any material respect its obligations under the Merger Agreement in any manner that has contributed to the failure to consummate the merger on or before such date;

•

any court of competent jurisdiction has issued or entered an injunction or similar order has been entered permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction shall have become final and non-appealable, so long as the party seeking to terminate the Merger Agreement pursuant to this provision has used the efforts required of it under the Merger Agreement to prevent, oppose and remove such injunction; or

•

the company meeting (including any adjournments or postponements thereof) has concluded and the adoption and approval of the Merger Agreement by the required vote of the stockholders has not been obtained.

•	by the Company:

•

if Parent or Merger Sub have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, (i) would result in a failure of a condition to the Company’s obligation to complete the merger, and (ii) cannot be cured by the End Date, or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate the Merger Agreement pursuant to this provision and the basis for such termination, so long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;

•

if (i) all of the conditions to Parent’s and Merger Sub’s obligation to complete the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the closing, but subject to the satisfaction or waiver of such conditions), and Parent and/or Merger Sub fail to consummate the merger and the other transactions contemplated by the Merger Agreement on the date the closing should have occurred and (ii) the Company has irrevocably confirmed in writing that all conditions to its obligation to complete the merger have been satisfied or that it is willing to waive all of its unsatisfied conditions and it stands ready, willing and able to consummate the closing on such date; or

•

at any time prior to the date the Company stockholders adopt and approve the Merger Agreement, in order to enter into a superior proposal, so long as substantially concurrent with such termination the Company tenders payment to Parent of the Company Termination Fee (defined below).

•	by Parent:

•

if Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, (i) would result in a failure of a condition to Parent’s and Merger Sub’s obligation to complete the merger, and (ii) cannot be cured by the End Date, or, if curable, is not cured within thirty (30) days following Parent’s delivery of written notice to Company stating Parent’s intention to terminate the Merger Agreement pursuant to this provision and the basis for such termination, so long as Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement; or

•

(a) the Board of Directors shall have failed to include its recommendation to approve the merger in the proxy statement or shall have effected a Change of Recommendation, (b) the Company enters into an Alternative Acquisition Agreement, (c) the Board of Directors approves or recommends any alternative proposal, (d) the Company or the Board of Directors shall have publicly announced its intention to do any of the foregoing, (e) the Company intentionally and materially breaches any of its material non-solicitation obligations set forth in the Merger Agreement, which breach results in an alternative proposal that is publicly disclosed and not withdrawn by the time of the Company stockholders’ meeting, or (f) a tender or exchange offer constituting an alternative proposal relating to the Company’s securities shall have been commenced by a person or entity unaffiliated with Parent, and the Company shall have not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer.

Termination Fees

Company Termination Fee

The Company will pay to Parent a fee of $37,800,000 in cash (such fee is referred to as the “Company Termination Fee”) in the event that:

•

(a) any alternative proposal (substituting 50% for the 20% threshold set forth in the definition of “alternative proposal”) (such proposal is referred to as a “Qualifying Proposal”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company meeting, (b) the Merger Agreement is validly terminated (1) by Parent or the Company because the effective time of the merger has not occurred on or before the End Date, (2) by Parent or the Company because the Company meeting has concluded and the adoption and approval of the Merger Agreement by the required vote of the stockholders has not been obtained or (3) by Parent because the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (each as more fully described in “—Termination” above) and (c) concurrently with or within nine (9) months after such termination, the Company enters into a definitive agreement with respect to any Qualifying Proposal or consummates the transactions contemplated by a Qualifying Proposal;

•

(a) Parent has validly terminated the Merger Agreement, if the Board of Directors shall have failed to include its recommendation to approve the merger in the proxy statement or shall have effected a Change of Recommendation, (b) the Company enters into an Alternative Acquisition Agreement, (c) the Board of Directors approves or recommends any alternative proposal, (d) the Company or the Board of Directors has publicly announced its intention to do any of the foregoing, (e) the Company intentionally and materially breaches any of its material non-solicitation obligations set forth in the Merger Agreement, which breach results in an alternative proposal that is publicly disclosed and not withdrawn by the time of the Company stockholders’ meeting or (f) a tender or exchange offer constituting an alternative proposal relating to the Company’s securities has been commenced by a person or entity unaffiliated with Parent, and the Company has not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; or

•	the Company has terminated the Merger Agreement to enter into a superior proposal.

Payment of the Company Termination Fee will be made by wire transfer of same-day funds to one or more accounts designated by Parent, such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, in the case of clause (ii) above, within three (3) business days of such termination or, in the case of clause (iii) above, substantially concurrent with the termination by the Company.

Parent Termination Fee

Parent will pay to the Company a reverse termination fee of $75,600,000 in cash (such fee is referred to as the “Parent Termination Fee”) in the event that the Company shall have validly terminated the Merger Agreement because:

•

Parent or Merger Sub have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, (i) would result in a failure of a condition to the Company’s obligation to complete the merger, and (ii) cannot be cured by the End Date, or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate the Merger Agreement pursuant to this provision and the basis for such termination, so long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement; and at any such time Parent was not entitled to terminate the Merger Agreement due to any of the following:

•

the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, (i) would result in a failure of a condition to Parent’s and Merger Sub’s obligation to complete the merger, and (ii) cannot be cured by the End Date, or, if curable, is not cured within thirty (30) days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate the Merger Agreement pursuant to this provision and the basis for such termination, so long as Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement; or

•

(a) the Board of Directors has failed to include its recommendation to approve the merger in the proxy statement or has effected a Change of Recommendation, (b) the Company enters into an Alternative Acquisition Agreement, (c) the Board of Directors approves or recommends any alternative proposal, (d) the Company or the Board of Directors has publicly announced its intention to do any of the foregoing, (e) the Company intentionally and materially breaches any of its material non-solicitation obligations set forth in the Merger Agreement, which breach results in an alternative proposal that is publicly disclosed and not withdrawn by the time of the Company stockholders’ meeting or (f) a tender or exchange offer constituting an alternative proposal relating to the Company’s securities has been commenced by a person or entity unaffiliated with Parent, and the Company shall have not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; or

•

(i) all of the conditions to Parent’s and Merger Sub’s obligation to complete the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the closing, but subject to the satisfaction or waiver of such conditions), and Parent and/or Merger Sub fail to consummate the merger and the other transactions contemplated by the Merger Agreement on the date the closing should have occurred and (ii) the Company has irrevocably confirmed in writing that all conditions to its obligation to complete the merger have been satisfied or that it is willing to waive all of its unsatisfied conditions and it stands ready, willing and able to consummate the closing on such date.

Payment of the Parent Termination Fee will be by wire transfer of same-day funds to one or more accounts designated by the Company, such payment to be made no later than three (3) business days of such termination.

The Sponsor has agreed, pursuant to the Fee Funding Agreement, severally and not jointly, to pay the Parent Termination Fee and to reimburse certain costs and expense incurred by the Company, its representatives and affiliates in connection with their cooperation with respect to the arrangement of the debt financing.

Expenses

All costs and expense incurred in connection with the merger, the Merger Agreement, and the transactions contemplated thereby will be paid by the party incurring the expenses, except that expenses incurred in connection with the printing, filing and mailing of this proxy statement and the Schedule 13E-3 will be borne by the Company and all fees in respect of HSR or other regulatory filings will be borne by Parent.

Specific Performance; Amendments and Waivers

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, subject to the immediately following paragraph, the non-breaching party will be entitled to seek to obtain an order of specific performance to enforce the observance and performance of such covenant or obligation or an injunction restraining such breach or threatened breach.

Notwithstanding the foregoing, the Company will be entitled to specific performance to cause Parent to draw down the full proceeds of the equity financing and to cause Parent to effect to the closing of the merger only if (i) all conditions to Parent and Merger Sub’s obligations to close the merger have been satisfied (other than those conditions that are to be satisfied by actions taken at the closing, and other than those conditions the failure of which to be satisfied is caused by a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the Merger Agreement), (ii) the debt financing (or alternative financing) has been funded or will be funded on the closing date upon consummation of the rollover investment and the delivery of a drawdown notice and by Parent and/or notice from Parent that the equity financing will be funded at such date, (iii) Parent and/or Merger Sub fails to complete the closing by the date the closing is required to have occurred and (iv) the Company has confirmed in writing that if specific performance is granted and the equity financing and debt financing are funded and the rollover investment is consummated, then the closing of the merger will occur.

Although the Company may pursue both a grant of specific performance and the payment of the Parent termination fee, the Company will not be permitted or entitled to receive both (i) a grant of specific performance that permits consummation of the transactions contemplated by the Merger Agreement and (ii) monetary damages in connection with the Merger Agreement, including all or any portion of the Parent termination fee.

AGREEMENTS INVOLVING COMMON STOCK

Voting Agreement

In connection with the Merger Agreement, Parent entered into a voting agreement with Spectrum, dated as of October 21, 2012, referred to as the “Voting Agreement,” pursuant to which Spectrum agreed, subject to certain conditions, to vote all of the shares owned by them at the time of any stockholder meeting at which the Merger Agreement will be voted upon in favor of adoption and approval of the Merger Agreement. The Voting Agreement will terminate upon the occurrence of certain events, including if the Merger Agreement is terminated.

The Company is a third party beneficiary of the covenants and agreements in the Voting Agreement, and such covenants and agreements may not be amended without the prior consent of the Company.

Fee Funding Agreement

Pursuant to the Fee Funding Agreement entered into between certain Permira funds – Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. (each referred to as a “funding party” and collectively referred to as the “Sponsor”) – and Parent, dated October 21, 2012 (which is referred to as the “Fee Funding Agreement”), the Sponsor has agreed, severally and not jointly, to fund under certain circumstances, according to each funding party’s respective obligation percentage set forth in the Fee Funding Agreement, the $75,600,000 Parent termination fee and reimburse certain other expenses incurred by the Company, its representatives and affiliates in connection with their cooperation with respect to the arrangement of the debt financing, which reimbursement will not exceed $500,000 in the aggregate.

The Fee Funding Agreement will terminate on the earliest to occur of (i) the closing of the merger pursuant to the Merger Agreement and (ii) if the Company has not made a claim in writing for payment of any obligation under the Fee Funding Agreement to Parent by such date, the six-month anniversary of the date of termination of the Merger Agreement in accordance with its terms. However, if the Company or any of its controlled affiliates asserts a claim other than as permitted under the Fee Funding Agreement, the Fee Funding Agreement will immediately terminate and become null and void, and if any funding party has previously made any payments under the Fee Funding Agreement, it shall be entitled to have such payments refunded by the Company and no funding party will have any liability to the Company or any of its affiliates with respect to the Merger Agreement, the equity commitment letters, the transactions contemplated by the Merger Agreement or under the Fee Funding Agreement.

Rollover Agreements between Spectrum and Parent

In connection with the Merger Agreement, Spectrum entered into certain rollover agreements with Parent, dated as of October 21, 2012, pursuant to which Spectrum committed, subject to certain conditions, including the satisfaction of all conditions to the Merger Agreement and the substantially concurrent consummation of the merger, to contributing 3,125,000 shares of Common Stock owned by it, to Parent in exchange for equity interests in Parent.

Pursuant to these rollover agreements, in certain circumstances the number of shares being rolled by Spectrum may be reduced in connection with the receipt of additional equity financing by Parent. Prior to the Closing, Permira intends to enter into arrangements with one or more of its co-investors to provide additional equity financing for the merger. If such additional equity financing is committed, we anticipate that the amount of Spectrum’s rollover investment would be reduced accordingly in accordance with its rollover agreements.

Equity Award Rollover Agreements with Timothy Sullivan and Howard Hochhauser

In connection with the Merger Agreement, Messrs. Sullivan and Hochhauser entered into rollover agreements with Parent that provide for the conversion of their Company stock options and Company RSU Awards as set forth below.

Company Stock Options.  Pursuant to the rollover agreements, Company stock options held by Mr. Sullivan with respect to up to 1,970,266 shares of Common Stock (the equivalent of a $53.7 million investment based upon the per share merger consideration of $32.00 and excluding the aggregate exercise price) and Company stock options held by Mr. Hochhauser with respect to 237,376 shares of Common Stock (the equivalent of a $6.3 million investment based upon the per share merger consideration of $32.00 and excluding the aggregate exercise price) will be converted into options to purchase a number of shares of common stock of Parent (rounded down to the nearest whole share) equal to the product of (a) the total number of shares of Common Stock subject to such Company stock options multiplied by (b) the equity award exchange ratio (as defined below). The per share exercise price (rounded up to the nearest whole cent) of each option to purchase shares of common stock of Parent will be equal to (1) the per share exercise price of the Company stock option immediately prior to the effective time of the merger divided by (2) the equity award exchange ratio. The “equity award exchange ratio” equals (x) $32.00 divided by (y) the price per share paid by the Permira funds to acquire common stock of Parent immediately prior to the effective time of the merger.

Company RSU Awards.  Pursuant to rollover agreements, Company RSU Awards held by Mr. Sullivan with respect to 150,000 shares of Common Stock (the equivalent of a $4.8 million investment based upon the per share merger consideration of $32.00) and Company RSU Awards held by Mr. Hochhauser with respect to 100,000 shares of Common Stock (the equivalent of a $3.2 million investment based upon the per share merger consideration of $32.00) will be converted into restricted stock units with respect to a number of shares of common stock of Parent (rounded down to the nearest whole share) equal to the product of (a) the total number of shares of Common Stock subject to such Company RSU Award multiplied by (b) the equity award exchange ratio. Such converted Company RSU Awards will continue to vest in accordance with their original vesting schedule and will immediately vest in full in the event that the holder’s employment is terminated by the Company without cause, due to death or disability or by the holder for good reason. In addition to the rollover agreements with Messrs. Sullivan and Hochhauser, prior to the effective time, Parent may enter into rollover agreements with other employees of the Company and its subsidiaries with respect to Company RSU Awards.

Mr. Sullivan’s rollover commitment with respect to Company stock options will be reduced to the extent that he invests cash in common stock of Parent or employees (other than Messrs. Sullivan and Hochhauser) enter into rollover agreements with Parent with respect to Company RSU Awards prior to the effective time of the merger. The rollover commitment of Messrs. Sullivan and Hochhauser with respect to Company stock options and Company RSU Awards will also be reduced to the extent that the applicable executive forfeits any Company stock options or Company RSU Awards, as applicable or upon specified terminations of employment.

Contribution Agreements of Timothy Sullivan and Purefoy, LLC

In connection with the Merger Agreement, each of Mr. Sullivan and, Purefoy, LLC (over which Mr. Sullivan exercises control) entered into a contribution agreement, pursuant to which Mr. Sullivan committed to contributing 123,992 shares of Common Stock to Parent in exchange for common stock of Parent (the equivalent of a $4.0 million investment based upon the per share merger consideration of $32.00) and Purefoy, LLC committed to contributing 324,074 shares of Common Stock to Parent in exchange for common stock of Parent (the equivalent of a $10.4 million investment based upon the per share merger consideration of $32.00), in each case, subject to certain conditions, including the concurrent consummation of the merger. The obligations of each of Mr. Sullivan and Purefoy, LLC under the Contribution Agreements to contribute shares of Common Stock to Parent fall away in the event that the Company terminates Mr. Sullivan’s employment without cause or Mr. Sullivan terminates his employment with the Company for good reason.

Interim Investors Agreement

In connection with the execution and delivery of the merger agreement, Parent and the equity investors have entered into an interim investors agreement (the “Interim Investors Agreement”) setting forth certain terms and conditions governing the relationship among the parties until the consummation of the merger. In addition to certain representations and warranties of the parties, the interim investors agreement provides for, among other things and, subject to certain limitations or exceptions, (i) control by Anvilux 1 and Anvilux 2 (together “Anvilux”) over the actions or omissions of Parent and Merger Sub, (ii) the entrance into, concurrent with the consummation of the merger, of a stockholders agreement of Parent, (iii) the right of Parent, acting at the direction of Anvilux to enforce (including by specific performance) the provisions of each equity commitment letter, the Spectrum rollover agreements and the contribution and rollover agreements with the Rollover Investors, (iv) the payment or reimbursement by Anvilux of certain expenses incurred by Parent, Merger Sub and the equity investors in connection with the merger agreement and transactions contemplated thereby, (v) the cooperation of the equity investors in obtaining all necessary antitrust approvals and (vi) the entrance into by Parent, at or prior to the consummation of the merger, of a management agreement with an affiliate of Anvilux.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated stockholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii)  to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING ANCESTRY.COM

Company Background

Ancestry.com is the world’s largest online family history resource, with approximately 2.0 million paying subscribers around the world as of September 30, 2012. The Company has been a leader in the family history market for over 20 years and has helped pioneer the market for online family history research.

If the Merger Agreement is adopted by Ancestry.com stockholders at the special meeting and the merger is completed as contemplated, Ancestry.com will survive the merger and will continue its operations as a private company and a wholly owned subsidiary of Parent.

During the past five years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither the Company nor any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States.

Directors and Executive Officers

The Board presently consists of nine members. The persons listed below are the executive officers and directors of Ancestry.com as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the Board or until the earlier of his or her resignation or removal.

Timothy Sullivan has served as our President and Chief Executive Officer and as a director since September 2005. Prior to joining us, Mr. Sullivan was Chief Operating Officer and then President and CEO of Match.com from January 2001 to September 2004. From May 1999 to January 2001, Mr. Sullivan served as Vice President of E-commerce for Ticketmaster Online-Citysearch, Inc. From June 1991 to May 1999, Mr. Sullivan held multiple positions at The Walt Disney Company, including Vice President and Managing Director of Buena Vista Home Entertainment Asia Pacific from July 1997 to May 1999. From December 2005 to February 2008,

Mr. Sullivan served as a director of Live Nation Entertainment, Inc. Mr. Sullivan holds an M.B.A. from Harvard Business School and was a Morehead Scholar at the University of North Carolina at Chapel Hill.

Charles M. Boesenberg has served as one of our directors since July 2006, and has been Chairman of our Board since October 2010. From January 2002 to June 2006, Mr. Boesenberg served as the President and Chief Executive Officer at NetIQ Corporation and he also served as the Chairman of the board of directors at NetIQ Corporation from August 2002 to June 2006. Mr. Boesenberg served as a director of Interwoven, Inc. from July 2006 to March 2009, as lead independent director of Maxtor Corporation from January 2002 until May 2006, and as a director of Onyx Software Corporation from December 2005 to June 2006, and as a director of Macromedia, Inc. from December 2004 to December 2006. From March 2000 to December 2001, Mr. Boesenberg served as the President of Post PC Ventures, a management and investment group. Mr. Boesenberg serves on the board of directors of Silicon Graphics International Corp., Keynote Systems, Inc., Callidus Software Inc. and Boingo Wireless, Inc. Mr. Boesenberg holds an M.S. in Business Administration from Boston University and a B.S. from Rose Hulman Institute of Technology.

David Goldberg has served as one of our directors since February 2008. Since April 2009, Mr. Goldberg has served as the Chief Executive Officer of SurveyMonkey, Inc., an online survey provider. From May 2007 to April 2009, Mr. Goldberg was an Entrepreneur in Residence with Benchmark Capital. From August 2001 to May 2007, Mr. Goldberg was the head of global music operations at Yahoo! Inc. From February 1994 to August 2001, Mr. Goldberg was Chairman and Chief Executive Officer of Launch Media Inc. Mr. Goldberg serves as a director of The Washington Post Company and of privately held SurveyMonkey, Inc., Dashbox, Inc., and The Farm Media LLC. Mr. Goldberg holds an A.B. from Harvard University.

Thomas Layton has served as one of our directors since October 2009. Mr. Layton served as the Chief Executive Officer and a director of Metaweb Technologies, Inc., an Internet technology company, from June 2007 to July 2010. Mr. Layton served as the Chief Executive Officer of OpenTable, Inc. from September 2001 to June 2007, has served on its board of directors since May 1999 and has served as its Chairman since December 2011. From November 1995 to June 1999, Mr. Layton served as President and Chief Operating Officer and was co-founder of Citysearch, Inc., which later merged with Ticketmaster, Inc. Prior to his experience at Citysearch, Mr. Layton served as Chief Financial Officer of Score Learning Corporation, an educational services company, from April 1994 to October 1995, and also as President and Chief Operating Officer during part of the same period from March 1995 to October 1995. Mr. Layton is the Executive Chairman at oDesk Corporation and a member of the board of directors at Hearsay Corporation and Doxo Corporation, all privately held entities, and a co-founder and past member of the board of directors of MAPLight.org, a non-profit organization. Mr. Layton holds an M.B.A. from Stanford Graduate School of Business and a B.S. from the University of North Carolina at Chapel Hill.

Elizabeth Nelson has served as one of our directors since July 2009. From July 1996 to December 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer at Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Currently, Ms. Nelson serves on the board of directors of Brightcove, Inc. and Nokia, as well as privately held Yodlee, Inc., Living Social, Inc, and DAI. Ms. Nelson holds an M.B.A. in Finance with distinction from the Wharton School at the University of Pennsylvania and a B.S. from Georgetown University.

Victor Parker has been an observer on our Board since 2003 and has served as one of our directors since 2006. Mr. Parker is a Managing Director of Spectrum Equity Investors, a private equity firm, and joined the firm in September 1998. He was previously at ONYX Software and was an associate at Summit Partners from October 1992 to June 1996. Mr. Parker serves on the board of directors of Demand Media, Inc., iSelect Limited and SurveyMonkey, Inc. Mr. Parker previously served on the board of directors of NetQuote, Inc. from September 2005 to July 2010 and on the board of Interbank FX, LLC from July 2007 to November 2011, both privately held entities. He holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Dartmouth College.

Michael Schroepfer has served as one of our directors since January 2011. Since October 2008, Mr. Schroepfer has served as Vice President of Engineering at Facebook, Inc., a social utility. He joined Facebook in August 2008 as Director of Engineering. From July 2005 to August 2008, Mr. Schroepfer was the Vice President of Engineering at Mozilla Corporation. From August 2003 to September 2004, he was an engineer at Sun Microsystems, Inc. following its acquisition of CenterRun, a company he founded in 2000. Mr. Schroepfer holds B.S. and M.S. degrees in computer science from Stanford University.

Benjamin Spero has served as one of our directors since December 2007. Mr. Spero joined Spectrum Equity Investors in January 2001 and currently is a Managing Director. Prior to joining Spectrum Equity Investors, Mr. Spero was the co-founder of TouchPak, Inc. Before founding TouchPak, Inc., Mr. Spero was a strategy consultant at Bain & Company. Mr. Spero serves on the board of directors of privately held SurveyMonkey, Inc., Seamless North America, LLC, Solutions, LLC and Animoto Inc. Mr. Spero served on the board of directors of NetQuote, Inc. from August 2005 to July 2010, on the board of directors of iPay Technologies, LLC from December 2006 to June 2010 and on the board of directors of Mortgagebot, LLC from September 2005 to April 2011, all privately held entities. Mr. Spero holds a B.A. from Duke University.

Dr. Paul R. Billings has served as one of our directors since May 2012. Since October 2010, Dr. Billings has been the Chief Medical Officer at Life Technologies Corporation. Prior to joining Life Technologies, he was Director and Chief Scientific Officer of the Genomic Medicine Institute at El Camino Hospital, from January 2009 to September 2010. From November 2007 to January 2009, Dr. Billings was the Chief Executive Officer of CELLective Dx Corporation. From October 2002 to September 2007 he was Senior Physician and Senior Vice President for Corporate Development at Laboratory Corporation of America Holdings (LabCorp). Dr. Billings holds an M.D. and Ph.D. in Immunology from Harvard University and a B.A. from the University of California at San Diego.

Howard Hochhauser has served as our Chief Financial Officer and Chief Operating Officer since February 2012, having served as our Chief Financial Officer since January 2009. From May 2000 to December 2008, Mr. Hochhauser held multiple positions at Martha Stewart Living Omnimedia, Inc., most recently serving as Chief Financial Officer from March 2006 to December 2008. He held multiple positions at Bear Stearns & Co. Inc. from September 1996 to May 2000, serving most recently as Vice President Equity Research Analyst. Prior to joining Bear Stearns & Co. Inc., he worked at First Boston and he was a Staff Accountant at KPMG Peat Marwick. Mr. Hochhauser is a Certified Public Accountant and holds an M.B.A. from Columbia University and a B.S. from Boston University.

Eric Shoup has served as our Executive Vice President of Product since February 2012. He previously served as our Senior Vice President of Product from March 2010 to February 2012 and as Vice President of Product from August 2008 to March 2010. Prior to working with us, Mr. Shoup was at eBay for over five years, where he served as Director of ProStores from January 2007 to August 2008, Group Product Manager from March 2005 to January 2007, Senior Product Manager from August 2004 to March 2005 and Product Manager from April 2003 to August 2004. Mr. Shoup holds a B.A. from the University of California, Los Angeles.

William Stern has served as our General Counsel and Corporate Secretary since July 2009. From October 2005 to July 2009, Mr. Stern held multiple positions at Martha Stewart Living Omnimedia, Inc., most recently serving as the General Counsel and Secretary from September 2008 to July 2009. From October 2002 to September 2005, Mr. Stern was a Principal at Fish & Richardson, PC. Prior to joining Fish & Richardson, PC, he was a Partner at Morrison & Foerster, LLP. Mr. Stern holds an M.B.A. and a J.D. from the University of Chicago and an A.B. from Brown University.

Jeffery Weber has served as our Senior Vice President of People and Places since February 2012. He served as the Vice President of People from August 2002 to February 2012, and Director of Human Resources from August 1999 to August 2002. Prior to joining Ancestry.com, Mr. Weber was the Director of Human Resources Outsourcing Operations for The Russell Group, Inc., a human resources consulting company, from 1995 to 1998.

Prior to the Russell Group, Mr. Weber worked in human resources departments of various companies, including Shell Oil Company, Amoco Oil Company and Novell, Inc. Mr. Weber holds an M.B.A and a B.S. from Brigham Young University.

Prior Public Offerings

On November 4, 2009, the SEC declared effective our Registration Statement on Form S-1 for our initial public offering of 7,407,407 shares of our common stock, which included 3,333,333 shares sold by selling stockholders and 4,074,074 shares sold by Ancestry.com at a price of $13.50 per share. We commenced our initial public offering immediately thereafter and completed the offering on November 10, 2009. We received net proceeds of $47.8 million from the offering, after deducting the underwriting discounts and commissions and offering expenses payable by us. The Company did not receive any proceeds from the sale of the shares by the selling stockholders.

On November 10, 2010, the SEC declared effective our registration of securities in an underwritten secondary offering of 3,795,000 shares on behalf of certain existing stockholders, including affiliates of Spectrum Equity Investors V, L.P. The offering commenced immediately thereafter and was completed on November 17, 2010, at a price of $26.00 per share. The selling stockholders received all of the net proceeds from the offering excluding the underwriting discounts and commissions. The Company paid offering expenses, excluding the underwriting discounts and commissions, totaling approximately $1.0 million.

On May 16, 2011, the Company announced a secondary offering by affiliates of Spectrum and Timothy Sullivan of 4,350,000 shares of common stock at a price of $42.00 per share. Ancestry.com was not selling any shares of common stock in the offering and did not receive any proceeds from the sale. The Company paid offering expenses, excluding the underwriting discounts and commissions, totaling approximately $0.4 million

Historical Selected Financial Information

Set forth below is certain historical selected financial information relating to Ancestry.com. The historical selected financial data as of and for the years ended December 31, 2011, 2010, 2009, 2008 and for the period from December 6, 2007 through December 31, 2007, and the predecessor period from January 1, 2007 through December 5, 2007, have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2012, June 30, 2012 and September 30, 2012, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by references to such reports and all of the financial information and notes contained therein. For additional information, see “Where You Can Find Additional Information” beginning on page 115. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods.

	Successor
	Nine months ended September 30,		Year Ended December 31,				Period from Dec. 6, 2007 through Dec. 31, 2007	Predecessor(1) Period from Jan. 1, 2007 through Dec. 5, 2007
	2012	2011	2011	2010	2009	2008
			(in thousands, except per share data)
Operations Data:
Subscription revenues	$334,565	$279,983	$377,364	$281,670	$207,707	$181,391	$11,692	$141,141
Product and other revenues	21,404	15,454	22,297	19,261	17,195	16,200	1,278	12,269
Total revenues	355,969	295,437	399,661	300,931	224,902	197,591	12,970	153,410
Total cost of revenues	62,161	48,517	66,508	52,107	46,323	43,614	2,962	36,142
Total operating expenses	208,440	179,099	237,687	188,218	146,618	138,257	10,358	106,040
Income (loss) from operations	85,368	67,821	95,466	60,606	31,961	15,720	(350)	11,228
Net income (loss)	58,424	44,579	62,895	36,845	21,295	2,384	(1,303)	7,771
Net income per common share:(2)
Basic	$1.36	$0.99	$1.41	$0.85	$0.55	$0.06
Diluted	$1.28	$0.90	$1.29	$0.76	$0.51	$0.06

(1)	We operated as the predecessor, until December 5, 2007, when Spectrum Equity Investors V, L.P. and certain of its affiliates acquired the predecessor in a transaction we refer to as “the Spectrum investment.” As a result of the accounting for the Spectrum investment, our fiscal year 2007 is divided into a predecessor period from January 1, 2007 through December 5, 2007 and a successor period from December 6, 2007 through December 31, 2007.
(2)	In connection with the Spectrum investment, we were recapitalized. As a result, the capital structure of our predecessor is not comparable to that of the successor. Accordingly, net income per common share is not comparable or meaningful for the 2007 periods and has not been presented.

	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$64,625	$48,998	$48,998	$65,519	$100,272	$40,121	$12,277
Current assets	108,023	83,780	72,830	96,195	124,507	66,193	43,602
Noncurrent assets	562,058	419,841	421,019	425,991	398,841	411,782	432,610
Total assets	670,081	503,621	493,849	522,186	523,348	477,975	476,212
Deferred revenues	143,418	112,478	108,654	89,301	69,711	61,178	56,730
Current liabilities	265,642	155,696	163,196	135,730	125,617	112,680	104,644
Noncurrent liabilities	29,726	21,644	20,144	22,589	102,841	145,507	159,186
Total liabilities	295,368	177,340	183,340	158,319	228,458	258,187	263,830
Total stockholders’ equity	374,713	326,281	310,509	363,867	294,890	219,788	212,382

	Successor								Predecessor
	Nine months ended September 30,		Year Ended December 31,					Period from Dec. 6, 2007 through Dec. 31, 2007	Period from Jan. 1, 2007 through Dec. 5, 2007
	2012	2011	2011	2010	2009		2008
	(In thousands)
Other Financial Data:
Adjusted EBITDA(1)	$125,837	$104,145	$144,807	$100,974	$71,585	(3)	$62,645	$3,755	$39,344
Free cash flow(2)	61,830	76,514	106,355	60,359	29,613	(3)	31,712	1,774	14,025

(1)	Adjusted EBITDA. We define adjusted EBITDA as net income (loss) plus interest and other (income) expense, net; income tax expense; non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and certain non-recurring (income) expenses. In the 2008 and 2007 periods presented, certain non-recurring expenses included expenses associated with the Spectrum investment, such as in-process research and development and transaction-related expenses.
(2)	Free cash flow. We define free cash flow as net income (loss) plus interest and other (income) expense, net; income tax expense; non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and certain non-recurring (income) expenses; and minus capitalization of content databases, purchases of property and equipment and cash paid for income taxes and interest.
(3)	Income from operations and net income, and therefore adjusted EBITDA and free cash flow, include an expense related to a settlement in the third quarter of 2009 of a claim regarding the timeliness and accuracy of a content index we created. The settlement resulted in an expense of approximately $2.3 million in 2009.

We believe adjusted EBITDA and free cash flow are useful to investors in evaluating our operating performance because securities analysts use adjusted EBITDA and free cash flow as supplemental measures to evaluate the overall operating performance of companies. Adjusted EBITDA and free cash flow are financial data that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). The table below provides a reconciliation of these non-GAAP financial measures to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP. We prepare adjusted EBITDA and free cash flow to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate, as well as the material limitations of non-GAAP measures.

Our management uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; and in communications with our board of directors concerning our financial performance. Adjusted EBITDA together with revenues has also been used as a financial performance objective in determining the bonus pool under our recent performance incentive programs. Management believes that the use of adjusted EBITDA and free cash flow provides consistency and comparability with our past financial performance, facilitates period to period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. Management believes that it is useful to exclude non-cash charges such as depreciation, amortization, impairment of intangible assets and stock-based compensation from adjusted EBITDA and free cash flow because (i) the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired tangible and intangible assets or the timing of new stock-based awards, as the case may be.

Although adjusted EBITDA and free cash flow are frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA and free cash flow each have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP.

Some of these limitations are:

•

adjusted EBITDA and free cash flow do not reflect our future requirements for contractual commitments and adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures;

•	adjusted EBITDA and free cash flow do not reflect changes in, or cash requirements for, our working capital;

•	adjusted EBITDA does not reflect interest income or interest expense;

•	adjusted EBITDA does not reflect cash requirements for income taxes;

•	adjusted EBITDA and free cash flow do not reflect the non-cash component of employee compensation;

•

although depreciation, amortization and impairment of intangible assets and acquired in-process research and development are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate adjusted EBITDA or free cash flow or similarly titled measures differently than we do, limiting their usefulness as comparative measures.

The following table presents a reconciliation of our adjusted EBITDA and free cash flow to net income (loss), the most comparable GAAP measure, for each of the periods identified.

	Successor							Predecessor
	Nine months ended September 30,		Year Ended December 31,				Period from Dec. 6, 2007 Through Dec. 31, 2007	Period from Jan. 1, 2007 through Dec. 5, 2007
	2012	2011	2011	2010	2009	2008
Reconciliation of adjusted EBITDA and free cash flow to net income (loss):
Net income (loss)	$58,424	$44,579	$62,895	$36,845	$21,295	$2,384	$(1,303)	$7,771
Interest and other expense (income), net	(87)	929	1,226	4,258	5,326	11,491	850	(1,561)
Income tax expense	27,031	22,313	31,345	19,503	5,340	1,845	103	5,018
Depreciation	10,907	9,793	13,450	11,773	10,936	10,732	754	10,594
Amortization	18,476	19,663	25,916	23,526	23,214	30,046	1,974	7,094
Stock-based compensation expense	11,086	6,868	9,975	5,069	5,474	4,672	77	898
Impairment of intangible assets and acquired in-process research and development	—	—	—	—	—	1,475	1,300	—
Transaction-related expenses	—	—	—	—	—	—	—	9,530

Adjusted EBITDA	$125,837	$104,145	$144,807	$100,974	$71,585	$62,645	$3,755	$39,344
Capitalization of content databases	(18,966)	(14,624)	(20,408)	(13,874)	(9,398)	(8,965)	(1,129)	(10,591)
Purchases of property and equipment	(17,443)	(8,991)	(13,895)	(12,968)	(13,362)	(11,621)	(852)	(10,572)
Cash paid for interest	(537)	(333)	(466)	(2,645)	(7,740)	(10,068)	—	(756)
Cash paid for income taxes	(27,061)	(3,683)	(3,683)	(11,128)	(11,472)	(279)	—	(3,400)

Free cash flow	$61,830	$76,514	$106,355	$60,359	$29,613	$31,712	$1,774	$14,025

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

Ratio of Earnings to Fixed Charges

(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Earnings
Pre-tax net income	$85,455	$66,892	$94,240	$56,349	$26,635	$4,229	$11,589
Fixed charges	745	538	744	5,083	6,139	12,355	1,902

Total earnings	$86,200	$67,430	$94,985	$61,432	$32,774	$16,584	$13,491

Fixed charges
Interest expense	$536	$333	$466	$2,645	$5,276	$11,484	$1,860
Amortization of deferred financing costs	208	204	278	2,438	862	871	42

Total fixed charges	$745	$538	$744	$5,083	$6,139	$12,355	$1,902

Ratio of earnings to fixed charges	115.7	125.4	127.6	12.1	5.3	1.3	7.1

Book Value Per Share

Our net book value per share as of September 30, 2012 was approximately $8.67 (calculated based on 43,233,000 shares outstanding as of such date).

Market Price of the Company’s Common Stock

The Common Stock is traded on NASDAQ under the symbol “ACOM”.

The following table sets forth during the periods indicated the high and low sales prices of common stock:

	Market Price
	High	Low
2012
First Quarter	$33.33	$20.75
Second Quarter	$28.99	$20.82
Third Quarter	$33.80	$26.60
Fourth Quarter (through November 29, 2012)	$32.50	$28.01
2011
First Quarter	$38.69	$27.78
Second Quarter	$45.79	$30.95
Third Quarter	$45.18	$20.67
Fourth Quarter	$26.00	$20.86
2010
First Quarter	$19.10	$13.35
Second Quarter	$20.92	$15.23
Third Quarter	$23.58	$16.95
Fourth Quarter	$30.70	$22.22

The closing sale price of our common stock on October 19, 2012, which was the last trading day before the merger was publicly announced, was $29.18 per share, compared to which the merger consideration represents a premium of approximately 10%.

We have never declared or paid any cash dividends on our common stock. We intend to retain our future earnings, if any, to fund our growth, and therefore, we do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, our credit facility restricts us from paying cash dividends.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 16, 2012 with respect to:

•	each person known by us to own beneficially greater than 5% of the outstanding shares of our common stock;

•	each member of our board and each named executive officer; and

•	the members of our board and our executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Ancestry.com Inc., 360 West 4800 North, Provo, UT 84604.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 43,314,300 shares of common stock outstanding on November 16, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 16, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders:
Spectrum Equity Investors V, L.P. and affiliates(1)	13,263,819	30.6%
Directors and Executive Officers:
Charles M. Boesenberg(2)	200,370	*
Paul R. Billings	—	*
David Goldberg(3)	108,300	*
Thomas Layton(4)	71,095	*
Elizabeth Nelson(5)	74,741	*
Victor Parker(6)	9,561,786	22.1%
Michael Schroepfer(7)	7,500	*
Benjamin Spero(8)	—	*
Timothy Sullivan(9)	2,308,516	5.1%
Howard Hochhauser(10)	368,000	*
Eric Shoup(11)	165,020	*
William Stern(12)	80,003	*
Jeffery Weber(13)	32,689	*
All directors and executive officers as a group (13 individuals)(15)	3,416,234	7.4%

*	Indicates ownership of less than one percent.

(1)	Based on information set forth in a Schedule 13A filed with the SEC on February 13, 2012. Consists of 9,516,845 shares of our common stock held of record by Spectrum Equity Investors V, L.P. (“SEI V”). Spectrum Equity Investors V, L.P., which we refer to as SEI V, is a Delaware limited partnership. SEI V’s general partner, Spectrum Equity Associates V, L.P., which we refer to as SEA V, is a Delaware limited partnership. SEA V’s general partner, SEA V Management, LLC, which we refer to as SEA V Management, is a Delaware limited liability company. SEI V’s principal business is private equity investments. SEA V’s principal business is controlling SEI V. SEA V Management’s principal business is controlling SEA V and Spectrum V Investment Managers Fund, L.P., which we refer to as IMF V. IMF V, is a Delaware limited partnership. IMF V’s general partner is SEA V Management. IMF V’s principal business is private equity investments. Spectrum Equity Investors III, L.P., which we refer to as SEI III, is a Delaware limited partnership. SEI III’s general partner, Spectrum Equity Associates III, L.P., which we refer to as SEA III, is a Delaware limited partnership. SEI III’s principal business is private equity investments. SEA III’s principal business is controlling SEI III. SEI III Entrepreneurs’ Fund, L.P., which we refer to as Entrepreneurs III, is a Delaware limited partnership. Entrepreneurs III’s general partner, SEI III Entrepreneurs’ LLC, which we refer to as SEI Entrepreneurs, is a Delaware limited liability company. Entrepreneurs III’s principal business is private equity investments. SEI Entrepreneurs’ principal business is controlling Entrepreneurs III. Spectrum III Investment Managers’ Fund, L.P., which we refer to as IMF III, is a Delaware limited partnership. IMF III’s principal business is private equity investments. The principal business address and telephone number for each of SEI V, SEA V, SEA V Management, IMF V, SEI III, SEA III, Entrepreneurs III, SEI Entrepreneurs and IMF III is Spectrum Equity Investors, 333 Middlefield Road, Suite 200, Menlo Park, California, 94025, (415) 464-4600.
(2)	Consists of options to purchase 200,370 shares of our common stock currently exercisable or exercisable within 60 days.
(3)	Consists of 20,800 shares held by a trust and options to purchase 87,500 shares of our common stock currently exercisable or exercisable within 60 days.
(4)	Includes options to purchase 23,699 shares of our common stock currently exercisable or exercisable within 60 days.
(5)	Includes options to purchase 20,053 shares of our common stock currently exercisable or exercisable within 60 days.
(6)	Consists of 9,516,845 shares held of record by SEI V, and 44,941 shares held of record by IMF V. Mr. Parker is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V. Mr. Parker disclaims beneficial ownership of these shares.
(7)	Includes options to purchase 3,750 shares of our common stock currently exercisable or exercisable within 60 days.
(8)	The Schedule 13G/A referenced in footnote 1 did not attribute beneficial ownership of any of the shares to Mr. Spero.
(9)	Consists of 324,074 shares held by Purefoy, LLC over which Mr. Sullivan exercises control and options to purchase 1,984,442 shares of our common stock exercisable within 60 days.
(10)	Consists of options to purchase 368,000 shares of our common stock exercisable within 60 days.
(11)	Includes options to purchase 153,939 shares of our common stock currently exercisable or exercisable within 60 days.
(12)	Consists of options to purchase 80,003 shares of our common stock exercisable within 60 days.
(13)	Consists of options to purchase 32,689 shares of our common stock exercisable within 60 days.
(14)	Includes 344,874 shares held in a trust or limited liability company as described in footnotes 4 and 9 and options to purchase 2,954,445 shares of our common stock exercisable within 60 days. Excludes shares held of record by SEI V and IMFV, of which Mr. Parker disclaims beneficial ownership.

Transactions in Common Stock

Transactions During the Past 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith including the Voting Agreement, rollover agreements and contribution agreements discussed in “Agreements Involving Common

Stock,” beginning on page 91, the Company, the Rollover Investors, Spectrum, Parent, Merger Sub, and their respective affiliates have not made any transactions with respect to Common Stock during the past 60 days.

Transactions in Common Stock by the Company During the Past Two Years

The following table set forth information regarding purchases of Common Stock by the Company during the past two years:

	Total Number of Shares Purchased	Average Price Paid per Share
	(In Thousands)
Period

October 1 - 31, 2010	—	—
November 1 - 30, 2010	1,009	24.77
December 1 - 31, 2010	—	—
January 1 - 31, 2011	—	—
February 1 - 28, 2011	—	—
March 1 - 31, 2011	—	—
April 1 - 30, 2011	—	—
May 1 - 31, 2011	1,322	40.19
June 1 - 30, 2011	666	37.51
July 1 - 31, 2011	—	—
August 1 - 31, 2011	1,527	30.72
September 1 - 30, 2011	—	—
October 1 - 31, 2011	125	22.93
November 1 - 30, 2011	1,387	23.39
December 1 - 31, 2011	79	23.44
January 1 - 31, 2012	—	—
February 1 - 29, 2012	—	—
March 1 - 31, 2012	541	23.71
April 1 - November 29, 2012	—	—

Transactions in Common Stock by the Rollover Investors During the Past Two Years

The following table set forth information regarding purchases of Common Stock by the Rollover Investors during the past two years (other than as set forth above in “Important Information Regarding Ancestry.com—Transactions in Common Stock” beginning on page 102):

Name	Quantity	Price	Trade Date	Acquisition or disposal
Howard Hochhauser	7,000	$5.50	09/17/2012	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$30.63	09/17/2012	Disposal
Howard Hochhauser	7,000	$5.50	08/15/2012	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$32.46	08/15/2012	Disposal
Howard Hochhauser	7,000	$5.50	07/16/2012	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$27.52	07/16/2012	Disposal
Howard Hochhauser	7,000	$5.50	06/15/2012	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$25.99	06/15/2012	Disposal
Howard Hochhauser	7,000	$5.50	05/15/2012	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$22.34	05/15/2012	Disposal
Howard Hochhauser	7,000	$5.50	04/16/2012	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$22.53	04/16/2012	Disposal
Howard Hochhauser	7,000	$5.50	03/15/2012	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$22.43	03/15/2012	Disposal
Howard Hochhauser	7,000	$5.50	02/15/2012	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$28.20	02/15/2012	Disposal
Howard Hochhauser	7,000	$5.50	01/17/2012	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$27.08	01/17/2012	Disposal
Howard Hochhauser	7,000	$5.50	12/15/2011	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$21.12	12/15/2011	Disposal
Timothy Sullivan	86,956	$4.60	11/18/2011	Acquisition upon exercise of common stock
Timothy Sullivan	37,036	$5.40	11/18/2011	Acquisition upon exercise of common stock
Timothy Sullivan	324,074	$0	11/18/2011	Disposal
Timothy Sullivan	324,074	$0	11/18/2011	Acquisition (By Purefoy, LLC)
Howard Hochhauser	7,000	$5.50	11/15/2011	Acquisition upon exercise of stock options
Howard Hochhauser	7,000	$24.08	11/15/2011	Disposal
Timothy Sullivan	226,087	$4.60	05/16/2011	Acquisition upon exercise of common stock
Timothy Sullivan	226,087	$40.215	05/16/2011	Disposal
Timothy Sullivan	37,479	$4.60	05/16/2011	Acquisition upon exercise of common stock
Timothy Sullivan	37,479	$40.215	05/16/2011	Disposal
Howard Hochhauser	100,000	$5.50	02/15/2011	Acquisition upon exercise of stock options
Howard Hochhauser	100,000	$37.14	02/15/2011	Disposal
Howard Hochhauser	5,635	$5.50	11/18/2010	Acquisition upon exercise of stock options
Howard Hochhauser	5,635	$24.765	11/18/2010	Disposal
Howard Hochhauser	24,365	$5.50	11/17/2010	Acquisition upon exercise of stock options
Howard Hochhauser	24,365	$24.765	11/17/2010	Disposal

Transactions in Common Stock by Permira During the Past Two Years

None of Parent, Merger Sub or the Permira Filing Persons has made any purchases of the Company’s common stock during the past two years.

Transactions in Common Stock by Spectrum During the Past Two Years

None of the investment funds or individuals affiliated with Spectrum has made any purchases of common stock in the past two years. However, the Spectrum investment funds listed below have sold shares during the two IPO processes as follows:

	November 10, 2010 ($26/share)	March 31, 2011 ($42/share)
SEI III	1,190,144	1,364,594
Entrepreneurs III	83,496	95,735
IMF III	20,000	22,930
SEI V	3,335,240	3,824,119
IMF V	15,749	18,058

In the last two years, there have been no transactions between any investment funds or any individual affiliated with Spectrum and Ancestry.com where the aggregate value of the transaction was more than 1% of Ancestry.com’s consolidated revenues for the year (or stub period) in which the transaction occurred.

In the last two years, there have been no negotiations between any investment fund or any individual affiliated with Spectrum and Ancestry.com regarding any merger, consolidation, acquisition, tender, election of directors or asset sale.

RIGHTS OF APPRAISAL

The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to as “Section 262,” which is attached to this proxy statement as Annex C. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of capital stock of Ancestry.com who do not vote in favor of the adoption and approval of the Merger Agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

ANY HOLDER OF CAPITAL STOCK OF ANCESTRY.COM WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF CAPITAL STOCK OF ANCESTRY.COM, ANCESTRY.COM BELIEVES THAT, IF A STOCKHOLDER CONSIDERS

EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Any holder of capital stock of Ancestry.com wishing to exercise appraisal rights must, before the vote on the adoption and approval of the Merger Agreement at the special meeting at which the proposal to adopt and approve the Merger Agreement will be submitted to the stockholders, deliver to Ancestry.com a written demand for the appraisal of the stockholder’s shares, and not vote in favor of the adoption and approval of the Merger Agreement. A holder of capital stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the adoption and approval of the Merger Agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the approval of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the Merger Agreement or abstain from voting on the adoption and approval of the Merger Agreement. Neither voting against the adoption and approval of the Merger Agreement, nor abstaining from voting or failing to vote on the proposal to adopt and approve the Merger Agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption and approval of the Merger Agreement. The demand must reasonably inform Ancestry.com of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the Merger Agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of capital stock of Ancestry.com is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Ancestry.com at:

Ancestry.com Inc.

360 West 4800 North

Provo, Utah 84604

Attn: Corporate Secretary

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Ancestry.com, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of Ancestry.com, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the merger. If Ancestry.com, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

Within ten days after the effective date of the merger, Ancestry.com, as the surviving corporation, must notify each holder of capital stock of Ancestry.com who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the Merger Agreement, that the merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, Ancestry.com, as the surviving corporation, or any holder of capital stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. Ancestry.com, as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that Ancestry.com as the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of capital stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Ancestry.com as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by Ancestry.com as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Ancestry.com as the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of capital stock of Ancestry.com and a copy thereof is served upon Ancestry.com as the surviving corporation, Ancestry.com as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of capital stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although Ancestry.com believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Parent, Merger Sub nor Ancestry.com anticipate offering more than the applicable merger consideration to any stockholder of Ancestry.com exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of capital stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of capital stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the Merger Agreement.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Ancestry.com has received contrary instructions from one or more of the stockholders. Ancestry.com will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Ancestry.com Inc., 360 West 4800 North, Provo, Utah 84604, Attn: Corporate Secretary, or by calling (801) 705-7000. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we may not hold an annual meeting of stockholders in 2013. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2013 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2013 annual meeting will be held. If the 2013 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2013 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our Bylaws, as described below.

Any proposal that a stockholder wishes to include in proxy materials for our 2013 annual meeting of stockholders pursuant to SEC Rule 14a-8 must have been received no later than December 12, 2012 (unless the meeting date is changed by more than 30 days from the anniversary of the 2012 annual meeting, in which case a proposal must be received a reasonable time before we print proxy materials) and must be submitted in compliance with the rule. Proposals should be directed to Ancestry.com Inc., 360 West 4800 North, Provo, Utah 84604.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2013 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.10 of our Bylaws, and must be received at our principal executive offices no earlier than January 24, 2013, and no later than February 23, 2013, in each case assuming that the 2013 annual meeting is held on the anniversary of the 2012 annual meeting and that the date of the 2013 meeting is announced at least 100 days in advance. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with Section 2.10 of our bylaws.

Pursuant to SEC Rule 14a-4(c)(1), if our Corporate Secretary receives any stockholder proposal at the address listed above after February 23, 2013, unless the date of the 2013 annual meeting of stockholders is changed by more than 30 days from the anniversary of the 2012 annual meeting, in which case a proposal must be received a reasonable time before we print proxy materials, that is intended to be presented at the 2013 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

IMPORTANT INFORMATION REGARDING PARENT, MERGER SUB, THE PERMIRA FILING PERSONS, SPECTRUM AND THE ROLLOVER INVESTORS

Parent, Merger Sub and the Permira Filing Persons

Parent is a Delaware corporation. Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. The principal executive offices of both Parent and Merger Sub are located at c/o Permira Advisers L.L.C., 64 Willow Place, Suite 101, Menlo Park, California 94025. Both Parent and Merger Sub are affiliates of the Permira Filing Persons (as defined below) and the Funding Parties (as defined in Agreements Involving Common Stock—Fee Funding Agreement”) and were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Neither Parent nor Merger Sub has engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent.

Parent is owned directly by Anvilux 1 S.àr.l, a société à responsabilité limitée organized and existing under the laws of Grand Duchy of Luxembourg (“Anvilux 1”) and Anvilux 2 S.àr.l, a société à responsabilité limitée organized and existing under the laws of Grand Duchy of Luxembourg (“Anvilux 2”). Anvilux 1 and Anvilux 2 were formed solely for the purpose of holding the interests in Parent. Neither Anvilux 1 nor Anvilux 2 has engaged in any business except for the activities incident to its formation and in connection with its ownership of Parent. Anvilux 1 and Anvilux 2 are owned directly by Permira IV Continuing L.P.1, a limited partnership registered in Guernsey (“P IV LP 1”), Permira IV Continuing L.P.2, a limited partnership registered in Guernsey (“P IV LP 2”), Permira Investments Limited, a limited company incorporated in Guernsey, acting through its nominee Permira Nominees Limited (“P Ltd.”) and P4 Co-Investment L.P, a limited partnership registered in Guernsey (“P4”).

P IV LP 1 and P IV LP 2 act through their manager, Permira IV Managers L.P., a limited partnership registered in Guernsey (“P IV Managers LP”). P IV Managers LP acts through its general partner, Permira IV Managers Limited, a limited company incorporated in Guernsey (“P IV Managers Ltd.”), which in turn acts through the decisions of its board of directors. Permira Holdings Limited, a limited company incorporated in Guernsey (“P Holdings”) is the sole shareholder of P IV Managers Ltd. and P Holdings elects the directors of P IV Managers Ltd.

P Ltd. invests through its nominee, Permira Nominees Limited, a limited company incorporated in Guernsey (“P Nominees”). P Ltd. is 100% controlled by P Holdings.

The general partner of P4 is Permira IV G.P. L.P., a limited partnership registered in Guernsey (“P IV GP LP”). The general partner of P IV GP LP is Permira IV GP Limited, a limited liability company incorporated in Guernsey (“P IV GP Ltd.”), which is a subsidiary of P Holdings.

As of the date of this filing, the board of directors of P Ltd. and P Nominees comprises:

Alistair Boyle is a member of the Finance team of Permira (Guernsey) Limited, where he has worked since 2007. Mr. Boyle is a citizen of the United Kingdom. His principal business address is PO Box 503 Trafalgar Court Les Banques St Peter Port Guernsey GY1 6DJ.

Duncan Smith is a Finance Director at Permira Advisers LLP, where he has worked since 2000. Mr. Smith is a citizen of the United Kingdom. His principal business address is 80 Pall Mall London SW1Y 5ES.

Victor Holmes is an independent non-executive director of P Holdings and was formerly CEO of Northern Trust Channel Islands until his retirement in November 2011. Since that time, he has not been employed.

Mr. Holmes is a citizen of the United Kingdom. His principal business address is Les Merez, Rue des Merez, St Saviour, Guernsey GY7 9FY.

Nigel Carey is a consultant to, and former partner of, Carey Olsen, which positions he has held collectively for the past five years. He is a former Commissioner of the Guernsey Financial Services Commission. Mr. Carey is a citizen of the United Kingdom. His principal business address is Carey House, Les Banques, St Peter Port, Guernsey, GY1 4BZ.

As of the date of this filing, the board of directors of P IV Managers Ltd. and P IV GP Ltd. comprises:

Nigel Carey

Paul Cutts is the Chief Executive Officer of Northern Trust Channel Islands. Mr. Cutts has been employed by Northern Trust Management Services Limited for the past five years. Mr. Cutts is a citizen of the United Kingdom. His principal business address is Trafalgar Court, Les Banques, St. Peter Port, Guernsey GY1 3QL.

Peter Gibbs is a Principal of Permira Advisers LLP, where he has worked since 2001. Mr. Gibbs is a citizen of the United Kingdom. His principal business address is 80 Pall Mall London SW1Y 5ES.

Thomas Lister is a Managing Partner of Permira Advisers L.L.C., where he has worked since 2005. Mr. Lister is a citizen of the United States. His principal business address is 320 Park Avenue, 33rd Floor, New York, New York 10022.

John Marren is a Director and Senior Vice President of Northern Trust International Fund Administration Services (Guernsey) Limited where he is currently Head of Client Servicing. Mr. Marren has been employed by Northern Trust International Fund Administration Services (Guernsey) Limited for the past five years. Mr. Marren is a citizen of the Republic of Ireland. His principal business address is Trafalgar Court, Les Banques, St. Peter Port, Guernsey GY1 3QL.

As of the date of this filing, the board of directors of P Holdings comprises:

Kurt Björklund is a Managing Partner of Permira Advisers LLP, where he has worked since 1996. Mr. Björklund is a citizen of Finland. His principal business address is 80 Pall Mall London SW1Y 5ES.

Damon Buffini is a Partner of Permira Advisers LLP, where he has worked since 1998. Mr. Buffini is a citizen of the United Kingdom. His principal business address is 80 Pall Mall London SW1Y 5ES.

Nigel Carey

Victor Holmes

Thomas Lister

Carlos Mallo is a Partner of Permira Asesores S.L., where he has worked since 2003. Mr. Mallo is a citizen of the Spain. His principal business address is Plaza del Marques de Salamanca, 10 Primero Izquierda 28006 Madrid.

John Marren

Jörg Rockenhäuser is a Partner of Permira Beteiligungsberatung GmbH, where he has worked since 2001. Mr. Rockenhäuser is a citizen of Germany. His principal business address is Bockenheimer Landstrasse 33 60325 Frankfurt am Main.

Charles Sherwood is a Partner at Permira Advisers LLP, where he has worked for more than 20 years. Mr. Sherwood is a citizen of the United Kingdom. His principal business address is 80 Pall Mall, London SW1Y 5ES.

Veronica Eng is a Partner at Permira Advisers LLP, where she has worked for more than 20 years. Ms. Eng is a citizen of Singapore. Her principal business address is 80 Pall Mall, London SW1Y 5ES.

Anvilux 1, Anvilux 2, P IV LP 1, P IV LP 2, P Ltd., P4, P IV Managers LP, P IV Managers Ltd., P Nominees, P Holdings, P IV GP LP and P IV GP Ltd. are collectively referred to herein as the “Permira Filing Persons.”

The business telephone number of Parent and Merger Sub is (650) 681-4701. The business telephone number of Anvilux 1 and Anvilux 2 is +352 26 86 81 93. The business telephone number of the remaining Permira Filing Persons is +44 (0)1481 743 200.

During the last five years, none of the individuals listed above, and none of the Permira Filings Persons, Parent or Merger Sub has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Spectrum

Spectrum Equity Investors V, L.P., which we refer to as SEI V, is a Delaware limited partnership. SEI V’s general partner, Spectrum Equity Associates V, L.P., which we refer to as SEA V, is a Delaware limited partnership. SEA V’s general partner, SEA V Management, LLC, which we refer to as SEA V Management, is a Delaware limited liability company. SEI V’s principal business is private equity investments. SEA V’s principal business is controlling SEI V. SEA V Management’s principal business is controlling SEA V and Spectrum V Investment Managers Fund, L.P., which we refer to as IMF V.

IMF V, is a Delaware limited partnership. IMF V’s general partner is SEA V Management. IMF V’s principal business is private equity investments.

Spectrum Equity Investors III, L.P., which we refer to as SEI III, is a Delaware limited partnership. SEI III’s general partner, Spectrum Equity Associates III, L.P., which we refer to as SEA III, is a Delaware limited partnership. SEI III’s principal business is private equity investments. SEA III’s principal business is controlling SEI III.

SEI III Entrepreneurs’ Fund, L.P., which we refer to as Entrepreneurs III, is a Delaware limited partnership. Entrepreneurs III’s general partner, SEI III Entrepreneurs’ LLC, which we refer to as SEI Entrepreneurs, is a Delaware limited liability company. Entrepreneurs III’s principal business is private equity investments. SEI Entrepreneurs’ principal business is controlling Entrepreneurs III.

Spectrum III Investment Managers’ Fund, L.P., which we refer to as IMF III, is a Delaware limited partnership. IMF III’s principal business is private equity investments.

The principal business address and telephone number for each of SEI V, SEA V, SEA V Management, IMF V, SEI III, SEA III, Entrepreneurs III, SEI Entrepreneurs and IMF III is Spectrum Equity Investors, 333 Middlefield Road, Suite 200, Menlo Park, California, 94025, (415) 464-4600.

Set forth below for each of the managing directors of SEA V Management, the general partners of SEA III and IMF III and the managing directors of SEI Entrepreneurs is his name, telephone number, current principal occupation or employment, and the five-year employment history of such person. The principal business address and telephone number for each of Messrs. Applegate, Henderson and Parker is Spectrum Equity, 333 Middlefield Road, Suite 200, Menlo Park, California 94025, (415) 464-4600. The principal business address and telephone number for each of Messrs. Collatos, Kennealy, Maroni and Mitchell is Spectrum Equity, One International Place, 29th Floor, Boston, Massachusetts 02110, (617) 464-4600. Each individual identified below is a citizen of the United States of America.

Brion B. Applegate has been a general partner of SEA III and IMF III and a managing director of SEI Entrepreneurs since December 1, 1999, June 14, 1999 and June 4, 1999, respectively, and also has been a managing director of SEA V Management since February 17, 2005.

William P. Collatos has been a general partner of SEA III and IMF III and a managing director of SEI Entrepreneurs since December 1, 1999, June 14, 1999 and June 4, 1999, respectively, and has been a managing director of SEA V Management since February 17, 2005.

Randy J. Henderson has been a general partner of SEA III and IMF III and a managing director of SEI Entrepreneurs since December 1, 1999, June 14, 1999 and June 4, 1999, respectively, and has been a managing director of SEA V Management since February 17, 2005.

Michael J. Kennealy has been a managing director of SEA V Management since February 17, 2005.

Kevin J. Maroni has been a general partner of SEA III and IMF III and a managing director of SEI Entrepreneurs since December 1, 1999, June 14, 1999 and June 4, 1999, respectively, and has been a managing director of SEA V Management since February 17, 2005.

Christopher T. Mitchell has been a managing director of SEA V Management since February 17, 2005.

Victor E. Parker has been a managing director of SEA V Management since February 17, 2005.

During the last five years, none of the individuals listed above, and none of SEI V, SEA V, SEA V Management, IMF V, SEI III, SEA III, Entrepreneurs III, SEI Entrepreneurs or IMF III has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Rollover Investors

Biographical information regarding Messrs. Sullivan and Hochhauser is set forth in “Important Information Regarding Ancestry.com—Directors and Executive Officers.” Purefoy, LLC is a Utah limited liability company over which Mr. Sullivan exercises control and has not engaged in any material business activities other than to serve as a holding company for assets of Mr. Sullivan and Mr. Sullivan’s spouse. The principal business address and telephone number of each Rollover Investor is located at 360 West 4800 North, Provo, Utah 84604, (801) 705-7000.

During the last five years, none of the Rollover Investors has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room 100 F Street, N.E. Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, upon written request to the General Counsel, Ancestry.com Inc., 360 West 4800 North, Provo, Utah 84604. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Common Stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to the General Counsel, Ancestry.com Inc., 360 West 4800 North, Provo, Utah 84604.

Because the merger is a “going private” transaction, the Company has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below, a copy of each of which is being mailed to stockholders together with the copy of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting (except with respect to any reference in such document to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995):

•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	Definitive Proxy Statement for the Company’s 2012 Annual Meeting, filed April 11, 2012; and

•	Current Reports on Form 8-K, filed October 22, 2012, August 21, 2012 (as amended on October 31, 2012), May 25, 2012, May 17, 2012, April 30, 2012, April 25, 2012 and February 15, 2012.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 30, 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

GLOBAL GENERATIONS INTERNATIONAL INC.,

GLOBAL GENERATIONS MERGER SUB INC.

and

ANCESTRY.COM INC.

Dated as of October 21, 2012

-i-

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

-ii-

ANNEXES

Annex I – Voting Agreement

Annex II – Funding Agreement

Annex III – Debt Commitment Letter

Annex IV – Equity Commitment Letters

Annex V – Rollover Contribution Agreements

-iii-

AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2012 (the “Agreement”), by and among Global Generations International Inc., a Delaware corporation (“Parent”), Global Generations Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Ancestry.com Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Disinterested Company Directors have unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.

WHEREAS, the boards of directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain investment funds managed by Spectrum Equity Investors will enter into a voting and support agreement (the “Voting Agreement”), the form of which is attached as Annex I.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. (collectively, the “Sponsor”) and the Company are entering into a Parent Fee Funding Agreement attached as Annex II (the “Funding Agreement”), pursuant to which the Sponsor agrees, on the terms and subject to the conditions contained therein, to fund to Parent certain payment obligations of Parent in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware

(the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York at 10:00 a.m. Mountain Time, on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, date and time as the Company and Parent may agree in writing; provided, that without the prior written consent of Parent, the Closing shall not occur prior to the earlier of (x) a date during the Marketing Period specified by Parent on no fewer than five Business Days’ notice to the Company or (y) if no such date has been specified by Parent, the second Business Day following the final day of the Marketing Period. The date on which the Closing actually occurs is referred to herein as the “Closing Date”).

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; and (b) the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 1.7 Officers. The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Stock. Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of shares of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, the “Common Stock,” and each, a “Share”), each Share other than Shares to be cancelled or converted pursuant to Section 2.1(b) and other than Dissenting Shares, shall be converted automatically into the right to receive $32.00 in cash (the “Merger Consideration”), without interest. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (less any applicable withholding Taxes), without interest.

(b) Parent and Merger Sub-Owned Shares. Each Share that is owned directly by the Company, Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be deemed to have been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the applicable entity to the appropriate Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, the holder of Certificates shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration, without any interest thereon.

Section 2.3 Treatment of Company Options and Company RSU Awards.

(a) Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company Option, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by (ii) the total number of Shares subject to such Company Option. Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company Option, the Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to each holder of Company Options the cash amounts described in the immediately preceding sentence (through the Company’s payroll system or through the Company’s equity award administrator), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment (the “Option Consideration”), within five calendar days following the Effective Time. Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company Option, from and after the Effective Time, there shall be no outstanding Company Options, and the former holders thereof shall be entitled only to the payment of the Option Consideration.

(b) Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company RSU Award, each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested (without regard to the satisfaction of any performance condition) and be converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such Company RSU Award multiplied by (ii) the Merger Consideration. Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company RSU Award, the Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to each holder of Company RSU Awards the cash amounts described in the immediately preceding sentence (through the Company’s payroll system or through the Company’s equity award administrator), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five calendar days following the Effective Time.

(c) Prior to the Effective Time, the Company will adopt such resolutions, provide optionees with notice of their opportunity to exercise their Company Options if such notice is required by the applicable plan or award agreement and take all other such actions as may reasonably be necessary in its discretion to effectuate the treatment of the Company Options and the Company RSU Awards as contemplated by this Section 2.3. The parties agree to the additional matters set forth in Section 2.3(c) of the Company Disclosure Letter.

(d) Neither Parent nor any of its Affiliates shall enter into or engage in substantive discussions with any Company employee regarding the rollover of a Company Option, Company RSU Award or Shares without the consent of a majority of the Company Board or its Compensation Committee, excluding the Chief Executive Officer of the Company and any member of the Company Board who is an Affiliate of a party to a Rollover Contribution Agreement, such consent not to be unreasonably withheld. Parent agrees that neither Parent nor any of its Affiliates will (i) amend or modify (including waiving any provision thereunder) any Rollover Contribution Agreement with any Rollover Investor or (ii) enter into, amend or modify (including waiving any provision thereunder) any agreement with a holder of a Company Option, a Company RSU Award or Shares regarding the treatment in the Merger of any Company Option, Company RSU Award or Shares, in the case of each of clauses (i) and (ii), without the prior approval of a majority of the Company Board, or its Compensation Committee (such approval not to be unreasonably withheld), excluding from any such approval the Chief Executive Officer of the Company and any member of the Company Board who is an Affiliate of a party to a Rollover Contribution Agreement; provided that, in the case of clause (ii), if the terms of such agreement are substantially identical to the terms of the Rollover Contribution Agreement by and between the Chief Executive Officer and Parent or the Rollover Contribution Agreement by and between the Chief Financial Officer and Parent, no such approval shall be required prior to the entry into such agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company SEC Documents (excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature) filed with the SEC after December 31, 2010 and prior to the date of this Agreement (and (i) then only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent as to matters and items which are subject of such representation or warranty, other than any matters required to be disclosed for purposes of Section 3.1, 3.2, 3.4, and 3.5, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter and (ii) without giving effect to any amendment to any such documents filed on or after the date hereof) or (y) in the corresponding section or subsections of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection only to the extent that the relevance of any disclosed event, item or occurrence in such Company Disclosure Letter to such other section or subsection is reasonably apparent as to matters and items which are subject of the corresponding representation or warranty, other than any matters required to be disclosed for purposes of Section 3.1, 3.2, 3.4, and 3.5, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect that (a) would, or would reasonably be expected to, prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby; or (b) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include any fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect relating to or resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets, (ii) any decline in the market price or trading volume of the Common Stock, (iii) general changes or developments after the date hereof in the industries in which the Company and its Subsidiaries operate, including general changes in Law or regulation across such industries in which the Company and its Subsidiaries operate, (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, (v) the identity of Parent or any of its Affiliates as the acquiror of the Company, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, (vii) any acts of terrorism or war, (viii) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (ix) changes in generally accepted accounting principles or the interpretation thereof after the date hereof or (x) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided, that (1) any fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect set forth in the foregoing clauses (b)(i), (b)(iii), (b)(vii), (b)(viii) and (b)(ix) may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent (and only to the extent) such fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect has a disproportionate adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its Subsidiaries operate and (2) the underlying cause of any failure referred to in the foregoing clause (b)(x) may be taken into account in determining whether there has been or is a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and each of its Subsidiaries.

(b) Section 3.1(b)(b)of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, each such Subsidiary’s jurisdiction of incorporation and its authorized, issued and outstanding shares of capital stock, if any, that are not owned by the Company or a Subsidiary. All of the outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and are owned by the Company or a Subsidiary of the Company, free and clear of all Liens other than Permitted Liens and other than Liens securing the Credit Facility. Other than as set forth in Section 3.1(b)(b) of the Company Disclosure Letter, the Company or its Subsidiaries do not, directly or indirectly (x), own, of record or beneficially, or (y) have the right to acquire, in each case, any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of 175,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (the “Preferred Stock”). As of October 15, 2012, there were (i) 48,884,537 shares of Common Stock issued (including shares held by the Company in treasury), 43,237,883 shares of Common Stock outstanding and no shares of Preferred Stock issued and outstanding, (ii) Company Options to purchase an aggregate of 5,162,240 shares of Common Stock, with a weighted average exercise price of $10.87 per share, issued and outstanding, (iii) 1,917,846 shares of Common Stock underlying Company RSU Awards and (iv) 11,157,181 shares of Common Stock available for issuance under the Company Benefit Plans. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in subsection (a) above, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Common Stock that have become outstanding after October 15, 2012 which were reserved for issuance as of October 15, 2012 as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares of Common Stock that were available for issuance as set forth in subsection (a) above, since October 15,

2012, the Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and its Board of Directors has not authorized any of the foregoing.

(c) Except for awards to acquire shares of Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) Other than the Voting Agreement, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, the Company or any of its Subsidiaries.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Disinterested Company Directors at a duly held meeting have unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Voting Agreement and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust filings as the Company and Parent determine are required to be filed, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) compliance with the rules and regulations of NASDAQ, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 3.3(b) of the Company

Disclosure Letter (collectively, clauses (i) through (vi), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Assuming compliance with the matters referenced in Section 3.3(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, violate or breach any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with, or violate or breach any provision of, any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, have a Company Material Adverse Effect (provided that subclause (b)(iv) in the definition of “Company Material Adverse Effect” shall be disregarded for purposes of this Section 3.3(c)).

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC on a timely basis since December 31, 2010 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended since their filing, the “Company SEC Documents”). Each of the Company SEC Documents, including all Company SEC Documents filed after the date hereof, as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date filed with the SEC, none of the Company SEC Documents, including all Company SEC Documents filed after the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment) and including all Company SEC Documents filed after the date hereof, fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Subsidiaries of the Company is required to file periodic reports with the SEC.

Section 3.5 Internal Controls and Procedures.

(a) The Company has established, implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The principal executive officer and principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and Rule 13a-15 under the Exchange Act, and the statements contained in all such certifications were as of their respective dates made true, complete and correct. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. To the Knowledge of the Company, from December 31, 2010 to the date hereof, the Company has not failed to disclose to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since December 31, 2010 through the date of this Agreement, (i) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any director, officer, or auditor of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2012 (or the notes thereto or as disclosed in the December 31, 2011 audited consolidated balance sheet of the Company and its Subsidiaries or the notes thereto), (b) as permitted or contemplated by this Agreement and (c) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are, and since December 31, 2010 have been, in compliance with, and are not, and since December 31, 2010 have not been, in default under or in violation of any applicable federal, state, local, municipal, common law, international or foreign law, statute, treaty, ordinance, rule, regulation, judgment, order, injunction, mandatory policy, binding directive, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity (the “Company Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) since December 31, 2010, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees against the Company or any of the Company’s Subsidiaries of, or before, any Governmental Entity, in each case, arising under Environmental Law and (iii) to the Knowledge of the Company, there has been no treatment, storage or release of any Hazardous Substance in violation of any applicable Environmental Law from any properties owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased by the Company or any of its Subsidiaries.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.8 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a)(i) of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plans” means all employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) and other than any Company Foreign Plan (as defined below)), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has any liability, contingent or otherwise. For purposes of this Agreement, the term “Company Foreign Plan” means each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and that would have been treated as a

Company Benefit Plan had it been a United States plan, program or contract. Section 3.9(a)(ii) of the Company Disclosure Letter lists all Company Foreign Plans with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liabilities.

(b) The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans and Company Foreign Plans and material related documents, including, but not limited to, (i) each plan document (or, if not written, a written summary of its material terms), including all amendments thereto and proposed amendments whether or not yet communicated to employees; (ii) all summary plan descriptions; (iii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iv) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan; (v) any material correspondence with, and all non-routine filings made with any Governmental Entity and (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (in the case of each of clauses (i) through (vi) if applicable).

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (viii) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts, assets or fiduciaries (in that Person’s capacity as a fiduciary of such Company Benefit Plan) related thereto that could reasonably be expected to result in any liability of the Company or any of its Subsidiaries; (ix) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened, by the Internal Revenue Service, Department of Labor, or other Governmental Entity with respect to any Company Benefit Plan; (x) no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan; (xi) each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required; and (xii) none of the Company or any of its Subsidiaries has any material liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company or any of its Subsidiaries (each, a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Company Benefit Plan. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of benefits or compensation due to any such employee, consultant or officer, except as provided in this Agreement, including, without limitation, Section 2.3 hereof, or (iii) result in any payment or benefit that will or may be made by the Company or its Subsidiaries that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Company Foreign Plans (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(f) The representations and warranties set forth in this Section 3.9 are the Company’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.10 Absence of Certain Changes or Events. From December 31, 2011 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) there has not been any event or effect that, individually or in the aggregate, has had a Company Material Adverse Effect and (iii) except as set forth in Section 3.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have taken any actions that would have been prohibited by Section 5.1(b) (exclusive of Section 5.1(b)(iii) and Section 5.1(b)(xiv)) if such actions were taken on or after the date of this Agreement.

Section 3.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries that would, individually or in the aggregate, have a Company Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.12 Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, as each may be amended or supplemented, the “Proxy Statement”) and the Schedule 13E-3 to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement and the Schedule 13E-3 to comply in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.13 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes shown to be due on such Tax Returns, except, in the case of clauses (i) and (ii), with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) there are no liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (vii) neither the Company nor any of its Subsidiaries (1) has received or applied for a Tax ruling from the U.S. Internal Revenue Service or entered into a “closing agreement” pursuant to Section

7121 of the Code (or any predecessor provision or any comparable provision of state, local or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (2) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and any of its Subsidiaries or (y) not primarily relating to Taxes and entered into in the ordinary course of business; (viii) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law); (ix) neither the Company nor any of its Subsidiaries is a party to any currently effective waiver or other agreement extending the statute of limitation or period of assessment or collection of any material Taxes; and (x) each of the Company and its Subsidiaries, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all material amounts required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign Law).

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than in Sections 3.9 or 3.13(a).

Section 3.14 Labor Matters. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) or equivalent applicable Law in any other jurisdiction in which the Company or any of its Subsidiaries operates, as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby) that would not, individually or in the aggregate, have a Company Material Adverse Effect. It is agreed and understood that no representation or warranty is made in respect of labor matters in any Section of this Agreement other than this Section 3.14.

Section 3.15 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, Software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property”) as are used or otherwise necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries will continue to own or have a right to use in all material respects all such Intellectual Property used or otherwise necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries following the Closing. To the Knowledge of the Company, and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the past three (3) years and (ii) no third party is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b) Section 3.15(b) of the Company Disclosure Letter contains a list as of the date of this Agreement of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all United States and material foreign patents and patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same and (iv) all material registered domain names, in each case owned by the Company and its Subsidiaries.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of the Company, threatened that (i) challenge or question the validity of or the Company’s ownership or right to use Intellectual Property of the Company or any of its Subsidiaries, or (ii) assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property of a third party.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in all Intellectual Property owned by them, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned or held by the Company and its Subsidiaries and used in the conduct of the business. To the Knowledge of the Company, and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, such confidential information has not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which have not been breached.

(e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, during the past three (3) years, to the Knowledge of the Company, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of Intellectual Property owned by the Company and its Subsidiaries (i) have been and are a party to “work-for-hire” arrangements with the Company or one of its Subsidiaries or (ii) have assigned to the Company or one of its Subsidiaries ownership of all tangible and intangible property arising in connection with the conception or development of such Intellectual Property.

(f) The Company’s and its Subsidiaries’ respective products and services do not make use of any Software in a manner that would, with respect to such products and services, impose any condition on the right of the Company or any of its Subsidiaries to use or exploit the same or obligate the Company or any of its Subsidiaries to (i) disclose or distribute in source code form any portion thereof, (ii) license or offer on a royalty-free basis any portion thereof, or (iii) grant any patent rights or rights to modify or reverse engineer; provided, that the foregoing representation is made solely to the Knowledge of the Company with respect to any Software acquired by the Company in its recently completed acquisition of Archives.com.

Section 3.16 Privacy and Security Matters.

(a) The Company has delivered to Parent a copy of the terms and conditions of use, privacy policies and similar policies currently or previously posted on any website maintained by or on behalf of the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance in all material respects with all such policies (such policies including internal policies not disseminated to the public) and all Privacy Laws applicable to the Company and each of its Subsidiaries and (ii) the transactions contemplated by this Agreement will not violate the terms of any such policy or Privacy Law. Except as would not have a Company Material Adverse Effect and except as set forth in the privacy policies delivered to Parent, the Company and each of its Subsidiaries do not use or collect any personally identifiable information or Personal Data from their end users or website users. The Company has taken commercially reasonable steps to ensure that the Company and each of its Subsidiaries do not use or intentionally collect or receive personally identifiable information or Personal Data from children less than thirteen years of age in violation of the Children’s Online Privacy Protection Act. Neither the Company nor any of its Subsidiaries has received any written notice or complaint from any Governmental Authority or, to the Knowledge of the Company, any other third party relating to or alleging any improper use, collection or protection by the Company or any of its Subsidiaries of personally identifiable information or Personal Data or non-compliance with any of the aforementioned policies or applicable Laws relating thereto.

(b) The Company has taken commercially reasonable efforts to ensure the confidentiality and security of any systems, Software, databases, networks and websites utilized by or on behalf of the Company in connection with the conduct of its business and any information stored or contained therein or transmitted thereby (“Company IT Assets”) from unauthorized or improper access and, except as would not have a Company Material Adverse Effect, there has been no unauthorized or improper access to the Company IT Assets. Except as would not have a Company Material Adverse Effect, the Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries, and have not materially malfunctioned or failed within the past three (3) years. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with and have at all times complied with all requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all such cardholder data that has come into its possession. To the Company’s Knowledge, there has never been a material security breach involving any such cardholder data. No material breach, deficiency or non-compliance was identified in the most recent audit of the Company relating to compliance with PCI DSS.

Section 3.17 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties (the “Leased Real Property”), except for properties and assets that have been disposed of in the ordinary course of business since December 31, 2011, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Company or a Subsidiary of the Company as of the date hereof) and (ii), none of the Company or its Subsidiaries have received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof.

Section 3.18 Opinion of Financial Advisors. The Board of Directors has received the opinion of Qatalyst Partners LP (“Qatalyst”), dated as of the date of this Agreement, to the effect that, subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion has been provided to Parent or, if a written opinion is not available as of the date of this Agreement, will be provided to Parent promptly after the date of this Agreement.

Section 3.19 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of holders of securities of the Company which is required to approve this Agreement and consummation of the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).

Section 3.20 Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents, Company Benefit Plans or as set forth in Section 3.20 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000;

(iv) is a settlement, conciliation or similar agreement (x) with any Governmental Authority or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement;

(v) is a lease for the Leased Real Property with annual lease payments in excess of $1,000,000;

(vi) (A) limits or purports to limit the right of the Company or any of its Subsidiaries or Affiliates to engage or compete in any line of business or to compete with any Person or operate in any location, (B) contains exclusivity obligations or similar restrictions binding on and material to the Company or any of its Subsidiaries or that would be binding on Parent or any of its Affiliates (other than the Company or any of its Subsidiaries) after the Closing, or (C) grants a most-favored nation status to any Person other than the Company or any of its Subsidiaries, in a manner that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) relates to an acquisition or disposition of any business, or all or substantially all of the assets or capital stock of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) entered into at any time during the last five (5) years or otherwise containing ongoing performance or “earn-out” or contingent payment obligations of the Company or any of its Subsidiaries (which, for the avoidance of doubt, shall not include amounts to be released out of escrow);

(viii) is a contract under which the Company or any of its Subsidiaries uses or has the right to use any Intellectual Property licensed from third parties that is material to the business of the Company and its Subsidiaries, taken as a whole;

(ix) is an indemnification agreement of the Company or its Subsidiaries with any of their respective directors, officers or employees; or

(x) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount that individually or in the aggregate is greater than $2,000,000.

Each Contract of the type described in this Section 3.20(a) is referred to herein as a “Company Material Contract.”

(b) A true and complete copy of each Company Material Contract has been made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (x) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (y) neither the Company nor any of its Subsidiaries has received any written notice or claim of default under any Company Material Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Company Material Contract.

Section 3.21 Insurance Policies. Except for matters that, individually or in the aggregate, have not had a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default of any of its insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of such policies, (c) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and, other than in connection with ordinary course renewals, there has been no written threat of termination of, alteration in coverage, or premium increase with respect to any such policies, and (d) other than in connection with ordinary course renewals, the Company has not received any written notice of termination, cancellation, or non-renewal with respect to any such policy.

Section 3.22 Related Party Transactions. Other than employment, compensation, expense reimbursement, indemnification or similar agreements or arrangements, no present or former director, officer or Affiliate (other than any Subsidiary of the Company) of the Company or any of its Subsidiaries (each of the foregoing, a “Related Party”) (a) is, or since December 31, 2010, has been, a party to any transaction, contract or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets, nor are there any of the foregoing currently proposed to the Company’s audit committee, or (b) has any interest in any property owned by the Company or any of its Subsidiaries, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (a “Related Party Transaction”) that has not been so disclosed. To the

Knowledge of the Company, as of the date of this Agreement, no Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any material supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has any material contract with the Company or any of its Subsidiaries, except for ownership not exceeding 5% of a publicly traded entity.

Section 3.23 Finders or Brokers; Fees. Except for Qatalyst, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. All expenses incurred by the Company in connection with the transactions contemplated by this Agreement, including fees payable to Qatalyst, the Company’s legal advisers and other professional advisers, shall not exceed the amount set forth on Section  3.23 of the Company Disclosure Letter.

Section 3.24 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.3 are true and correct, no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation (“Takeover Laws”) is applicable to the Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby. The actions by the Disinterested Company Directors in approving this Agreement and the Voting Agreement, and the transactions contemplated herein and therein, is sufficient to render inapplicable to this Agreement and the Voting Agreement, and the transactions contemplated herein and therein, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section  203 of the DGCL.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such Parent Disclosure Letter to such other section or subsection is reasonably apparent as to matters and items which are subject of the corresponding representation or warranty), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Merger, or to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) No vote of the holders of capital stock of Parent is necessary to approve this Agreement and the consummation of the transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the HSR Act, and any foreign antitrust filings as the Company and Parent determine are required to be filed, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Letter (collectively, clauses (i) through (v), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or violate or breach any provision of, the organizational or governing documents of Parent or any of its

Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b) and receipt of the Parent Approvals, contravene or conflict with, or violate or breach any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would, individually or in the aggregate, have a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries or Affiliates to be included in the Proxy Statement or the Schedule 13E-3 will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5 Financing.

(a) Parent has received and accepted an executed commitment letter dated October 21, 2012 and attached as Annex III (the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (the “Debt Financing Commitments”). The Debt Financing Commitments pursuant to the Debt Commitment Letter are collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent has received and accepted (i) executed commitment letters dated October 21, 2012 and attached as Annex IV (collectively, the “Equity Commitment Letters”) from certain Persons (collectively, the “Equity Investors”), pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (the “Equity Financing Commitments”) and (ii) executed contribution agreements and rollover agreements dated October 21, 2012 and attached as Annex V (the “Rollover Contribution Agreements” and, together with the Debt Commitment Letters and the Equity Commitment Letters, the “Commitment Letters”) from certain Persons (collectively, the

“Rollover Investors”), pursuant to which the Rollover Investors have committed, subject to the terms and conditions thereof, to contribute to Parent the amount of shares of Common Stock, Company Options or Company RSU Awards, as applicable, as set forth therein (the “Rollover Investment” and, together with the Debt Financing Commitments, and the Equity Financing Commitments, the “Financing Commitments”). The equity committed pursuant to the Equity Commitment Letters is collectively referred to in this Agreement as the “Equity Financing.” The Equity Financing, the Debt Financing and the Rollover Investment are collectively referred to as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and the fee letter referenced in the Debt Commitment Letter (the “Fee Letter”) (except that only the fee amounts, consent fees, price caps (including price caps in any securities demand provisions and economic “flex” provisions) set forth therein have been redacted).

(c) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders, the Equity Investors and the Rollover Investors to provide the Financing or any contingencies that would permit the Lenders, the Equity Investors or the Rollover Investors to reduce the total amount of the Financing. Assuming the satisfaction of the conditions set forth Section 6.1 and 6.3, the completion of the Marketing Period and the performance by the Company of its obligations under this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions and material terms to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Parent have Knowledge that any of the Lenders, Equity Investors or the Rollover Investors will not perform its obligations thereunder.

(d) The Financing, when funded in accordance with the Commitment Letters, shall provide Parent with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter and Fee Letter) sufficient for the satisfaction of Parent’s and Merger Sub’s obligations to pay the Merger Consideration and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation.

(e) The Commitment Letters are (i) valid and binding obligations of Parent and, to the Knowledge of Parent, of each of the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law) and (ii) in full force and effect. No event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. None of the Commitment Letters has been modified, amended or altered as of the date hereof, none of the Commitment Letters will be amended, modified or altered at any time through the Closing, except as permitted by Section 5.11(a) and none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded in any respect.

(f) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 4.6 Funding Agreement. Concurrently with the execution of this Agreement, the Sponsor has delivered to the Company the duly executed Funding Agreement. The Funding Agreement is in full force and effect and is a valid, binding and enforceable obligation of the Sponsor. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsor under the Funding Agreement.

Section 4.7 Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Finders or Brokers. Except for Morgan Stanley, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9 WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the employees of the Company and its Subsidiaries after the Closing that would require the service of notice under the WARN Act or similar local Laws.

Section 4.10 No Additional Representations.

(a) Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent and Merger Sub each acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company SEC Documents, as applicable), and neither the Company, its directors, officers, employees, agents or other representatives, nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, including the management presentation materials delivered to Parent, as subsequently updated, supplemented or amended (the “Confidential Information Memorandum”), or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the Data Room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to (i) the information set forth in the Confidential Information Memorandum or (ii) any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Confidential Information Memorandum, the Data Room or any management presentation. Parent, on its behalf and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters.

Section 4.11 Certain Arrangements. Other than the Voting Agreement or as set forth in Section 4.11 of the Parent Disclosure Letter, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub the Sponsor or any of their controlling or controlled Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock or any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Company after the Effective Time.

Section 4.12 Investment. None of Parent, Merger Sub, the Sponsor or any of their respective Subsidiaries or controlling or controlled Affiliates has an interest greater than five percent (5%) in a Person that owns, controls, or operates a business engaged in any of the lines of business in which the Company or any of its Subsidiaries is engaged.

Section 4.13 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL, assuming that the Disinterested Company Directors have approved this Agreement and the Voting Agreement, and the transactions contemplated herein and therein.

Section 4.14 Solvency. On the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and the Financing) and assuming the accuracy in all material respects of the representations and warranties contained in Article III:

(a) the fair saleable value (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, shall be greater than the total amount of their liabilities, taken as a whole, (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b) the Surviving Corporation and its Subsidiaries shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(c) the Surviving Corporation and its Subsidiaries shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (it being agreed that Parent shall respond to any request for consent as promptly as reasonably practicable); (iii) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business in all material respects and the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to preserve in all material respects its business organization and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, officers and employees. The Company shall take the actions set forth on Section 5.1(a)(ii) of the Company Disclosure Schedules.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (it being agreed that Parent shall respond to any request for consent as promptly as reasonably practicable), the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by existing written agreements, Company Benefit Plans (including the 2012 Annual Performance Incentive Program a summary of the material terms of which is set forth on Section 5.5(d) of the Company Disclosure Letter) or Company Foreign Plans (and then only in accordance with the terms of such written agreements, Company Benefit Plans or Company Foreign Plans as of the date hereof), or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers, (B) except in the ordinary course of business, increase the compensation or other benefits payable or provided to the Company’s employees that are not directors or executive officers, (C) enter into any employment, change of control, severance or retention agreement with any employee of the Company or any of its Subsidiaries (except (1) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment that provide for payments less than $1,000,000 in the aggregate or (2) for employment agreements terminable on no more than 60 days’ notice without penalty), (D) establish, adopt, enter into or amend any Company Benefit Plan or plan, agreement or arrangement that would have been a Company Benefit Plan had it been in effect on the date hereof and except as otherwise permitted pursuant to clauses (A) through (C) of this Section 5.1(b)(iii), (E) terminate the employment of any employee identified on Section 5.1(b)(iii(E) of the Company Disclosure Letter, other than for cause, or (F) with respect to any employee identified on Section 5.1(b)(iii(F) of the Company Disclosure Letter, (1) terminate the employment of any such employee, other than for “Cause” or (2) take any action that results in such employee terminating employment with the Company for “Good Reason,” as “Cause” and “Good Reason” are defined in such employee’s employment agreement with the Company as in effect on the date of this Agreement;

(iv) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan;

(v) shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi) shall not, and shall not permit any of its Subsidiaries to, amend any provision of its certificate of incorporation or bylaws or similar applicable charter or organizational documents;

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, take any action to cause to be exercisable any otherwise unexercisable Company Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options or awards outstanding on the date hereof) or otherwise make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of its Subsidiaries or amend the terms of any securities of the Company or any of its Subsidiaries, other than issuances of shares of Common Stock in respect of any exercise of Company Options and settlement of any Company RSU Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b);

(viii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Common Stock from a holder of a Company Option or Company RSU Award in satisfaction of withholding obligations or in payment of the exercise price;

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b)(ix); or (C) indebtedness for borrowed money pursuant to the Existing Credit Facility not to exceed $5,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A) or (B);

(x) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its tangible properties or assets, including the capital stock of Subsidiaries, having a value in excess of $1,000,000, individually or in the aggregate, except (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(xi) shall not, and shall not permit any of its Subsidiaries to enter into, materially modify, materially amend, terminate or grant any material waiver under, any Company Material Contract or any contract that would constitute a Company Material Contract if entered into prior to the date hereof (other than the expiration or renewal of any Company Material Contract in accordance with its terms), except that the Company and any of its Subsidiaries may enter into agreements providing for acquisitions that would otherwise be permitted under clause (xiii);

(xii) shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election or take any material position on a Tax Return filed on or after the date of this Agreement or adopt any material method therein that is inconsistent with material elections made, positions taken or methods used in preparing or filing similar returns in prior periods, (B) file any amended Tax Return with respect to any material Tax, (C) make a material change in any method of Tax accounting, (D) settle, compromise, or enter into any closing agreement relating to any material Tax proceeding, (E) except in the ordinary course of business consistent with past practice, give or request any waiver of a statute of limitation with respect to any material Tax Return or (F) fail to timely file any material Tax Return or pay any material Taxes required to be paid;

(xiii) shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or all or a substantial portion of the assets of any Person (or business or division thereof), other than (A) transactions that would be permissible under clause (xiv) below or (B) acquisitions that do not exceed $2,500,000 in the aggregate;

(xiv) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure in excess of $1,000,000 other than as contemplated by the capital expenditures budget of the Company set forth in Section 5.1(b)(xiv) of the Company Disclosure Letter;

(xv) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xvi) shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy (A) any Transaction Litigation or (B) any other Action, other than, with respect to this clause (B), in the ordinary course of business that involve only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate;

(xvii) enter into, amend, modify or terminate, or grant any waiver under, any Related Party Transaction, other than in the ordinary course of business on terms, taken as a whole, no less favorable to the Company or its Subsidiary (as applicable) than terms that would be obtained from an unaffiliated third party;

(xviii) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof; and

(xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Between the date hereof and the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.2 Access.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent and the Lenders and to its and their officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, contracts, commitments, books and records, other than, subject to Section 5.3, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The foregoing notwithstanding, the Company shall not be required to afford such access if it would (w) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (x) violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality, so long as the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such access, (y) cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or (z) constitute a violation of any applicable Law.

(b) Parent hereby agrees that all information provided to it or any Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of May 17, 2012, between the Company and Permira Advisers LLC (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) Subject to the provisions of this Section 5.3, the Company shall and shall cause each of its Subsidiaries and each of their respective Affiliates and Representatives to (i) immediately cease and cause to be terminated any and all solicitation or intentional encouragement of Alternative Proposals from, and discussions or negotiations with respect to Alternative Proposals with, any Person conducted prior to the execution of this Agreement by the Company, any Subsidiary of the Company or any of its or their respective Affiliates or Representatives and (ii) promptly request any such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries in accordance with the applicable confidentiality agreement between the Company and such Person. Subject to the provisions of this Section 5.3, the Company shall not and shall cause each of its Subsidiaries and each of their respective Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate, cooperate with, or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any offer that constitutes, or could reasonably be expected to constitute, an Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any Person that has made or, to the Company’s Knowledge, is considering making, an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any Person that has made or, to the Company’s Knowledge, is considering making an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal, (v) enter into any letter of intent, agreement, contract or agreement in principle regarding an Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(d), an “Alternative Acquisition Agreement”)), (vi) take any action to make the provisions of any Takeover Laws inapplicable to any transaction contemplated by an Alternative Proposal, (vii) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality or similar agreement entered into by the Company in respect of or in contemplation of an Alternative Proposal (provided that the Company may fail to enforce and waive any standstill or similar provision) or (viii) publicly propose to do any of the foregoing (other than disclosure of the terms of this Agreement).

(b) From and after the date of this Agreement, the Company shall promptly notify Parent after it or any of its Subsidiaries has received any request for discussions or negotiations, any request for access to the properties or books and records of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries or any of their respective Representatives is or has become aware, or any request for information relating to the Company or any of its Subsidiaries, in each case, in connection with an Alternative Proposal or any proposal, inquiry, offer or request relating to or constituting an Alternative Proposal. Such notice to Parent shall indicate the identity of the Person making such proposal or request and the material terms and conditions of such proposal, if any. Following the date hereof, the Company shall keep Parent informed on a current basis (and in any event within 24 hours) of any material developments, discussions or negotiations regarding any Alternative Proposals (whether made before or after the date hereof) or any material change to the financial or other terms of any such Alternative Proposal.

(c) Except as expressly permitted by this Section 5.3, the Board of Directors shall not (i)(A) fail to include the Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, the Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company an Alternative Proposal or (E) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (actions prohibited this clause (i) being referred to as a “Change of Recommendation”) or (ii) authorize, cause or permit the Company or any Subsidiary of the Company to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the adoption of this Agreement by the Company’s stockholders:

(i) if (A) the Company receives a written bona fide Alternative Proposal which the Board of Directors determines in good faith, after consultation with its financial advisers and outside legal counsel, is or would reasonably be expected to result in, a Superior Proposal and (B) the Company has not breached in any material respect Section 5.3(a), the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal without the prior written consent of the Board of Directors); provided, that the Company shall as promptly as practicable provide to Parent any nonpublic information concerning the Company and its Subsidiaries that is provided to a third party given such access which was not previously provided to Parent or its Representatives, and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal; provided, that the Company shall as promptly as practicable provide to Parent a copy of any Alternative Proposal made to the Company or any of its Subsidiaries; and

(ii) in response to an Alternative Proposal, the Board of Directors may effect a Change of Recommendation but only if prior to taking any such action:

(1) the Board of Directors determines in good faith, after consultation with its financial advisers and outside legal counsel, that such Alternative Proposal is a Superior Proposal (taking into account any adjustment or revisions proposed by Parent in response to such Alternative Proposal (including pursuant to clause (3) below));

(2) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to effect a Change of Recommendation (the “Negotiation Period”) and has contemporaneously provided to Parent a copy of such Superior Proposal and each of the relevant proposed transaction agreements to be entered into by the Company with the third party making such Superior Proposal;

(3) during the Negotiation Period, the Company has negotiated in good faith with Parent to the extent Parent wishes to negotiate, to enable Parent to revise the terms and conditions of this Agreement and/or the terms of the Financing, and either (x) prior to the expiration of the Negotiation Period, Parent shall not have proposed revisions to the terms and conditions of this Agreement, or (y) if Parent within such period shall have proposed revisions to the terms of this Agreement, the Board of Directors, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the third party’s Alternative Proposal remains a Superior Proposal with respect to Parent’s revised proposal; provided, that each time material modifications to the material terms of an Alternative Proposal determined to be a Superior Proposal are made, the Negotiation Period shall be extended for two (2) Business Days after written notification of such change to Parent shall have been provided (which notification shall include a copy or description of the Superior Proposal with such material modifications);

(4) in light of such Superior Proposal, following the expiration of the Negotiation Period, the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law; and

(5) the Company shall not have breached in any material respect this Section 5.3; in which event, following the satisfaction of each of the foregoing clauses (1) through (5), the Company may terminate this Agreement pursuant to Section 7.1(h); provided that prior to or substantially concurrent with such termination the Company shall have entered into a definitive agreement with respect to such Superior Proposal.

(e) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the adoption of this Agreement by the Company’s stockholders, other than in connection with an Alternative Proposal, the Board of Directors may effect a Change of Recommendation in response to an Intervening Event, but only if prior to taking any such action:

(i) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties under applicable Law (taking into account any adjustment or revisions proposed by Parent (including pursuant to clause (iii) below));

(ii) the Board of Directors has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify in detail the basis for the Change of Recommendation;

(iii) during such five (5) Business Day period, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would obviate the need for taking such action; and

(iv) following such five (5) Business Day period, the Board of Directors shall have determined in good faith, after consultation with its financial advisers and outside legal counsel, that the revisions proposed by Parent pursuant to the foregoing clause (iii) would not obviate the need for a Change of Recommendation in response to such Intervening Event.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(g) As used in this Agreement, “Alternative Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of twenty percent (20%)

or more of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock.

(h) As used in this Agreement, “Superior Proposal” shall mean a written Alternative Proposal, substituting “fifty percent (50%)” for “twenty percent (20%),” that the Board of Directors determines in good faith, after consultation with the Company’s financial advisers and outside legal counsel, and considering such factors as the Board of Directors considers to be appropriate, (x) to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement and (y) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of the proposal, including, to the extent debt financing is required, whether such proposal is fully financed by means of an executed customary commitment letter from a reputable Person that has agreed to provide or cause to be provided the amounts set forth therein or by preexisting debt facilities.

(i) As used in this Agreement, “Intervening Event” shall mean a fact, event, change, development or set of circumstances material to the Company and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or any of its Subsidiaries) that was not known to the Board of Directors as of or prior to the date of this Agreement.

Section 5.4 Filings; Other Actions.

(a) As promptly as practicable after the execution of this Agreement (but no later than 10 (ten) Business Days after the date hereof), subject to the receipt from Parent and Merger Sub of the information described in the second sentence of this clause (a), the Company shall prepare (in consultation with Parent and after taking into account any comments made by Parent) and file with the SEC (i) the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation and (ii) a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”), and shall use all commercially reasonable efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement and the Schedule 13E-3 and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement. Parent and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and the Schedule 13E-3, or that is customarily included in a proxy statement or a Schedule 13E-3 prepared in connection with transactions of the type contemplated by this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Schedule 13E-3. If at any time prior to the Company Meeting any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement, Schedule 13E-3 or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, no misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or making the other filings (including the Schedule 13E-3) (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent in good faith. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Company Meeting as promptly as practicable, and in no event more than five (5) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be selected after reasonable consultation with Parent, and (ii) subject to a Change of Recommendation in accordance with Section 5.3, use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby.

Section 5.5 Employee Matters.

(a) From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Company Benefit Plans, Company Foreign Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall be construed as prohibiting the amendment or termination of any of the foregoing in accordance with its terms. For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries (“Company Employees”) (i) base compensation and bonus opportunities (taking into account equity-based compensation granted by Parent or its Affiliates, which, for the avoidance of doubt, does not include any equity granted in connection with a Rollover Investment), that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time and (ii) all other compensation and benefits (excluding equity-based compensation) that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (A) Parent shall or shall cause the Surviving Corporation to provide to each Company Employee whose employment terminates during the one-year period following the Effective Time severance benefits equal to the severance benefits provided for under the Company’s severance arrangements in effect immediately prior to the Effective Time and (B) during such one-year period following the Effective Time, severance benefits offered to each Company

Employee shall be determined without taking into account any reduction after the Effective Time in compensation paid to such Company Employee.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan or Company Foreign Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans or the Company Foreign Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(d) If the Company has not paid the annual bonuses in respect of calendar year 2012 based on the Company’s Annual 2012 Performance Incentive Program a summary of the material terms of which is described on Section 5.5(d) of the Company Disclosure Letter (“2012 Annual Bonuses”) prior to the Effective Time, then, no later than February 15, 2013, Parent shall cause to be paid to each Company Employee who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who participates in a Company annual bonus or incentive plan in respect of calendar year 2012, such Company Employee’s 2012 Annual Bonus based on actual performance levels; provided, however, that senior management of the Company as of the date of this Agreement may determine in its sole discretion to reduce or eliminate the 2012 Annual Bonus for any Company Employee whose employment with the Company terminates prior to the payment of the 2012 Annual Bonuses.

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided (including for the avoidance of doubt Section 5.1(a) of the Company Disclosure Letter) and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and such filings Parent and the Company shall agree upon, and with respect to such filings, Parent and the Company shall request early termination of any applicable waiting period under the HSR Act, and use all commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use all reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly, but in no event later than twenty (20) Business Days after the date hereof, making the filing under the Irish Competition Act of 2002 as amended, and under the Italian Competition Law (Law No. 287/1990), provided, that the Company, Parent and Merger Sub respond promptly to any information requests regarding the preparation of such filings, and any other such filings and timely obtaining all applicable consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as reasonably practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity, and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be reasonably necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States

Department of Justice or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date); provided, that notwithstanding the foregoing, nothing contained in this Agreement shall require or obligate Parent or any of its Subsidiaries or Affiliates to, and neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, (x) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licenses or disposition of any assets, products, rights, services, licenses or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries or any interest or interests therein or (y) otherwise take or commit to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, products, services, rights, licenses, product lines or assets or any interest or interests therein if such action would (a) be reasonably likely to have a material adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its Subsidiaries, taken as a whole or (b) materially impair the benefits, taken as a whole, Parent reasonably expected to derive from the Merger and the other transactions contemplated by this Agreement; and provided, further that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs. Except as otherwise permitted under this Agreement (including for the avoidance of doubt Section 5.1(a) of the Company Disclosure Letter), the Company, Parent and Merger Sub shall not (and shall cause their Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

(c) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 5.6, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Actions commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party or any of its Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) or (iii) if such party becomes aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a breach of this Agreement by the other party or the occurrence or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied; provided that the delivery of any notice pursuant to this Section 5.6(e) shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The Company, Parent and Merger Sub will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Authority; provided that the restrictions in this Section 5.8 shall not apply to any Company communication regarding an Alternative Proposal or a Change of Recommendation. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services was at the request or for the benefit of the Company); provided, that any Person to whom any funds are advanced pursuant to the foregoing must provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the Company shall not pay in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of such “tail” policy. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) Parent shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Financing.

(a) Parent shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect the Commitment Letters, (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent in all material respects with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in the Fee Letter) or, if available, on other terms that would not adversely impact the ability of Parent to consummate the transactions contemplated hereby and (iii) satisfying all conditions applicable to Parent and its Subsidiaries to obtaining the Financing. In the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied, Parent shall use its reasonable best efforts to cause the Lenders, Equity Investors and the Rollover Investors to fund the Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (including by seeking to enforce its rights under the Financing Commitments and Definitive Agreements in the event of a breach by the other parties thereto). Parent shall comply with its obligations, and enforce its rights, under the Commitment Letters in a timely and diligent manner. Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letters of which Parent has become aware or any termination of any of the Commitment Letters. Parent shall not, without the prior written consent of the Company, (A) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Commitment Letters if such amendment, modification, waiver, or replacement (w) would (i) add new (or adversely modify any existing) condition to the Financing Commitments or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or (ii) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (x) reduces the amount of the Debt Financing such that the aggregate funds that would be available to Parent and Merger Sub at the Closing (taking into account the Equity Financing and the Rollover Investment) would not be sufficient to satisfy Parent’s and Merger Sub’s obligations to pay the Merger Consideration and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation unless the Equity Financing and/or the Rollover Investment is increased by a corresponding amount, (y) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Commitment Letters as in effect on the date hereof or in the Definitive Agreements or (z) could reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement; or (B) terminate any Commitment Letter, unless such Commitment Letter is replaced in a manner consistent with the foregoing clause (A). Upon any such amendment, supplement or modification of the Debt Financing Commitments in accordance with this Section 5.11(a), the term “Debt Financing Commitments” shall mean the Debt Financing Commitments as so amended, supplemented or modified. In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent will (1) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative debt financing (in an amount sufficient, when taken together with other sources of funds available to Parent, including additional equity financing or rollover investments, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) on substantially equivalent or more favorable terms from the same or other sources and which would not prevent, impede or materially delay and would not reasonably be expected to prevent, impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor. In furtherance of and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, but the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 5.11(a)) are available on the terms and conditions described in the Debt Commitment Letter (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing. For the purposes of this Agreement, the terms “Debt Commitment Letter” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter and Debt Financing Commitment remaining in effect at the time in question). In the event that any portion of the Equity Financing becomes unavailable, regardless of the reason therefor, Parent will (1) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative equity financing (in an amount sufficient, when taken together with other sources of funds available to Parent, including additional debt financing or rollover investments, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) on substantially equivalent or more favorable terms from the same or other sources and which would not prevent, impede or materially delay and would not reasonably be expected to prevent, impede or materially delay the consummation of the Equity Financing or the transactions contemplated by this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the terms “Equity Commitment Letter” and “Equity Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Equity Commitment Letter and Equity Financing Commitment remaining in effect at the time in question). Parent shall provide the Company with prompt oral and written notice of (1) any material breach or default by any party to any Commitment Letters or the Definitive Agreements of which Parent becomes aware and (2) the receipt of any written notice or other written communication from any Lender, Equity Investor, Rollover Investor or other financing source with respect to any breach, default, termination or repudiation by any party to any Commitment Letters or the Definitive Agreements of any provision thereof. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, compliance by Parent with this Section 5.11 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(b) Prior to the Closing, the Company shall provide and shall use its reasonable best efforts to cause its officers, employees, consultants, agents, advisors, Affiliates and other representatives (“Representatives”), including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (including any offering or private placement of debt securities), including (i) furnishing Parent and the Lenders as promptly as practicable (and in any event in the case of quarterly or annual financial statements required pursuant to this Section 5.11(b) that have not been delivered to Parent prior to the date hereof, by a date that is not later than (A) 45 days after the end of the relevant fiscal quarter in respect of unaudited quarterly financial statements required pursuant to this Section 5.11(b) and (B) 90 days after the end of the relevant fiscal year in respect of audited financial statements required pursuant to this Section 5.11(b), as applicable) with financial information and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested (and updated as reasonably requested) by Parent to consummate the Financing and is customary to be included in (x) marketing materials for senior secured or unsecured indebtedness (or any documentation or deliverables in connection therewith) or (y) an offering document relating to a private placement of secured or unsecured high-yield debt securities under Rule 144A of the Securities Act, including data and other information that would be included customarily in such marketing materials and offering document (including the information required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities (which, for the avoidance of doubt, shall include the financial statements and pro forma financial information required by Item 9.01 of Form 8-K for the Company’s recently completed acquisition of Archives.com)), and all information and data that would be necessary for an investment bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with such offering (all such information in this clause (i), together with all such other information required by the Debt Financing Commitments, the “Required Information”; provided that the Required Information shall not include, and Parent shall be responsible for, any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and senior management, representatives or advisors, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, and assisting with the preparation of materials for rating agency presentations, roadshow presentations, offering memoranda, bank information memoranda and similar documents required in connection with the Debt Financing and otherwise reasonably cooperate in the marketing efforts related to the Debt Financing, (iii) using reasonable best efforts to obtain consents and customary comfort letters of independent accountants (including “negative assurance” comfort), legal opinions, surveys and title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act), (iv) using reasonable best efforts to assist in the preparation of a customary confidential information memorandum for the facilities and other customary marketing materials to be used in connection with the syndications reasonably deemed necessary by the lead arranger of the Debt Financing to complete a successful syndication pursuant to the terms of the Debt Commitment Letter, (v) using reasonable best efforts to help the Company procure a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the facilities contemplated by the Debt Commitment Letter from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public ratings for any of the facilities or notes issued in connection with the Debt Financing from each of S&P and Moody’s, (vi) assist in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters of the Company and its Subsidiaries on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral (including, for the avoidance of doubt, the delivery of stock certificates and stock powers with respect to outstanding shares of Subsidiaries of the Company prior to the Closing Date to be held in escrow pending the Closing) and taking all necessary corporate or other entity actions to facilitate all of the foregoing, (vii) at least three Business Days prior to the Closing Date, providing all documentation and other information about the Company as is reasonably requested by the Lenders with respect to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, provided that the request by Parent for such information is received by the Company at least five (5) Business Days prior to the Closing Date, and (viii) arranging for the repayment on the Closing Date of all of the Company’s and its Subsidiaries’ existing secured bank and unsecured notes facilities (including the Existing Credit Facility) and using reasonable best efforts to obtain customary pay-off letters, lien terminations, title transfers, and instruments of discharge or transfer relating to any collateral to be delivered at the Closing Date; provided in each case that none of the Company or its Subsidiaries shall be required to enter into any agreement that is not contingent upon the Closing. The foregoing notwithstanding, (A) neither the Company nor any Persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (B) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing and (C) none of the Company or its Subsidiaries nor any of their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Closing. Nothing contained in this Section 5.11(b) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.11(b) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries).

(c) If the Company at any point believes that it has delivered the Required Information in accordance with this Section 5.11, it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information unless Parent shall provide to Company within five (5) Business Days a written notice describing in reasonable detail what information that constitutes Required Information the Company has not delivered.

(d) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.11(d) shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment (or waiver in writing by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) No injunction or similar order by any court of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated, a filing shall have been made with respect to the Merger under the Italian Competition Law (Law No. 287/1990) and approval of the Merger shall have been received under the Irish Competition Act 2002 (as amended).

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality or Parent Material

Adverse Effect contained in such representations and warranties), individually or in the aggregate, has not had a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment (or waiver in writing by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3(a) and 3.23 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties), individually or in the aggregate, has not had a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there has not been any event or effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), (b) and (c) have been satisfied.

(e) The Company shall have delivered to Parent certificate, in the form and substance required under Treasury Regulation §§ 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not and has not been within the past five years a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or failure to use all commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time (except with respect to clause (h) below, whether before or after the adoption of this Agreement by stockholders of the Company and the sole stockholder of Merger Sub):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before April 21, 2013 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the failure to consummate the Merger on or before such date;

(c) by either the Company or Parent if any court of competent jurisdiction shall have issued or entered an injunction or similar order shall have been entered permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such efforts as may be required by Section 5.6 to prevent, oppose and remove such injunction;

(d) by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date or, if curable, is not cured with thirty (30) days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination, provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(g) by Parent, if (i) the Board of Directors shall have failed to include the Recommendation in the Proxy Statement or shall have effected a Change of Recommendation, (ii) the Company enters into an Alternative Acquisition Agreement, (iii) the Board of Directors approves or recommends any Alternative Proposal, (iv) the Company or the Board of Directors shall have publicly announced its intention to do any of the foregoing, (v) the Company intentionally and materially breaches any of its material obligations set forth in Section 5.3, which breach results in an Alternative Proposal that is publicly disclosed (either by the Company or any third party) and not withdrawn by the time of the Company Meeting, or (vi) a tender or exchange offer constituting an Alternative Proposal relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall have not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer;

(h) at any time prior to the date the Company Stockholder Approval is obtained, by the Company, in accordance with Section 5.3(d)(ii); provided, that substantially concurrent with such termination the Company shall tender payment to Parent of the Company Termination Fee pursuant to Section 7.3; and

(i) by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), and Parent and/or Merger Sub fail to consummate the Merger and the other transactions contemplated hereby on the date the Closing should have occurred pursuant to Section 1.2 and (ii) the Company has irrevocably confirmed in writing that all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or that it is willing to waive all unsatisfied conditions in Section 6.2 and it stands ready, willing and able to consummate the Closing on such date.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the provisions of the last two sentences of Section 5.11(b), the Funding Agreement and the provisions of Section 5.2(b), this Section 7.2, Section 7.3 and Article VIII will survive the termination hereof; provided, however, that if such termination shall result from the (i) failure of the Company to fulfill a condition to the performance of the obligations of Parent or (ii) failure of the Company to perform an agreement or covenant hereof, the Company shall not be relieved of any liability to Parent, whether in law or equity, as a result of such failure or breach.

Section 7.3 Termination Fee. Any provision in this Agreement to the contrary notwithstanding,

(a) In the event that:

(i)	after the date of this Agreement, any Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Meeting, (B) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b), 7.1(d) or 7.1(f) and (C) concurrently with or within nine (9) months after such termination, the Company shall have entered into a definitive agreement with respect to any Qualifying Transaction or consummates the transactions contemplated by a Qualifying Transaction (whether the Qualifying Transaction made prior to the Company Meeting or a different Qualifying Transaction);

(ii)	Parent shall have validly terminated this Agreement pursuant to Section 7.1(g); or

(iii)	the Company shall have validly terminated this Agreement pursuant to Section 7.1(h),

then, in any such event, the Company shall pay to Parent a fee of $37,800,000 in cash (the “Company Termination Fee”), by wire transfer of same day funds to one or more accounts designated by Parent, such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, in the case of clause (ii) above, within three (3) Business Days of such termination or, in the case of clause (iii) above, substantially concurrent with the termination by the Company pursuant to Section 7.1(h); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Following receipt by Parent of the Company Termination Fee in accordance with this Section 7.3, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or Merger Sub. Parent shall have the right to assign its right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(b) In the event that the Company shall have validly terminated this Agreement pursuant to Section 7.1(e) (at any time at which Parent was not entitled to terminate this Agreement pursuant to Section 7.1(f) or (g)) or 7.1(i), Parent shall cause to be paid to the Company a reverse termination fee of $75,600,000 in cash (the “Parent Termination Fee”), by wire transfer of same day funds to one or more accounts designated by the Company, such payment to be made no later than three (3) Business Days of such termination; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Following receipt by the Company of the Parent Termination Fee in accordance with this Section 7.3, Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company.

(c) If either party fails to timely pay an amount due pursuant to this Section 7.3, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(d) Notwithstanding anything to the contrary in this Agreement, in the event Parent and/or Merger Sub fail to effect the Closing (including due to the fact that the Debt Financing is not available to Parent) or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.5, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) (other than in connection with fraud for which all applicable legal and equitable remedies shall be available to the Company) against any Parent Related Party in respect of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letter, the Equity Commitment Letters, the Rollover Contribution Agreements and the Funding Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and collect, if due, (i) the Parent Termination Fee and (ii) any interest payable pursuant to Section 7.3(c), and upon payment of such amounts in accordance with this Section 7.3, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 8.5, (A) no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letter, the Equity Commitment Letters, the Rollover Contribution Agreements and the Funding Agreement) or any of the transactions contemplated hereby or thereby, (B) no Company Related Party shall be entitled to bring or maintain any Action against any Parent Related Party arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letter, the Equity Commitment Letters, the Rollover Contribution Agreements and the Funding Agreement) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its commercially reasonable efforts to cause any legal proceedings pending in connection with this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letter, the Equity Commitment Letters, the Rollover Contribution Agreements and the Funding Agreement) or any of the transactions contemplated hereby or thereby, to the extent maintained by any Company Related Party against any Parent Related Party to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) the amounts the Company is entitled to collect, if due, that are specified in clauses (i) and (ii) of this Section 7.3(d), together with an amount not to exceed $500,000 payable to the Company, its Subsidiaries and their respective Representatives pursuant to the last sentence of Section 5.11(b), are intended to serve as a cap on the maximum aggregate liability of Parent, Merger Sub and any Parent Related Party under this Agreement in the event Parent and Merger fail to effect the Closing in accordance with Section 1.2 of this Agreement or otherwise breach this Agreement or fail to perform hereunder and under no circumstances shall the Company be entitled to collect the Parent Termination Fee on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 8.5 and any money damages, including all or any portion of the Parent Termination Fee.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that (x) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 (including applicable SEC filing fees) shall be borne by the Company and (y) all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Notwithstanding the foregoing and without limiting Section 8.4(a), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders or any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to any Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

Section 8.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, subject to Section 8.5(b), in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

(b) Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letters and to cause Parent to effect the Closing in accordance with Section 1.2, in each case, only if (i) all conditions in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions, and other than those conditions the failure of which to be satisfied is caused by a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements contained in this Agreement), (ii) the Debt Financing (or alternative financing in accordance with Section 5.11) has been funded or will be funded on the date the Closing is required to have occurred pursuant to Section 1.2 upon consummation of the Rollover Investment and the delivery of a drawdown notice by Parent and/or notice from Parent that the Equity Financing will be funded at such date, (iii) Parent and/or Merger Sub fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (iv) the Company has confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded and the Rollover Investment is consummated, then the Closing will occur.

(c) Each party further agrees that, subject to Section 8.5(b) (x) they will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (y) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) While the Company may pursue both a grant of specific performance under this Section 8.5 and the payment of the Parent Termination Fee under Section 7.3(b), under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Parent Termination Fee.

Section 8.6 WAIVER OF JURY TRIAL. WITHOUT LIMITING SECTION 8.14 HEREOF, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

c/o Permira Advisers L.L.C.

64 Willow Place, Suite 101

Menlo Park, California 94025

Facsimile: (650) 853-0180

Attn: Brian Ruder

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Facsimile: (212) 859-4000

Attn: Robert Schwenkel & Brian Mangino

To the Company:

Ancestry.com Inc.

360 West 4800 North

Provo, Utah 84604

Facsimile: (801) 705-7023 (Howard Hochhauser); (801) 705-7026 (William Stern)

Attn: Howard Hochhauser, Chief Operating Officer and Chief Financial Officer

William Stern, General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: Andrew J. Nussbaum

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Except as contemplated by the last sentence of Section 7.3(a), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign all of their rights under this Agreement or any related documents to any Lender as collateral security. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (x) the right of the holders of the Common Stock and Company Options to receive the Merger Consideration in accordance with Article II and (y) Section 5.9 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the preceding sentence, the provisions of Sections 7.3(b), 7.3(d), 8.4(b), 8.6, 8.8 and 8.9 and this Section 8.10 (and the definitions in Section 8.15 related thereto and hereto) shall be enforceable by each Lender or Lender Related Party and its successors and assigns (and each is an intended third party beneficiary thereof) and the provisions of Section 8.14 (and the definitions in Section 8.15 related thereto) shall be enforceable by each Parent Related Party.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company or the sole stockholder of the Merger Sub, any provision of this Agreement may be amended (by action taken or authorized by their respective boards of directors, in the case of Company and Merger Sub) or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval or the adoption of this Agreement by the sole stockholder of Merger Sub, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, Sections 7.3(b), 7.3(d), 8.4(b), 8.6, 8.8, 8.10 and 8.14 and this Section 8.11 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Lender or a Lender Related Party without the prior written consent of such Lender or Lender Related Party.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 No Recourse. Without limiting any other provision in this Agreement and other than as set forth in the Funding Agreement:

(a) this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no Parent Related Party or Company Related Party who is not a party to this Agreement shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith;

(b) in no event shall the parties hereto or any of their respective Affiliates, and each party hereto agrees not to and to cause their Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party or Company Related Party, as applicable (other than Parent, Merger Sub or the Company, as applicable, in each such case, only pursuant to the terms of this Agreement and the Funding Agreement); and

(c) in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce the Debt Financing Commitments against, make any claims for breach of the Debt Financing Commitments against, or seek to recover monetary damages from, or otherwise sue, the Parent Related Parties (other than Parent and Merger Sub and, in each such case, only pursuant to the terms of this Agreement) for any reason, including without limitation in connection with the Debt Financing Commitments or the obligations of the Lenders thereunder.

Section 8.15 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“2012 Annual Bonuses” has the meaning set forth in Section 5.5(d).

“Action” has the meaning set forth in Section 5.9(b).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(a).

“Alternative Proposal” has the meaning set forth in Section 5.3(g).

“Board of Directors” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Utah or New York are authorized by law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change of Recommendation” has the meaning set forth in Section 5.3(c).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commitment Letters” has the meaning set forth in Section 4.5(b).

“Common Stock” has the meaning set forth in Section 2.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.5(a).

“Company Foreign Plan” has the meaning set forth in Section 3.9(a).

“Company IT Assets” has the meaning set forth in Section 3.16(b).

“Company Material Adverse Effect” has the meaning set forth in Section 3.1(a)

“Company Material Contract” has the meaning set forth in Section 3.20(a).

“Company Meeting” has the meaning set forth in Section 5.4(b).

“Company Option” means an option to purchase Shares.

“Company Permits” has the meaning set forth in Section 3.7(b).

“Company Related Parties” means the Company, its Subsidiaries and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, manangers, partners, agents, representatives, successors or assigns.

“Company RSU Award” means an award of restricted stock units that corresponds to Shares.

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.19.

“Company Termination Fee” has the meaning set forth in Section 7.3(a).

“Compliant” means, as of any time of determination, with respect to the Required Information, that such Required Information at such time (i) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, and (ii) includes all Required Information.

“Confidential Information Memorandum” has the meaning set forth in Section 4.10(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contingent Worker” has the meaning set forth in Section 3.9(c).

“Data Room” means the virtual data room hosted by Merrill DataSite that was established by the Company and its Representatives under the project name “Arbor 2012”.

“Debt Commitment Letter” has the meaning set forth in Section 4.5(a).

“Debt Financing” has the meaning set forth in Section 4.5(a).

“Debt Financing Commitments” has the meaning set forth in Section 4.5(a).

“Definitive Agreements” has the meaning set forth in Section 5.11(a).

“DGCL” has the meaning set forth in Section 1.1.

“Disinterested Company Directors” means the members of the Board of Directors, other than the Chief Executive Officer of the Company and any member of the Board of Directors who is an Affiliate of a party to a Rollover Contribution Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” has the meaning set forth in Section 3.8(b).

“Equity Commitment Letters” has the meaning set forth Section 4.5(b).

“Equity Financing” has the meaning set forth in Section 4.5(b).

“Equity Financing Commitments” has the meaning set forth in Section 4.5(b).

“Equity Investors” has the meaning set forth in Section 4.5(b).

“ERISA” has the meaning set forth in Section 3.9(a).

“ERISA Affiliate” has the meaning set forth in Section 3.9(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Existing Credit Facility” means that certain Credit Agreement, dated as of September 9, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Ancestry.com Operations Inc., as the borrower, Ancestry.com Inc., as a guarantor, the domestic subsidiaries of the borrower, as guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

“Fee Letter” has the meaning set forth in Section 4.5(b).

“Financing” has the meaning set forth in Section 4.5(b).

“Financing Commitments” has the meaning set forth in Section 4.5(b).

“Funding Agreement” has the meaning set forth in the Recitals.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local, municipal or foreign government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, whether federal, state, local, municipal, foreign or supranational, or any arbitral body or the NASDAQ.

“Hazardous Substance” has the meaning set forth in Section 3.8(c).

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Intellectual Property” has the meaning set forth in Section 3.15(a).

“Intervening Event” has the meaning set forth in Section 5.3(i).

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter.

“Law” or “Laws” has the meaning set forth in Section 3.7(a).

“Leased Real Property” has the meaning set forth in Section 3.17.

“Lender Related Party” means, with respect to the Lenders, any former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns of any of the Lenders.

“Lenders” has the meaning set forth in Section 4.5(a).

“Lien” means any mortgage, pledge, title defects, claims, changes, security interest, encumbrance or liens of any kind or nature.

“Losses” has the meaning set forth in Section 5.9(b).

“Marketing Period” means the first period of twenty (20) consecutive Business Days commencing after the date hereof and throughout and at the end of which (a) Parent shall have received the Required Information from the Company and the Required Information shall be Compliant, (b) the conditions set forth in Sections 6.1 and 6.3 are satisfied (except for Section 6.1(a) and other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing but subject to the satisfaction or waiver of such conditions, or the failure of which to be satisfied, is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement), (c) nothing has occurred and no condition exists that would reasonably be expected to cause any of the conditions set forth in Sections 6.1 and 6.3 to fail to be satisfied, assuming the Closing were to be scheduled for the last Business Day of the Marketing Period and (d) the Company has mailed or othewise made available the Proxy Statement to the stockholders of the Company; provided, that: (i) if any financial information for any fiscal quarter included in the applicable Required Information in use at such time becomes stale under Regulation S-X promulgated under the Securities Act, the Marketing Period shall not be deemed to have commenced unless and until the Company has furnished Parent with updated Required Information, (ii) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents, including Company SEC Documents filed after the date hereof, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm reasonably acceptable to Parent, or (B) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required in accordance with GAAP, (iii) if any Required Information is not Compliant at any time during such twenty (20) consecutive Business Days, the Marketing Period shall not be deemed to have commenced unless and until the Required Information is Compliant, (iv) if the Company shall have been delinquent in filing or furnishing any Company SEC Document, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured, and (v) if the Company has received any material accounting comments from the staff of the SEC on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, as such may be amended, the Marketing Period shall not be deemed to have commenced unless and until all such material accounting comments have been satisfactorily resolved with the SEC staff. Notwithstanding anything to the contrary herein, if the Marketing Period has not ended prior to December 21, 2012, it shall be deemed not to have commenced until after January 4, 2013; provided, further that such period shall not consider November 22, 2012 and November 23, 2012 as Business Days (it being understood that any period including such dates shall be deemed consecutive for purposes of the foregoing).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Moody’s” has the meaning set forth in Section 5.11(b).

“Multiemployer Plan” has the meaning set forth in Section 3.9(a).

“NASDAQ” means the NASDAQ Global Select Market.

“Negotiation Period” has the meaning set forth in Section 5.3(d)(ii).

“New Plans” has the meaning set forth in Section 5.5(b).

“Old Plans” has the meaning set forth in Section 5.5(b).

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Parent Related Parties” means Parent, Merger Sub, the Lenders, and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

“Parent Representatives” has the meaning set forth in Section 5.2(a).

“Parent Termination Fee” has the meaning set forth in Section 7.3(b).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“PCI DSS” has the meaning set forth in Section 3.16(b).

“Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (D) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), or (E) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company, that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and its Subsidiaries taken as a whole.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Personal Data” has the meaning given to it in European Union Directive 95/46/EC (EU Data Protection Directive).

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Privacy Laws” means all Laws applicable to privacy or data security, collection or dissemination, including the Health Insurance Portability and Accountability Act, the Federal Trade Commission Act, and the European Union Directive 95/46/EC (EU Data Protection Directive).

“Proxy Statement” has the meaning set forth in Section 3.12.

“Qatalyst” has the meaning set forth in Section 3.18.

“Qualifying Transaction” has the meaning set forth in Section 7.3(a).

“Recommendation” has the meaning set forth in Section 3.3(a).

“Related Party” has the meaning set forth in Section 3.22.

“Related Party Transaction” has the meaning set forth in Section 3.22.

“Representatives” has the meaning set forth in Section 5.11(b).

“Required Information” has the meaning set forth in Section 5.11(b).

“Rollover Contribution Agreements” has the meaning set forth in Section 4.5(b).

“Rollover Investment” has the meaning set forth in Section 4.5(b).

“Rollover Investors” has the meaning set forth in Section 4.5(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 13E-3” has the meaning set forth in Section 5.4(a).

“S&P” has the meaning set forth in Section 5.11(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 2.1(a).

“Software” means the manifestation, in tangible or physical (including digital) form, including in magnetic or other media, firmware and documentation, of computer programs and databases, including data therein, such computer programs and databases to include: (i) applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, flow diagrams, listings, microcode and source code and object code, (ii) Internet and intranet websites and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites and the contents and audiovisual displays of websites and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Specified Approvals” has the meaning set forth in Section 3.3(b).

“Sponsor” has the meaning set forth in the Recitals.

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(h).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” has the meaning set forth in Section 3.13(b)24.

“Tax Return” has the meaning set forth in Section 3.13(b).

“Taxes” has the meaning set forth in Section 3.13(b).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Transaction Litigation” has the meaning set forth in Section 5.6(e).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 3.14.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GLOBAL GENERATIONS INTERNATIONAL INC.

By:	/s/ Brian Ruder
	Name:	Brian Ruder
	Title:	President, Chief Executive Officer, and Secretary

GLOBAL GENERATIONS MERGER SUB INC.

By:	/s/ Brian Ruder
	Name:	Brian Ruder
	Title:	President, Chief Executive Officer, and Secretary

Signature Page to the Agreement and Plan of Merger

ANCESTRY.COM INC.

By:	/s/ Timothy Sullivan
	Name:	Timothy Sullivan
	Title:	President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Annex B

October 18, 2012

Board of Directors

Ancestry.com Inc.

360 West 4800 North

Provo, Utah 84604

Members of the Board:

We understand that Ancestry.com Inc. (the “Company”), Global Generations International Inc. (“Parent”) and Global Generations Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock of the Company (“Company Common Stock”), other than shares as to which dissenters’ rights have been perfected and shares held by the Company, Parent or Merger Sub, will be converted into the right to receive $32.00 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock, other than holders that are, or are affiliates of, investors or persons that have committed to become investors directly or indirectly in Parent, (the “Holders”) pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft, dated as of October 18, 2012, of the Merger Agreement (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information prepared by management of the Company, including financial projections and operating data of the Company (the “Company Projections”) and sensitivities thereto based on a range of alternative operating metrics that would result in less favorable financial performance of the Company (the “Sensitivities”), and we have discussed the Company Projections and Sensitivities with the management of the Company and the Board of Directors of the Company. Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. The management of the Company and the Board of Directors of the Company have advised us that the Company Projections as modified by the Sensitivities have been reasonably prepared, and for the purposes of this opinion we have at your direction assumed that the Sensitivities represent the best available estimates of the Company’s future performance. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Draft Merger Agreement, without any modification or delay. We also have assumed that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be

B-1

derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst and its affiliates and the Company, Parent, Permira Holdings Limited (“Permira”) or Spectrum Equity Investors pursuant to which compensation was received by Qatalyst or its affiliates; however Qatalyst and its affiliates may in the future provide investment banking and other financial services to the Company, Parent, Permira and Spectrum Equity and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation to any Holder as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

QATALYST PARTNERS LP

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Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the term “depository receipt” means a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and provided further that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand, as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that is entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation shall be a corporation of this state or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on [ ]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on [ ]. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ANCESTRY.COM INC. 360 WEST 4800 NORTH PROVO, UT 84604 M50597-TBD ANCESTRY.COM INC. Against Abstain For The Board of Directors recommends you vote FOR the following proposals: 1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of October 21, 2012, by and among the Company, Global Generations International, Inc., a Delaware corporation, and Global Generations Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent; ! ! ! ! ! ! 2. To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger; ! ! ! 3. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and 4. To act upon other business as may properly come before the special meeting (provided the Company does not know, at a reasonable time before the special meeting, that such matters are to be presented at the meeting) or any adjournment or postponement thereof. For address change/comments, mark here. (see reverse for instructions) ! ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. M50598-TBD THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANCESTRY.COM INC. The undersigned hereby appoints William Stern and Howard Hochhauser as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of Ancestry.com Inc. (the “Company”) which the undersigned is entitled to vote, with all powers which the undersigned would possess if present at the Special Meeting of Stockholders of the Company to be held on December 27, 2012 at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601 or at any adjournment or postponement thereof (the “Special Meeting”). Receipt of the Notice of the Special Meeting and Proxy Statement is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P.M. Eastern Time on December 26, 2012 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the Special Meeting. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting. Address Change/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side